                               20,000,000 Shares

                          INTERSIL HOLDING CORPORATION

                              Class A Common Stock

                               ------------------

     We are selling 20,000,000 shares of our Class A Common Stock. Prior to this offering, there has been no public market for our Class A Common Stock. Our Class A Common Stock has been approved for listing on The Nasdaq Stock Market's National Market under the symbol "ISIL."

     We have granted the underwriters an option to purchase a maximum of 2,000,000 additional shares to cover over-allotments of shares. Harris Corporation, one of our stockholders, has granted the underwiters an option to purchase a maximum of 1,000,000 additional shares to cover over-allotments of shares.

     INVESTING IN OUR CLASS A COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" ON PAGE 6.

                                                                           UNDERWRITING        PROCEEDS TO
                                                            PRICE TO       DISCOUNTS AND     INTERSIL HOLDING
                                                             PUBLIC        COMMISSIONS         CORPORATION
                                                          ------------     -------------     -----------------

Per Share.............................................       $25.00          $1.5625            $23.4375

Total.................................................    $500,000,000      $31,250,000        $ 468,750,000

     Delivery of the shares of Class A Common Stock will be made on or about March 1, 2000.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

CREDIT SUISSE FIRST BOSTON                                  SALOMON SMITH BARNEY

MERRILL LYNCH & CO.                  ROBERTSON STEPHENS                 SG COWEN

                  The date of this prospectus is February 24, 2000.

                               ------------------
                               TABLE OF CONTENTS

                                                 PAGE
                                                 ----

INDUSTRY DATA..................................     i
PROSPECTUS SUMMARY.............................     1
RISK FACTORS...................................     6
FORWARD-LOOKING STATEMENTS.....................    14
DEBT REPAYMENT AND PREFERRED STOCK CONVERSION
  TRANSACTIONS.................................    15
USE OF PROCEEDS................................    16
DIVIDEND POLICY................................    17
CAPITALIZATION.................................    17
DILUTION.......................................    18
UNAUDITED PRO FORMA COMBINED CONDENSED
  FINANCIAL STATEMENTS.........................    19
SELECTED HISTORICAL FINANCIAL DATA AND OTHER
  DATA.........................................    24
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS...................................    25

                                                 PAGE
                                                 ----
INDUSTRY OVERVIEW..............................    35
BUSINESS.......................................    37
MANAGEMENT.....................................    46
CERTAIN RELATIONSHIPS AND RELATED
  TRANSACTIONS.................................    51
PRINCIPAL AND SELLING STOCKHOLDERS.............    55
DESCRIPTION OF CAPITAL STOCK...................    57
DESCRIPTION OF CERTAIN INDEBTEDNESS............    61
SHARES ELIGIBLE FOR FUTURE SALE................    64
UNITED STATES TAX CONSEQUENCES TO
  NON-UNITED STATES HOLDERS....................    66
UNDERWRITING...................................    68
LEGAL MATTERS..................................    71
EXPERTS........................................    71
WHERE YOU CAN FIND MORE
  INFORMATION..................................    71
INDEX TO FINANCIAL STATEMENTS..................   F-1

                               ------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS PROSPECTUS MAY ONLY BE ACCURATE ON THE DATE OF THIS PROSPECTUS.

                                 INDUSTRY DATA

     In this prospectus, we rely on and refer to information regarding the semiconductor market and its segments and competitors from Dataquest, International Data Corporation, Semiconductor Industry Association, Worldwide Semiconductor Trade Statistics, Venture Development Corporation, Johari Associates, market research reports, analyst reports and other publicly available sources. The listed market research firms are not aware of and have not consented to being named in this prospectus. Although we believe that this information is reliable, we have not independently verified the accuracy and completeness of the information.

                               PROSPECTUS SUMMARY

     This summary may not contain all of the information that may be important to you. You should read this entire prospectus, including the financial data and related notes, before making an investment decision. Unless otherwise specifically stated, the information in this prospectus has been adjusted to reflect the conversion of all our 12% Series A Cumulative Compounding Preferred Stock into shares of Class A Common Stock and a 1 for 1.5 reverse stock split of our previously issued common stock, but does not take into account the possible sale of additional shares of Class A Common Stock to the underwriters pursuant to the underwriters' right to purchase additional shares to cover over-allotments. See "Debt Repayment and Preferred Stock Conversion Transactions."

                                    INTERSIL

     We are a systems oriented designer and manufacturer of analog and digital integrated circuits, which we refer to as integrated circuits or semiconductors, and discrete semiconductors for the communications and power management end-user markets.

     o Wireless--We are the industry leader in providing wireless local area networking semiconductor sets, which we refer to as our PRISM(R) chip set, based upon data published by Dataquest and International Data Corporation. The PRISM(R) chip set is our fastest growing product, which has applications in wireless networking for the business or home and in transmitting data to and from broadband home data gateways to multiple end-user applications.

     o Analog & Mixed-Signal--Our analog products include communications, analog and mixed-signal semiconductors that are used in wireless and wired data and voice communications products, power integrated circuits that perform multiple power management tasks, industry standard signal processing products that convert analog signals into digital format and digital signals into analog format and products that are used in communications satellites and military applications.

     o Discrete Power--Our discrete semiconductors perform single power management functions such as switching electricity on or off and are used in computing, communications and automotive applications.

Business Strategy

     Our business strategy is to utilize our core strengths to focus on high growth, higher margin end-markets through partnerships with industry leaders among our strategic customer base to quickly take our engineering and design capabilities to commercial levels. To achieve these goals, we develop systems level solutions that enhance the value of our products as they are designed and incorporated into our customers' products and we leverage our high quality of customer service as a means of differentiation from our competitors. We will continue to invest in products designed for high-growth communications applications. For calendar year 1999, approximately 88% of our research and development investment was related to integrated communications products.

Sales and Manufacturing

     We currently sell to many industry leaders in our targeted markets including Asustek, Bosch, Cisco, Compaq, Emerson, Dell, Intel, Nokia, Siemens, Sony and 3Com. We have been doing business with many of these industry leaders for over ten years. We are also an analog and discrete power semiconductor supplier to some of the world's largest semiconductor distributors, such as Avnet and Arrow Electronics, which allows us to expand our global reach to include the middle market and emerging technology companies. Our products are sold worldwide with about 53.5%, 24.6% and 21.9% of our revenues for fiscal year 1999 being derived from North America, Europe and Asia/Pacific, respectively. We service our customers through a dedicated sales force, about half of whom are domiciled outside North America. We own fabrication facilities, which we refer to as fabs, in Florida, Ohio and Pennsylvania, including our state-of-the-art 8-inch discrete power wafer fab in Mountaintop, Pennsylvania. We also have assembly and test facilities in Malaysia and Florida.

     Our principal executive office is located at 2401 Palm Bay Road NE, Palm Bay, Florida 32905, and our telephone number is (321) 724-7000.

                                  THE OFFERING

     The offering information provided below assumes that the underwriters' over-allotment option is not exercised and excludes:

     o shares of common stock reserved for issuance under our 1999 Equity Compensation Plan, under which options to purchase 1,549,333 shares were outstanding as of December 31, 1999 at a weighted average exercise price of $2.25 per share, vesting 20% per year over five years, with 20% becoming vested upon the closing of this offering,

     o warrants outstanding to purchase 5,925,931 shares at an exercise price of $0.0015 per share (reduced from 7,407,413 shares upon repayment in full of the 13.5% Subordinated Holding PIK Note due 2010 with the proceeds of this offering) and

     o options to purchase 900 shares of our 12% Series A Cumulative Compounding Preferred Stock, which will be converted into options to purchase 40,881 shares of common stock upon completion of this offering.

Class A Common Stock offered..............  20,000,000 shares

Common stock to be outstanding after this
  offering................................  39,554,703 shares of Class A Common Stock
                                            49,746,482 shares of Class B Common Stock
    ----------
Total.....................................  89,301,185 shares of common stock
    ==========
Voting rights.............................  Holders of Class A Common Stock are entitled to one vote per share on all matters submitted to a vote of the stockholders. Our Restated
                                            Certificate of Incorporation provides for cumulative voting in elections of directors. Holders of Class B Common Stock have no voting rights.

Other rights..............................  Except as to voting and conversion rights, each class of common stock has the same rights. Shares of each class of common stock are convertible on a one-to-one basis into shares of the other class of common stock at the option of the holder.

Use of proceeds...........................  We intend to use the net proceeds of this offering to:

                                            o  repay indebtedness, a substantial portion of which was incurred to fund the acquisition of the semiconductor business from Harris
                                               Corporation, including:

                                               o  amounts under our senior credit facilities and our 13 1/4% Senior
                                                  Subordinated Notes due 2009;

                                               o  all outstanding amounts under our 13.5% Subordinated Holding PIK
                                                  Note due 2010 and our 11.13% Seller Holding PIK Note due 2010; and

                                            o pay fees and expenses of this offering.

Nasdaq National Market symbol.............  ISIL

                                  RISK FACTORS

     Investing in the securities involves substantial risks. See the "Risk Factors" section of this prospectus for a description of some of the risks you should carefully consider before investing in the securities.

                  SUMMARY HISTORICAL, PRO FORMA AND OTHER DATA

     The following summary historical financial data for the fiscal years ended June 27, 1997, July 3, 1998 and July 2, 1999 for Intersil Holding were derived from our predecessor's audited consolidated financial statements included elsewhere in this prospectus, except for revenue categorized by product line (Analog & Mixed-Signal, Discrete Power and Wireless), which were derived from our books and records. The balance sheet data as of December 31, 1999 (Successor) have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus, and include, in the opinion of management, all adjustments necessary to present fairly the balance sheet data at the time. The summary pro forma financial information for the fiscal year 1999 (predecessor), six months ended January 1, 1999 (predecessor) and combined six months ended December 31, 1999 (6 weeks ended August 13, 1999 (predecessor) and 20 weeks ended December 31, 1999 (successor)) were derived from our pro forma unaudited consolidated financial statements included elsewhere in this prospectus.

     During the period covered by our consolidated financial statements, our activities were conducted as part of Harris' overall operations. Accordingly, our consolidated financial statements contain various allocations for costs and expenses attributable to services provided by Harris. Therefore, the Consolidated Statement of Operations may not be indicative of the results of operations that would have resulted if we had operated on a stand-alone basis.

     Since the information in the tables below is a summary, you should read the following tables in conjunction with other information contained under the captions "Unaudited Pro Forma Combined Condensed Financial Statements," "Capitalization," "Selected Historical Financial Data," "Forward Looking Statements," "Risk Factors--Risks Related to Use of Estimates in Pro Forma Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and with our financial statements and related notes and other financial information contained elsewhere in this prospectus.

                                                                                              PRO FORMA
                                                                                           AS ADJUSTED (1)
                                                                                 ------------------------------------
                                                                                                SIX MONTHS ENDED
                                                          HISTORICAL                       --------------------------
                                                  ---------------------------                            COMBINED
                                                  FISCAL     FISCAL    FISCAL    FISCAL    JANUARY 1,    DECEMBER 31,
                                                   1997       1998      1999      1999       1999          1999
                                                  -------    ------    ------    ------    ----------    ------------
                                                         (PREDECESSOR)              (PREDECESSOR)
                                                                (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Revenue:
  Analog & Mixed-Signal........................   $ 384.4    $390.4    $352.8    $352.8      $166.0         $176.8
  Discrete Power...............................     154.5     176.4     161.6     161.6        73.3           99.7
  Wireless.....................................       6.4      10.0      18.3      18.3         7.3           15.5
                                                  -------    ------    ------    ------      ------         ------
Total revenue..................................   $ 545.3    $576.8    $532.7    $532.7      $246.6         $292.0
                                                  =======    ======    ======    ======      ======         ======

Gross margin(2)................................   $ 199.3    $207.5    $182.9    $197.3      $ 88.2         $111.7
Research and development.......................      75.2      75.1      67.0      67.0        29.7           34.5
Selling, administrative and general............      99.3      98.2      84.0      87.0        42.9           49.5
Harris corporate expense allocation............      10.0      10.0       9.3        --          --             --
Intangible amortization........................       2.3       2.3       2.4      12.7         6.2            5.4
In-process research and development............        --        --        --        --          --           20.2
                                                  -------    ------    ------    ------      ------         ------
Operating income (loss)........................      12.5      21.9      20.2      30.6         9.4            2.1
Interest, net..................................      (0.6)     (0.9)     (1.2)     17.1         8.9            8.9
                                                  -------    ------    ------    ------      ------         ------
Income (loss) before income taxes..............      13.1      22.8      21.4      13.5         0.5           (6.8)
Income taxes (benefit).........................       1.9       9.9      (6.0)     (9.1)       (3.1)           7.8
                                                  -------    ------    ------    ------      ------         ------
Net income (loss)..............................   $  11.2    $ 12.9    $ 27.4    $ 22.6      $  3.6         $(14.6)
                                                  =======    ======    ======    ======      ======         ======

NET INCOME (LOSS) PER COMMON SHARE:
  Basic......................................................................    $ 0.25      $ 0.04         $(0.16)
  Diluted....................................................................      0.23        0.04          (0.16)

WEIGHTED AVERAGE COMMON SHARES
OUTSTANDING:
  Basic......................................................................      90.5        90.5           90.5
  Diluted....................................................................      97.3        97.3           90.5

SUPPLEMENTAL DATA:
Depreciation...................................   $  50.2    $ 65.0    $ 78.2    $ 63.8      $ 30.9         $ 29.4
Capital expenditures...........................     173.3      90.2      38.6      38.6        18.1           14.5

                                                                                                      AS OF
                                                                                                DECEMBER 31, 1999
                                                                                             -----------------------
                                                                                             ACTUAL     AS ADJUSTED
                                                                                             -------    ------------
                                                                                                  (IN MILLIONS)
BALANCE SHEET DATA:
Cash......................................................................................   $  40.1       $ 92.7
Total assets(3)...........................................................................     717.0        746.3
Long-term debt, including current portion.................................................     534.3        134.1
Mandatorily redeemable preferred stock(4).................................................      87.9           --
Total shareholders' equity (deficit)(5)...................................................     (18.8)       512.0

------------------

(1) The pro forma as adjusted information presented is a summary only and should be read in conjunction with "Unaudited Pro Forma Combined Condensed Financial Statements" included elsewhere in this prospectus.

(Footnotes continued from previous page)

(2) Gross margin includes foreign exchange losses with respect to the Malaysian Ringgit of $11.4 million for the pro forma as adjusted fiscal year 1999 and $4.3 million for the pro forma as adjusted six months ended January 1, 1999. These foreign exchange losses with respect to the Malaysian Ringgit represent losses under contracts entered into by Harris and subsequently terminated. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Market Risk Management."

(3) Total assets as adjusted have been reduced by $9.9 million for the one-time write-off of unamortized debt issuance costs associated with the debt being repaid.

(4) As adjusted assumes all of the outstanding shares of the 12% Series A Cumulative Compounding Preferred Stock will be converted into common stock at $1,000 per share plus accumulated and unpaid dividends, based on the per share amount we will receive in this offering. See "Debt Repayment and Preferred Stock Conversion Transactions."

(5) Shareholders' equity as adjusted has been reduced by $9.9 million for the one-time write-off of unamortized debt issuance costs associated with the debt being repaid, $13.4 million for prepayment premiums on the portions of the 13 1/4% Senior Subordinated Notes due 2009 being repaid and the Tranche B Senior Term Facility being repaid and $0.3 million for the write-off related to the value ascribed to the warrants issued on the 13.5% Subordinated Holding PIK Note due 2010 to be repaid.

                                  RISK FACTORS

     You should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones facing our company. Additional risks not now known to us or that we currently deem immaterial may also impair our business operations.

FLUCTUATION OF OPERATING RESULTS--OUR FUTURE OPERATING RESULTS ARE LIKELY TO FLUCTUATE AND THEREFORE MAY FAIL TO MEET EXPECTATIONS WHICH COULD CAUSE OUR STOCK PRICE TO DECLINE.

     Our operating results have varied widely in the past and are likely to do so in the future. In addition, our operating results may not follow any past trends. Our future operating results will depend on many factors and may fail to meet our expectations for a number of reasons, including those set forth in these risk factors. Any failure to meet expectations could cause our stock price to significantly fluctuate or decline.

     Factors that could cause our operating results to fluctuate that relate to our internal operations include:

     o the need for continual, rapid new product introductions;

     o changes in our product mix;

     o our inability to adjust our fixed costs in the face of any declines in sales; and

     o the availability of production capacity and fluctuations in the manufacturing yields at our facilities.

     Factors that could cause our operating results to fluctuate that depend on our suppliers and customers include:

     o the timing of significant product orders, order cancellations and reschedulings;

     o the availability of production capacity and fluctuations in the manufacturing yields at third parties' facilities that manufacture our devices; and

     o the cost of raw materials and manufacturing services from our suppliers.

     Factors that could cause our operating results to fluctuate that are industry risks include:

     o the cyclical nature of the semiconductor industry;

     o the new and evolving nature of the wireless LAN market and the possibility that wireless LAN technology may not be adopted on a widespread basis or may be replaced by a competing technology; and

     o intense competitive pricing pressures.

CYCLICAL INDUSTRY--DOWNTURNS IN THE BUSINESS CYCLE COULD REDUCE THE REVENUES AND PROFITABILITY OF OUR BUSINESS.

     The semiconductor industry is highly cyclical. In 1998, the semiconductor industry experienced a downturn. Our markets may experience other, possibly more severe and prolonged, downturns in the future. We may also experience significant changes in our operating profit margins as a result of variations in sales, changes in product mix, price competition for orders and costs associated with the introduction of new products.

     The markets for our products depend on continued demand for personal computer, industrial, telecommunications, consumer electronics and automotive goods. There can be no assurance that these end-user markets will not experience changes in demand that will adversely affect our prospects.

NEW PRODUCT DEVELOPMENT AND TECHNOLOGICAL CHANGE--OUR INABILITY TO INTRODUCE NEW PRODUCTS COULD RESULT IN DECREASED REVENUES AND LOSS OF MARKET SHARE TO COMPETITORS; NEW TECHNOLOGIES COULD ALSO REDUCE THE DEMAND FOR OUR PRODUCTS.

     Rapidly changing technology and industry standards, along with frequent new product introductions, characterize the semiconductor industry. Our success in these markets depends on our ability to design, develop, manufacture, assemble, test, market and support new products and enhancements on a timely and cost-effective basis. There can be no assurance that we will successfully identify new product opportunities and develop and bring new products to market in a timely and cost-effective manner or that products or technologies developed by others will not render our products or technologies obsolete or noncompetitive. A fundamental shift in technology in our product markets could have a material adverse effect on us.

COMPETITION--OUR BUSINESS IS VERY COMPETITIVE AND INCREASED COMPETITION COULD REDUCE GROSS PROFIT MARGINS AND THE VALUE OF AN INVESTMENT IN OUR COMPANY.

     The semiconductor industry, and the semiconductor product markets specifically, are highly competitive. Competition is based on price, product performance, quality, reliability and customer service. The gross profit margins realizable in our markets can differ across regions, depending on the economic strength of end-product markets in those regions. Even in strong markets, price pressures may emerge as competitors attempt to gain more share by lowering prices. Competition in the various markets in which we participate comes from companies of various sizes, many of which are larger and have greater financial and other resources than we have and thus can better withstand adverse economic or market conditions. In addition, companies not currently in direct competition with us may introduce competing products in the future.

ADDITIONAL BORROWINGS AVAILABLE--WE AND OUR SUBSIDIARIES WILL BE ABLE TO INCUR SUBSTANTIALLY MORE DEBT. THIS COULD FURTHER EXACERBATE THE RISKS DESCRIBED BELOW.

     We and our subsidiaries may be able to incur substantial additional indebtedness in the future. Although the indenture governing the 13 1/4% Senior Subordinated Notes due 2009 contains restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions; and the indebtedness incurred in compliance with these restrictions could be substantial. Also, these restrictions do not prevent us from incurring obligations that do not constitute indebtedness. As of December 31, 1999, our senior credit facilities provide for additional borrowing of up to about $70.0 million. To the extent new debt is added to our and our subsidiaries' currently anticipated debt levels, it could:

     o require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts and other general corporate purposes;

     o increase our vulnerability to adverse general economic or industry conditions;

     o limit our flexibility in planning for, or reacting to, changes in our business or the industry in which we operate;

     o prevent us from raising the funds necessary to repurchase all 13 1/4% Senior Subordinated Notes due 2009 tendered to us upon the occurrence of certain changes of control in our ownership, which would constitute a default under the indenture governing those notes; and

     o place us at a competitive disadvantage compared to our competitors that have less debt.

     See "Capitalization," "Selected Historical Consolidated Financial Data" and "Description of Certain Indebtedness."

RESTRICTIONS AND COVENANTS IN OUR DEBT INSTRUMENTS--RESTRICTIONS IMPOSED BY OUR SENIOR CREDIT FACILITIES AND THE INDENTURE GOVERNING THE 13 1/4% SENIOR SUBORDINATED NOTES DUE 2009 LIMIT OUR ABILITY TO ENGAGE IN OR ENTER INTO BUSINESS, OPERATING AND FINANCING ARRANGEMENTS, WHICH COULD ADVERSELY AFFECT OUR ABILITY TO TAKE ADVANTAGE OF POTENTIALLY PROFITABLE BUSINESS OPPORTUNITIES.

     We cannot assure you that the operating and financial restrictions and covenants in our debt instruments, including the senior credit facilities and the 13 1/4% Senior Subordinated Notes due 2009, will not adversely affect our ability to finance our future operations or capital needs or engage in other business activities that may be in our interest.

     Our senior credit facilities require us to maintain certain financial ratios which become more restrictive over time. Our ability to comply with these ratios may be affected by events beyond our control. A breach of any of these covenants or our inability to comply with the required financial ratios could result in a default under our senior credit facilities. In the event of any of these defaults, the lenders under our senior credit facilities could elect to declare all borrowings outstanding, together with accrued interest and other fees, to be due and payable, to require us to apply all of our available cash to repay these borrowings or to prevent us from making debt service payments on the 13 1/4% Senior Subordinated Notes due 2009, any of which would be an event of default under the notes.

     See "Description of Certain Indebtedness."

HOLDING COMPANY STRUCTURE--AS A HOLDING COMPANY, WE ARE TOTALLY DEPENDENT ON DIVIDENDS FROM OUR OPERATING SUBSIDIARIES TO MEET OUR DEBT OBLIGATIONS OR, SHOULD WE SO CHOOSE, PAY DIVIDENDS. TO THE EXTENT WE DO NOT RECEIVE DIVIDENDS FROM INTERSIL, WE COULD HAVE DIFFICULTY SATISFYING OUR OBLIGATIONS.

     We are a holding company whose only material asset is the capital stock of Intersil. We conduct no business (other than in connection with our ownership of the capital stock of Intersil and certain other administrative obligations), and depend on distributions from Intersil to meet our obligations. Because of Intersil's ability to incur substantial indebtedness and our dependence upon the operating performance of Intersil to generate distributions to us, there can be no assurance that any of these distributions will be adequate to fund our obligations when due. In addition, the senior credit facilities, the 13 1/4% Senior Subordinated Notes due 2009 and applicable Federal and state law impose restrictions on the payment of dividends and the making of loans by Intersil to us. As a result of the foregoing restrictions, we may be required to:

     o refinance our indebtedness,

     o seek additional debt or equity financing,

     o cause Intersil to refinance all or a portion of its indebtedness with indebtedness containing covenants allowing us to gain access to Intersil's cash flow or assets,

     o cause Intersil to obtain modifications of the covenants restricting our access to cash flow or assets of Intersil contained in Intersil's financing documents (including, without limitation, the senior credit facilities and the 13 1/4% Senior Subordinated Notes due 2009),

     o merge Intersil with us, which merger would be subject to compliance with applicable debt covenants and the consents of certain lenders, or

     o pursue a combination of the foregoing actions.

      The measures we may undertake to gain access to sufficient cash flow to meet our future debt service requirements will depend on general economic and financial market conditions, as well as our financial condition and the financial condition of Intersil and other relevant factors existing at the time. No assurance can be given that any of the foregoing measures can be accomplished, and the failure to do so could have a material adverse effect on the value of the Class A Common Stock.

RISKS RELATED TO USE OF ESTIMATES IN PRO FORMA FINANCIAL INFORMATION--IF ACTUAL RESULTS DIFFER FROM THE ESTIMATES UNDERLYING SOME OF THE PRO FORMA FINANCIAL INFORMATION, OUR RESULTS MAY REFLECT HIGHER EXPENSES AND LOWER OPERATING RESULTS.

     The pro forma financial information contained herein assumes that we would have incurred annual expenses of $3.0 million to obtain general and administrative services, either from Harris, under the Transition Services Agreement, or otherwise. Charges under the Transition Services Agreement may exceed historical charges or upon termination of the agreement we might not be able to obtain similar facilities and services on comparable terms. See "Certain Relationships and Related Transactions." If our actual expenses exceed the estimates, our operating results will be less favorable than those set forth in the pro forma financial statements. See "Unaudited Pro Forma Combined Condensed Financial Statements."

CURRENCY EXCHANGE RATE FLUCTUATIONS--FLUCTUATIONS IN THE EXCHANGE RATE OF THE U.S. DOLLAR AND OTHER FOREIGN CURRENCIES COULD INCREASE OPERATING EXPENSES AND NEGATIVELY IMPACT OUR FINANCIAL PERFORMANCE AND RESULTS OF OPERATIONS.

     While we and our subsidiaries transact business primarily in U.S. dollars and most of our revenues are denominated in U.S. dollars, a portion of our costs and revenues is denominated in other currencies, such as the Euro, the Malaysian Ringgit and the Japanese Yen. As a result, changes in the exchange rates of these currencies or any other applicable currencies to the U.S. dollar will affect our costs of goods sold and operating margins and could result in exchange losses. The impact of future exchange rate fluctuations on our results of operations cannot be accurately predicted. From time to time, we have engaged in, and may continue to engage in, exchange rate hedging activities in an effort to mitigate the impact of exchange rate fluctuations. However, any hedging technique that we may implement may not be effective or may result in foreign exchange hedging losses. In the past, we have incurred foreign exchange hedging losses, including $13.3 million during fiscal year 1998 and $11.4 million during fiscal year 1999.

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS--OUR INTERNATIONAL OPERATIONS SUBJECT US TO RISKS NOT FACED BY DOMESTIC COMPETITORS WHICH INCLUDE UNFAVORABLE POLITICAL, REGULATORY, LABOR AND TAX CONDITIONS IN OTHER COUNTRIES.

     We cannot be certain to what extent our future operations and earnings may be adversely affected by the risks related to, or any other problems arising from, operating in international markets. We have significant operations in Kuala Lumpur, Malaysia and additionally generate approximately one-half of our revenue from outside the United States. Risks inherent in doing business on an international level include:

     o unexpected changes in the laws and policies of the United States and of the countries in which we manufacture and sell our products;

     o economic and political instability;

     o trade restrictions; and

     o foreign currency fluctuations.

DEPENDENCE ON SOURCES OF SUPPLY--PRODUCTION TIME AND THE OVERALL COST OF OUR PRODUCTS COULD INCREASE IF WE WERE TO LOSE ONE OF OUR LIMITED NUMBER OF SUPPLIERS OR IF ONE OF THOSE SUPPLIERS INCREASED THE PRICES OF RAW MATERIALS.

     Our results of operations could be adversely affected if we were unable to obtain adequate supplies of raw materials in a timely manner or if the costs of raw materials increased significantly. Our manufacturing operations depend upon obtaining adequate supplies of raw materials on a timely basis. We purchase raw materials, such as silicon wafers, lead frames, mold compound, ceramic packages and chemicals and gases, from a limited number of suppliers on a just-in-time basis. From time to time, suppliers may extend lead times, limit supplies or increase prices due to capacity constraints or other factors.

MANUFACTURING RISKS--DUE TO OUR COMPLEX MANUFACTURING PROCESSES, DELAYS IN PRODUCTION AT NEW FACILITIES, IMPLEMENTING NEW PRODUCTION TECHNIQUES OR IN CURING PROBLEMS ASSOCIATED WITH TECHNICAL EQUIPMENT MALFUNCTIONS MAY LOWER YIELDS AND REDUCE OUR REVENUES.

     Our manufacturing processes are highly complex, require advanced and costly equipment and are continuously being modified in an effort to improve yields and product performance. Impurities or other difficulties in the manufacturing process can lower yields. Our manufacturing efficiency will be an important factor in our future profitability, and we cannot assure you that we will be able to maintain our manufacturing efficiency or increase manufacturing efficiency to the same extent as our competitors.

     In addition, as is common in the semiconductor industry, we have from time to time experienced difficulty in beginning production at new facilities or in effecting transitions to new manufacturing processes. As a consequence, we have suffered delays in product deliveries or reduced yields. We may experience manufacturing problems in achieving acceptable yields or experience product delivery delays in the future as a result of, among other things, capacity constraints, construction delays, upgrading or expanding existing facilities or changing our process technologies, any of which could result in a loss of future revenues. Our operating results could also be adversely affected by the increase in fixed costs and operating expenses related to increases in production capacity if revenues do not increase proportionately.

CONTROLLING SHAREHOLDERS--A LIMITED NUMBER OF PERSONS INDIRECTLY CONTROL OUR COMPANY AND MAY EXERCISE THEIR CONTROL IN A MANNER ADVERSE TO YOUR INTERESTS.

     Upon completion of this offering, Sterling and some key employees of our company will own 17,218,801 shares, or approximately 43.5%, of the outstanding Class A Common Stock, our only class of voting stock, and 45,214,898 shares of Class B Common Stock which are convertible into shares of Class A Common Stock on a one-to-one basis. By virtue of this stock ownership, they have the power to direct our affairs and will be able to determine the outcome of all matters required to be submitted to shareholders for approval, including the election of a majority of our directors, any merger, consolidation or sale of all or substantially all of our assets, and amendment of our Certificate of Incorporation. Sterling also has a significant equity investment in Fairchild Semiconductor, one of our competitors. Because a limited number of persons control us, transactions could be difficult or impossible to complete without the support of those persons. It is possible that these persons will exercise control over us in a manner adverse to your interests. See "Principal and Selling Stockholders."

DEPENDENCE ON INTELLECTUAL PROPERTY--WE USE A SIGNIFICANT AMOUNT OF INTELLECTUAL PROPERTY IN OUR BUSINESS. IF WE ARE UNABLE TO PROTECT THIS INTELLECTUAL PROPERTY, WE COULD LOSE OUR RIGHT TO EXCLUSIVE USE OF KEY TECHNOLOGY, RESULTING IN DECREASED REVENUES.

     Our future success and competitive position depend in part upon our ability to obtain and maintain proprietary technology used in our principal products. We rely on intellectual property rights, including, but not limited to, rights existing under patent, trade secret, trademark, maskwork and copyright law, to protect this technology. Some of our technology is not covered by any patent or patent application, and there is risk that:

     o some of the approximately 1,400 patents that we own and other numerous patents that we license from Harris may be invalidated, circumvented, challenged or licensed to others;

     o the license rights granted by Harris, or the patents that we own, will not provide competitive advantages to us; or

     o some of our pending or future patent applications will not be issued within the scope of the claims sought by us, if at all.

Further, others may develop technologies that are similar or superior to our technology, duplicate our technology or design around our patents. In addition, effective patent, trademark, copyright, maskwork and trade secret protection may be unavailable, limited or not applied for in certain foreign countries.

     We also seek to protect our proprietary technology, including technology that may not be patented or patentable, in part by confidentiality agreements and, if applicable, inventors' rights agreements with our collaborators, advisors, employees and consultants. There can be no assurance that these agreements will not be breached, that we will have adequate remedies for any breach or that these persons or institutions will not assert rights to intellectual property arising out of this research.

     Some of our current licenses to use others' technology will expire during the next several years, unless extended. In particular, we currently have access to a portfolio of patents under cross-license agreements that expire in the year 2000. We will then need to negotiate renewals of these agreements or obtain the technology from alternative sources. There is no guarantee that we will be able to obtain renewals on substantially similar terms as those that currently exist.

DEPENDENCE ON INTELLECTUAL PROPERTY ACQUIRED FROM HARRIS--WE HAVE ACQUIRED SUBSTANTIALLY ALL OF OUR INTELLECTUAL PROPERTY FROM HARRIS. TO THE EXTENT OUR USE OF THIS INTELLECTUAL PROPERTY INFRINGES THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS, WE MAY BE REQUIRED TO CEASE OUR USE OR SALE OF AFFECTED PRODUCTS.

     Under our intellectual property agreement with Harris, Harris has limited, royalty-free, worldwide, nonexclusive license rights (without right to sublicense) to some of our technology. Under our patent assignment and services agreements with Harris, Harris retained the ownership and rights to certain patents for a period of three years after which time the patents will be assigned to us, provided the patents are not the subject of litigation at that time, and with the proviso that any binding obligations on third parties to make royalty or other payments respecting the patents will be retained by Harris. Furthermore, the license agreements under which third parties are licensed to our intellectual property (or intellectual property that is assigned to us) and under which Harris was cross-licensed to the third party's intellectual property, may not be assignable to us. For this situation, Harris agreed to partially indemnify us for limited periods in limited situations against claims that may be made that our activities infringe the intellectual property rights of others. The extent and duration of this indemnification may be insufficient to shield us from the need to make monetary payments to third parties or to facilitate the continued manufacture, use or sale of some affected products.

INTELLECTUAL PROPERTY UPON WHICH WE RELY MAY INFRINGE ON OTHER PARTIES' INTELLECTUAL PROPERTY RIGHTS--WE MAY HAVE TO PAY OTHERS FOR INFRINGING THEIR INTELLECTUAL PROPERTY RIGHTS OR DEFEND OURSELVES IN A LITIGATION, RESULTING IN SIGNIFICANT EXPENSE TO US.

     Vigorous protection and pursuit of intellectual property rights or positions characterize the semiconductor industry. This vigor and pursuit have resulted in significant and often protracted and expensive litigation. We may from time to time be notified of claims that we may be infringing third party patents or other intellectual property rights. A countersuit has been brought against Harris by Ericsson, one of its competitors, alleging infringement of four of its patents relating to telephone subscriber line interface circuits and we have been joined as a party. We believe our liability from this litigation, if any, that arises out of the conduct of the semiconductor business prior to closing is covered by Harris' agreement to provide limited indemnities. We do not believe that the litigation will have a material adverse effect on our business, financial condition or results of operations. It is possible, however, that the litigation will be resolved in a manner that is materially adverse to us. If necessary or desirable, we may, from time to time, seek licenses to patents or other intellectual property rights. However, we cannot be certain that we will obtain these licenses or that the terms of any offered licenses will be acceptable to us, and any acquisition or license could require expenditure of substantial time and other resources. Furthermore, some licenses or other rights to intellectual property of third parties that we use, such as software, may not be freely assignable by Harris to us. Our failure to obtain a license from a third party for technology we use could cause us to incur substantial liabilities and to suspend the manufacture or shipment of products or our use of processes requiring the technology. Litigation could result in significant expense to us, adversely affecting sales of the challenged product or technology and diverting the efforts of our technical and management personnel, whether or not the litigation is determined in our favor. In the event of an adverse outcome in any litigation, we may be required to:

     o pay substantial damages and incur significant attorneys' fees;

     o cease the manufacture, use, sale or importation of infringing products;

     o expend significant resources to develop or acquire non-infringing technology;

     o discontinue the use of some processes; or

     o obtain licenses to intellectual property covering the infringing technology.

RISKS RELATING TO FUTURE ACQUISITIONS--WE MAY NOT BE ABLE TO CONSUMMATE FUTURE ACQUISITIONS, AND THOSE ACQUISITIONS WHICH WE DO COMPLETE MAY BE DIFFICULT TO INTEGRATE AND RESULT IN INCREASED DEBT AND LIABILITIES.

     We plan to pursue acquisitions of related businesses. We might not be able to consummate acquisitions, or, if we complete any acquisition, we may not realize any of the benefits anticipated from these acquisitions. Financing for acquisitions may not be available; and, depending on the terms of these acquisitions, financing could be restricted by the terms of our senior credit facilities and the indenture governing the 13 1/4% Senior Subordinated Notes due 2009. The process of integrating acquired operations into our existing operations may result in unforeseen operating difficulties and may require significant financial resources that would otherwise be available for the ongoing development or expansion of our existing operations. Possible future acquisitions could result in the incurrence of additional debt, contingent liabilities and amortization expenses related to goodwill and other intangible assets, all of which could materially adversely affect our financial condition and operating results.

ENVIRONMENTAL LIABILITIES AND OTHER GOVERNMENTAL REGULATIONS--REGULATORY MATTERS COULD FORCE US TO INCUR SIGNIFICANT CAPITAL AND OPERATIONAL COSTS.

     We are subject to various environmental laws and regulations relating to the management, disposal and, under some circumstances, remediation of hazardous materials and wastes and the discharge of pollutants into the air and water. We are also subject to laws and regulations relating to workplace safety and worker health which, among other things, regulate employee exposure to hazardous substances. Under the Master Transaction Agreement, Harris agreed to indemnify us for substantially all environmental liabilities related to events or activities occurring prior to the closing of the transactions contemplated by the Master Transaction Agreement. The nature of our ongoing operations exposes us to the risk of liabilities or claims with respect to environmental matters, including those relating to the on- and off-site disposal and release of hazardous materials, and there can be no assurance that material costs will not be incurred in connection with these liabilities or claims.

     Based on our experience, we believe that the future cost of compliance with existing environmental and health and safety laws and regulations (and liability for known environmental conditions even without the Harris indemnity) will not have a material adverse effect on our business, financial condition or results of operations. However, we cannot predict:

     o what environmental or health and safety legislation or regulations will be enacted in the future;

     o how existing or future laws or regulations will be enforced, administered or interpreted; or

     o the amount of future expenditures which may be required to comply with these environmental or health and safety laws or regulations or to respond to future cleanup matters or other environmental claims.

     See "Business--Environmental Matters."

ABSENCE OF TRADING MARKET--OUR CLASS A COMMON STOCK HAS NEVER BEEN PUBLICLY TRADED SO WE CANNOT PREDICT THE EXTENT TO WHICH A TRADING MARKET WILL DEVELOP FOR OUR COMMON STOCK.

     There has not been a public market for our common stock. We cannot predict the extent to which a trading market will develop or how liquid that market might become. The initial public offering price has been determined by negotiations between representatives of the underwriters and us, and may not be indicative of prices that will prevail in the trading market.

RISKS RELATING TO FUTURE SALES--ALL OF OUR EXISTING STOCKHOLDERS HAVE THE RIGHT TO REQUIRE US TO REGISTER THE PUBLIC SALE OF THEIR SHARES; ALL OF OUR TOTAL OUTSTANDING SHARES OF COMMON STOCK MAY BE SOLD INTO THE MARKET IN THE NEAR FUTURE; FUTURE SALES OF THOSE SHARES COULD DEPRESS THE MARKET PRICE OF OUR CLASS A COMMON STOCK.

     Immediately after this offering, the public market for our Class A Common Stock will include only the 20,000,000 shares of Class A Common Stock that we are selling in this offering, assuming the over-allotment option is not exercised. At that time, there will be an additional 19,554,703 shares of Class A Common Stock outstanding, including the shares of Class A Common Stock issued in connection with the 12% Series A Cumulative Compounding Preferred Stock conversion, and 49,746,482 shares of Class B Common Stock outstanding, which are convertible into shares of Class A Common Stock on a one-to-one basis. Shares held by our existing stockholders who own 63,829,290 shares of common stock (including shares of common stock issuable upon conversion of the preferred stock) are subject to "lock-up" agreements that prohibit them from selling shares of Class A Common Stock in the public market for 180 days after the date of this prospectus. When the 180-day "lock-up" period expires, or if Credit Suisse First Boston Corporation consents, in its sole discretion, to an earlier sale, our existing stockholders will be able to sell their shares in the public market, subject to legal restrictions on transfer. All of our existing stockholders are parties to agreements with us that provide these stockholders with the right to require us to register the sale of shares owned by them. Registration of the sale of these shares of our common stock would permit their sale into the market without regard to the legal restrictions on transfer mentioned above. If our existing stockholders sell a large number of shares, the market price of shares of Class A Common Stock could decline, as these sales may be viewed by the public as an indication of an upcoming or recently occurring shortfall in the financial performance of our company. Moreover, the perception in the public market that these stockholders might sell shares of Class A Common Stock could depress the market price of the Class A Common Stock. See "Shares Eligible for Future Sale."

DILUTION--BECAUSE YOU WILL PAY MORE FOR YOUR SHARES THAN EXISTING STOCKHOLDERS, THE VALUE OF YOUR INVESTMENT IN OUR CLASS A COMMON STOCK WILL BE DILUTED.

     If you purchase Class A Common Stock in this offering, you will pay more for your shares than the amount paid by existing stockholders or individuals or companies which acquired shares by exercising options granted or warrants issued before this offering. As a result, the value of your investment based on the value of our net tangible assets, as recorded on our books, will be less than the amount you pay for shares of Class A Common Stock in this offering. In addition, the total amount of our capital will be less than what it would have been had you and all of the existing stockholders, optionees and warrant holders paid the same amount per share of Class A Common Stock as you will pay in this offering. You may experience further dilution to the extent that additional shares of our Class A Common Stock are issued upon the exercise of stock options or warrants. See "Dilution."

                           FORWARD-LOOKING STATEMENTS

     This prospectus includes forward-looking statements. These statements relate to analyses and other information which are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects, developments and business strategies.

     These forward-looking statements are identified by their use of terms and phrases such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "will" and similar terms and phrases, including references to assumptions. These statements are contained in sections entitled "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and other sections of this prospectus.

     These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different. These factors include, but are not limited to, the following: changes in general economic and business conditions; changes in current pricing levels; changes in political, social and economic conditions and local regulations; changes in technology and the development of new technology; foreign currency fluctuations; reductions in sales to any significant customers; changes in sales mix; industry capacity; competition; disruptions of established supply channels; manufacturing capacity constraints; and the availability, terms and deployment of capital. Our risks are more specifically described in the "Risk Factors" section of this prospectus. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those expected, estimated or projected.

     We do not undertake to update our forward-looking statements or risk factors to reflect future events or circumstances.

           DEBT REPAYMENT AND PREFERRED STOCK CONVERSION TRANSACTIONS

DEBT REPAYMENT

     The terms of our senior credit facilities require us to apply 50% of the net cash proceeds of this offering in excess of $50.0 million to the repayment of the term loans under the senior credit facilities.

     Under the terms of our 13 1/4% Senior Subordinated Notes due 2009, we may, but are not required to, redeem up to $70.0 million principal amount of the notes with the net cash proceeds of this offering at a price of 113 1/4% of the principal amount of the notes, plus accrued and unpaid interest on the notes.

     The terms of our 13.5% Subordinated Holding PIK Note due 2010 require that we use all net cash proceeds of this offering to repay outstanding amounts due under the note, except to the extent the proceeds are required to be used to repay amounts under the senior credit facilities or are voluntarily used to repay debt that is senior to the note. In addition, because the 13.5% Subordinated Holding PIK Note due 2010 will be repaid prior to August 13, 2001, the warrants to purchase Class A Common Stock relating to the 13.5% Subordinated Holding PIK Note due 2010 will be exercisable for 2,222,224 shares of Class A Common Stock, reduced from 3,703,707 shares of Class A Common Stock. See "Description of Capital Stock--Warrants Relating to the 13.5% Subordinated Holding PIK Note."

     The terms of the 11.13% Seller Holding PIK Note due 2010 require that we use the first $50.0 million in net cash proceeds from this offering to redeem debt senior to the note, to the extent the terms of that senior debt require us to do so. In addition, the 11.13% Seller Holding PIK Note due 2010 requires that 50% of the net cash proceeds from this offering in excess of $50.0 million be used to redeem amounts due under the note.

     After complying with all of these requirements, and assuming we completed this offering on December 31, 1999, we would have repaid $209.1 million (including a prepayment premium of $4.1 million) under the senior credit facilities, $79.3 million (including a prepayment premium of $9.3 million) under the 13 1/4% Senior Subordinated Notes due 2009, $31.6 million under the 13.5% Subordinated Holding PIK Note due 2010 and $93.9 million under the 11.13% Seller Holding PIK Note due 2010. See "Use of Proceeds."

CONVERSION OF PREFERRED STOCK

     Concurrently with the completion of this offering, all of our outstanding 12% Series A Cumulative Compounding Preferred Stock will be converted into shares of Class A Common Stock. The conversion will be accomplished through a restatement of our certificate of incorporation. Each preferred stockholder will receive shares of Class A Common Stock equal in aggregate value to $1,000 per share of preferred stock held by the stockholder at the closing plus accumulated and unpaid dividends. The number of shares of Class A Common Stock received by each preferred stockholder will be determined based on the amount per share received by us for shares of Class A Common Stock sold in this offering. Assuming we complete this offering on March 1, 2000 at $23.4375 per share, a total of 3,789,878 shares of Class A Common Stock will be exchanged for all outstanding shares of our 12% Series A Cumulative Compounding Preferred Stock. No shares of 12% Series A Cumulative Compounding Preferred Stock will be authorized for issuance following this offering. See "Use of Proceeds."

                                USE OF PROCEEDS

     The net proceeds from this offering, after deducting underwriting discounts and commissions and estimated offering expenses, will be approximately
$466.5 million. The gross proceeds from this offering will be used as set forth below. The following table sets forth the estimated sources and uses of funds as of December 31, 1999, the latest date for which financial information is available:

                                                AMOUNT                                                AMOUNT
                                               ------------                                          ------------
                                                   (IN                                                   (IN
                                                MILLIONS)                                            MILLIONS)
Sources:                                                     Uses:
                                                             Repay Senior Credit Facilities in
  Gross Offering Proceeds......................    $500.0    part(1).................................    $209.1
                                                             Repay 13 1/4% Senior Subordinated
                                                             Notes in part(2)........................      79.3
                                                             Repay 13.5% Subordinated Holding PIK
                                                             Note(3).................................      31.6
                                                             Repay 11.13% Seller Holding PIK
                                                             Note(4).................................      93.9
                                                             Cash on Hand for General Corporate
                                                                  Purposes...........................      52.6
                                                             Fees and Expenses(5)....................      33.5
                                                  ------                                                ------
  Total Sources................................    $500.0    Total Uses..............................    $500.0
                                                  ======                                                ======

------------------

(1) In connection with the acquisition of the semiconductor business of Harris, we borrowed $205.0 million under our Tranche B Senior Term Facility and $15.0 million under our Revolving Credit Facility, and we have since repaid the $15.0 million revolver borrowings. The amount to be repaid includes $205.0 million under our senior credit facilities and a prepayment premium of $4.1 million. At December 31, 1999, the interest rate with respect to the term loans was 10.17%. The actual amount repaid will be reduced by approximately $0.1 million per day, the sum of accrued interest on the 13 1/4% Senior Subordinated Notes due 2009 to be redeemed per day, accrued interest on the 13.5% Subordinated Holding PIK Note due 2010 per day and accrued interest on the 11.13% Seller Holding PIK Note due 2010 per day, until the closing of this offering.

(2) In connection with the acquisition of the semiconductor business of Harris, we issued the 13 1/4% Senior Subordinated Notes due 2009 in the original principal amount of $200.0 million. The 13 1/4% Senior Subordinated Notes due 2009 mature on August 15, 2009 and bear interest at an annual rate of 13 1/4%. The amount to be repaid includes the principal amount of $70.0 million and a prepayment premium of $9.3 million due in accordance with the terms of the notes upon prepayment.

(3) In connection with the acquisition of the semiconductor business of Harris, we issued to Citicorp Mezzanine Partners, L.P. the 13.5% Subordinated Holding PIK Note due 2010 in the original principal amount of $30.0 million. The amount to be repaid includes the principal amount of $30.0 million, plus accrued interest of $1.6 million. The 13.5% Subordinated Holding PIK Note due 2010 matures on July 15, 2010 and bears interest at an annual rate equal to 13.5%. The general partner of Citicorp Mezzanine Partners, L.P. is an affiliate of Citicorp Venture Capital Ltd. Citicorp Venture Capital owns an interest in Sterling Holding Company, LLC, one of our principal stockholders.

(4) In connection with the acquisition of the semiconductor business of Harris, we issued to Harris the 11.13% Seller Holding PIK Note due 2010 in the original principal amount of $90.0 million. The amount to be repaid includes the principal amount of $90.0 million, plus accrued interest of $3.9 million. The 11.13% Seller Holding PIK Note due 2010 matures on July 31, 2010 and bears interest at an annual rate of 11.13%.

(5) Includes underwriting discounts and commissions.

     We will not receive any proceeds from the sale of the shares, if any, to be sold by Harris upon exercise of the underwriters' over-allotment option.

                                DIVIDEND POLICY

     We have never paid a cash dividend and do not anticipate declaring or paying any cash dividends on shares of our common stock in the foreseeable future. In addition, any determination to declare and pay dividends will be made by our board of directors in light of our earnings, financial position, capital requirements, contractual limitations contained in our debt instruments and such other factors as the board of directors deems relevant. See "Description of Indebtedness" and "Description of Capital Stock."

                                 CAPITALIZATION

     The following table sets forth our capitalization as of December 31, 1999 on an actual and as adjusted basis. This table should be read in conjunction with "Unaudited Pro Forma Combined Condensed Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our Consolidated Financial Statements included elsewhere in this prospectus.

                                                                                     AS OF
                                                                               DECEMBER 31, 1999
                                                                     --------------------------------------
                                                                        ACTUAL            AS ADJUSTED
                                                                     -----------------    -----------------
                                                                                 (IN MILLIONS)
Cash..............................................................        $  40.1              $  92.7
                                                                          =======              =======
Long-term debt, including current portion:
  Senior Credit Facilities:
    Revolving Credit Facility.....................................        $    --              $    --
    Tranche B Senior Term Facility(1).............................          205.0                   --
  13 1/4% Senior Subordinated Notes due 2009(2)...................          199.7                129.7
  13.5% Subordinated Holding PIK Note due 2010(3).................           31.3                   --
  11.13% Seller Holding PIK Note due 2010.........................           93.9                   --
    Other.........................................................            4.4                  4.4
                                                                          -------              -------
         Total long-term debt.....................................          534.3                134.1
                                                                          -------              -------
12% Series A Cumulative Compounding Preferred Stock(4)............           87.9                   --
Shareholders' equity:
  Common stock....................................................            0.7                  0.9
  Additional paid-in capital(2)(3)................................            2.6                556.8
  Retained deficit................................................          (21.8)               (46.0)
  Unearned compensation...........................................           (0.6)                  --
  Accumulated other comprehensive income..........................            0.3                  0.3
                                                                          -------              -------
         Total Shareholders' equity(5)............................          (18.8)               512.0
                                                                          -------              -------
              Total capitalization................................        $ 603.4              $ 646.1
                                                                          =======              =======

------------------

(1) The Tranche B Senior Term Facility will mature in 2005 and will require 1% of the original principal amount to be repaid in each of the first five years.

(2) The notes were issued as part of the units, which consisted of $200.0 million principal amount of 13 1/4% Senior Subordinated Notes due 2009 and warrants to purchase 3,703,707 shares of Class A Common Stock. Reflects the gross proceeds from the units offering of $200.0 million net of $0.3 million ascribed to the warrants. The $0.3 million associated with the sale of the warrants is reflected as an increase to additional paid-in capital.

(3) Citicorp Mezzanine Partners, L.P. contributed $30.0 million in cash in exchange for the 13.5% Subordinated Holding PIK Note due 2010 and warrants to purchase 3,703,707 shares of Class A Common Stock (subject to reduction to 2,222,224 shares of Class A Common Stock upon repayment in full of the 13.5% Subordinated Holding PIK Note due 2010 with the proceeds of this offering). Reflects the gross proceeds of $30.0 million net of $0.3 million ascribed to the warrants. The $0.3 million associated with the sale of the warrants is reflected as an increase to additional paid-in capital.

(4) As adjusted assumes all of the outstanding shares of the 12% Series A Cumulative Compounding Preferred Stock will be converted into common stock at $1,000 per share plus accumulated and unpaid dividends, based on the per share amount we will receive in this offering. See "Debt Repayment and Preferred Stock Conversion Transactions."

(5) Shareholders' equity as adjusted for the offering has been reduced by $9.9 million for the one-time write-off of unamortized debt issuance costs associated with the debt being repaid, $13.4 million for prepayment premiums on the portions of the 13 1/4% Senior Subordinated Notes due 2009 being repaid and the Tranche B Senior Term Facility being repaid and $0.3 million for the write-off related to the value ascribed to the warrants issued on the 13.5% Subordinated Holding PIK Note due 2010 to be repaid.

                                    DILUTION

     Purchasers of the Class A Common Stock offered by this prospectus will suffer an immediate and substantial dilution in the net tangible book value per share. Dilution is the amount by which the initial public offering price paid by the purchasers of the shares of Class A Common Stock will exceed the net tangible book value per share of common stock after the offering. The net tangible book value per share of common stock is determined by subtracting total liabilities from the total book value of the tangible assets and dividing the difference by the number of shares of common stock deemed to be outstanding on the date the book value is determined. As of December 31, 1999, we had a negative tangible book value of $15.6 million, or $(0.23) per share. After giving effect to this offering, the application of the proceeds of this offering as described under "Use of Proceeds" and the conversion of the 12% Series A Cumulative Compounding Preferred Stock for shares of Class A Common Stock (as of March 1, 2000), and after deducting the assumed underwriters' discounts and commissions and estimated offering expenses, our pro forma tangible book value as of December 31, 1999, would have been $413.8 million, or $4.57 per share. This represents an immediate increase in net tangible book value to existing stockholders of $4.80 per share and an immediate dilution to new investors of $20.43 per share. The following table illustrates this per share dilution:

                                                                                                   PER
                                                                                                  SHARE
                                                                                                  ------
Initial public offering price........................................................             $25.00
  Net tangible book value before this offering.......................................   $(0.23)
  Increase in net tangible book value per share attributable to this offering........     4.80
                                                                                        ------
Pro forma net tangible book value after this offering................................               4.57
                                                                                                  ------
Dilution to new investors............................................................             $20.43
                                                                                                  ======

     The following table summarizes, on a pro forma as adjusted basis as of March 1, 2000, the number of shares of common stock purchased from us, the estimated value of the total consideration paid for or attributed to such common stock, and the average price per share paid by or attributable to (i) existing stockholders, (ii) stockholders converting the 12% Series A Cumulative Compounding Preferred Stock into shares of Class A Common Stock and (iii) new investors purchasing shares in this offering at the initial public offering price of $25.00 per share.

                                                                                        TOTAL CASH
                                                                                       CONSIDERATION
                                                                                 -------------------------
                                                      SHARES OF COMMON STOCK
                                                      PURCHASED OR CONVERTED     (IN MILLIONS)                 AVERAGE
                                                      ----------------------     -------------                 PRICE PER
                                                        NUMBER       PERCENT       AMOUNT          PERCENT      SHARE
                                                      ----------     -------     -------------     -------     ---------
Existing stockholders..............................   65,511,307       73.4%        $   4.9           0.8%      $ 0.075
Converting preferred stockholders..................    3,789,878        4.2            88.8          15.0         23.44
New investors......................................   20,000,000       22.4           500.0          84.2         25.00
                                                      ----------      -----         -------         -----
     Total.........................................   89,301,185      100.0%        $ 593.7         100.0%
                                                      ==========      =====         =======         =====

     The existing stockholders will hold 65,511,307 shares, or 73.4% of the total number of shares of common stock outstanding after this offering, and the stockholders converting the 12% Series A Cumulative Compounding Preferred Stock into shares of Class A Common Stock will hold 3,789,878 shares, or 4.2% of the total number of shares of common stock outstanding after this offering.

     The foregoing tables assume no exercise of any outstanding stock options to purchase Class A Common Stock under our 1999 Equity Compensation Plan and no exercise of warrants issued to holders of the 13 1/4% Senior Subordinated Notes or Citicorp Mezzanine Partners, L.P. As of December 31, 1999, there were outstanding options to purchase an additional 1,549,333 shares of Class A Common Stock at a weighted average exercise price of $2.25 per share. Upon repayment in full of the 13.5% Subordinated Holding PIK Note due 2010 with the proceeds of this offering, there will be outstanding warrants to purchase an additional 5,925,931 shares of Class A Common Stock at an exercise price of $0.0015 per share. If all of the options and warrants had been exercised in connection with the offering, the pro forma as adjusted tangible book value as of December 31, 1999 would have been $413.8 million and the pro forma net tangible book value per share would have been $4.22 per share, causing dilution to new investors of $20.78.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

     The following unaudited pro forma financial statements for Intersil Holding are based on or derived from our historical predecessor Consolidated Financial Statements included elsewhere in this prospectus. The acquisition of the semiconductor business was consummated on August 13, 1999.

     The Unaudited Pro Forma Combined Statements of Operations of Intersil Corporation and Intersil Holding give effect to the transactions as if they had occurred as of July 4, 1998. The transactions and the related adjustments are described in the accompanying notes. The pro forma financial statements do not purport to represent what Intersil's or Intersil Holding's results of operations or financial position would actually have been had the transactions in fact occurred on the dates specified nor do they purport to project the results of operations or financial position for any future period or at any future date.

     The acquisition of the semiconductor business has been accounted for using the purchase method of accounting. After the acquisition of the semiconductor business, the total purchase cost of the acquisition was allocated to the tangible and intangible assets and liabilities of the semiconductor business based upon their respective fair values. In the opinion of our management, all adjustments that are necessary to present fairly the pro forma data have been made.

     The Pro Forma Combined Condensed Financial Statements should be read in conjunction with our Consolidated Financial Statements and notes thereto as of December 31, 1999 and July 2, 1999 and for the fiscal year ended July 2, 1999, the 6 weeks ended August 13, 1999, the unaudited 26 weeks ended January 1, 1999 and the unaudited 20 weeks ended December 31, 1999, included elsewhere in this registration statement. See "Forward-Looking Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors--Risks Related to Use of Estimates in Pro Forma Financial Information."

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                                                                  FISCAL YEAR ENDED JULY 2, 1999
                              ------------------------------------------------------------------------------------------------------
                                        INTERSIL CORPORATION                                   INTERSIL HOLDING
                              -----------------------------------------    ---------------------------------------------------------
                              HISTORICAL                                                  CONSOLIDATED    OFFERING       PRO FORMA
                              (PREDECESSOR)    ADJUSTMENTS    PRO FORMA    ADJUSTMENTS    PRO FORMA       ADJUSTMENTS    AS ADJUSTED
                              -------------    -----------    ---------    -----------    ------------    -----------    -----------
                                                                          (IN MILLIONS)
Sales:
    Product sales..........      $ 532.7                       $ 532.7                       $532.7                        $ 532.7
Costs and Expenses:
    Cost of product
      sales................        349.8         $ (14.4)(a)     335.4                        335.4                          335.4
    Research and
      development..........         67.0                          67.0                         67.0                           67.0
    Selling, administrative
      and general..........         84.0             3.0 (b)      87.0                         87.0                           87.0
    Harris corporate
      expense allocation...          9.3            (9.3)(b)                                                                    --
    Intangible
      amortization.........          2.4            10.3 (d)      12.7                         12.7                           12.7
                                 -------         -------       -------                       ------                        -------
Operating income...........         20.2            10.4          30.6                         30.6                           30.6
    Interest, net..........         (1.2)           49.9 (c)      48.7       $  14.1 (f)       62.8         $ (45.7)(h)(i)    17.1
                                 -------         -------       -------       -------         ------         -------        -------
Income (loss) before income
  taxes....................         21.4           (39.5)        (18.1)        (14.1)         (32.2)           45.7           13.5
Income taxes (benefit).....         (6.0)          (15.4)(e)     (21.4)         (5.5)(e)      (26.9)           17.8 (j)       (9.1)
                                 -------         -------       -------       -------         ------         -------        -------
Net income (loss)..........         27.4           (24.1)          3.3          (8.6)          (5.3)           27.9           22.6
Preferred dividends........           --              --            --         (10.0)(g)      (10.0)           10.0 (k)         --
                                 -------         -------       -------       -------         ------         -------        -------
Net income (loss) to common
  shareholders.............      $  27.4         $ (24.1)      $   3.3       $ (18.6)        $(15.3)        $  37.9        $  22.6
                                 -------         -------       -------       -------         ------         -------        -------
                                 -------         -------       -------       -------         ------         -------        -------
Net income (loss) per
  common share(l):
  Basic..............................................................................................................      $  0.25
  Diluted............................................................................................................         0.23
Weighted average common
  shares outstanding(l):
  Basic..............................................................................................................         90.5
  Diluted............................................................................................................         97.3

 See Accompanying Notes to Unaudited Pro Forma Combined Condensed Statement of
                                  Operations.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                                                                      26 WEEKS ENDED JANUARY 1, 1999
                                          ---------------------------------------------------------------------------------------
                                                    INTERSIL CORPORATION                           INTERSIL HOLDING
                                          -----------------------------------------   ------------------------------------------
                                          HISTORICAL                                                 CONSOLIDATED    OFFERING
                                          (PREDECESSOR)    ADJUSTMENTS    PRO FORMA   ADJUSTMENTS    PRO FORMA       ADJUSTMENTS
                                          -------------    -----------    ---------   -----------    ------------    -----------
                                                                               (IN MILLIONS)
Sales:
    Product sales......................      $ 246.6                       $ 246.6                     $246.6
Costs and Expenses:
    Cost of product sales..............        165.6         $  (7.2)(a)     158.4                      158.4
    Research and development...........         29.7                          29.7                       29.7
    Selling, administrative and
      general..........................         41.3             1.6 (b)      42.9                       42.9
    Harris corporate expense
      allocation.......................          4.3            (4.3)(b)
    Intangible amortization............          1.2             5.0 (d)       6.2                        6.2
                                             -------         -------       -------                     ------
Operating income.......................          4.5             4.9           9.4                        9.4
    Interest, net......................         (0.4)           25.0 (c)      24.6     $   7.1 (f)       31.7         $ (22.8)(h)(i)
                                             -------         -------       -------     -------         ------         -------
Income (loss) before income taxes......          4.9           (20.1)        (15.2)       (7.1)         (22.3)           22.8
Income taxes (benefit).................         (1.4)           (7.8)(e)      (9.2)       (2.8)(e)      (12.0)            8.9 (j)
                                             -------         -------       -------     -------         ------         -------
Net income (loss)......................          6.3           (12.3)         (6.0)       (4.3)         (10.3)           13.9
Preferred dividends....................           --              --            --        (5.0)(g)       (5.0)            5.0 (k)
                                             -------         -------       -------     -------         ------         -------
Net income (loss) to common
  shareholders.........................      $   6.3         $ (12.3)      $  (6.0)    $  (9.3)        $(15.3)        $  18.9
                                             -------         -------       -------     -------         ------         -------
                                             -------         -------       -------     -------         ------         -------
Net income (loss) per common share(l):
  Basic..........................................................................................................................
  Diluted........................................................................................................................
Weighted average common shares
  outstanding(l):
  Basic..........................................................................................................................
  Diluted........................................................................................................................


                                         PRO FORMA
                                         AS ADJUSTED
                                         -----------

Sales:
    Product sales......................    $ 246.6
Costs and Expenses:
    Cost of product sales..............      158.4
    Research and development...........       29.7
    Selling, administrative and
      general..........................       42.9
    Harris corporate expense
      allocation.......................         --
    Intangible amortization............        6.2
                                           -------
Operating income.......................        9.4
    Interest, net......................        8.9
                                           -------
Income (loss) before income taxes......        0.5
Income taxes (benefit).................       (3.1)
                                           -------
Net income (loss)......................        3.6
Preferred dividends....................         --
                                           -------
Net income (loss) to common
  shareholders.........................    $   3.6
                                           -------
                                           -------
Net income (loss) per common share(l):
  Basic................................    $  0.04
  Diluted..............................       0.04
Weighted average common shares
  outstanding(l):
  Basic................................       90.5
  Diluted..............................       97.3

 See Accompanying Notes to Unaudited Pro Forma Combined Condensed Statement of
                                  Operations.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                                                               26 WEEKS ENDED DECEMBER 31, 1999
                               ------------------------------------------------------------------------------------------------
                                           6 WEEKS ENDED AUGUST 13, 1999
                               ------------------------------------------------------        20 WEEKS ENDED
                                               PRO FORMA ADJUSTMENTS                      DECEMBER 31, 1999
                               INTERSIL                                                 ------------------------   INTERSIL
                               CORPORATION     ----------------------                   INTERSIL      INTERSIL      HOLDING
                               HISTORICAL      INTERSIL       INTERSIL   CONSOLIDATED   CORPORATION   HOLDING      CONSOLIDATED
                               (PREDECESSOR)   CORPORATION    HOLDING    PRO FORMA      HISTORICAL    HISTORICAL   PRO FORMA
                               -------------   -----------    -------    ------------   -----------   ----------   ------------
                                                                        (IN MILLIONS)
Sales:
    Product sales............      $57.3                                    $ 57.3        $ 234.7                     $292.0
Costs and Expenses:
    Cost of product sales....       39.6          $(1.7)(a)                   37.9          142.4                      180.3
    Research and
      development............        8.5                                       8.5           26.0                       34.5
    Selling, administrative
      and general............       10.9            0.3 (b)                   11.2           38.3                       49.5
    Harris corporate expense
      allocation.............        1.2           (1.2)(b)                     --             --                         --
    Intangible
      amortization...........        0.3            1.2 (d)                    1.5            3.9                        5.4
    In-process R&D charge....         --                                        --           20.2                       20.2
                                   -----          -----                     ------        -------                     ------
Operating income (loss)......       (3.2)           1.4                       (1.8)           3.9                        2.1
    Interest, net............       (0.1)           5.9 (c)    $ 1.6 (f)       7.4           18.8       $  5.5          31.7
                                   -----          -----        -----        ------        -------       ------        ------
Income (loss) before income
  taxes......................       (3.1)          (4.5)        (1.6)         (9.2)         (14.9)        (5.5)        (29.6)
Income taxes (benefit).......       (0.1)          (1.8)(e)     (0.6)(e)      (2.5)           1.4           --          (1.1)
                                   -----          -----        -----        ------        -------       ------        ------
Net income (loss)............       (3.0)          (2.7)        (1.0)         (6.7)         (16.3)        (5.5)        (28.5)
Preferred dividends..........         --             --         (1.2)(g)      (1.2)            --         (3.8)         (5.0)
                                   -----          -----        -----        ------        -------       ------        ------
Net income (loss) to common
  shareholders...............      $(3.0)         $(2.7)       $(2.2)       $ (7.9)       $ (16.3)      $ (9.3)       $(33.5)
                                   -----          -----        -----        ------        -------       ------        ------
                                   -----          -----        -----        ------        -------       ------        ------
Net income (loss) per common
  share(l):
  Basic........................................................................................................................
  Diluted......................................................................................................................
Weighted average common
  shares outstanding(l):
  Basic........................................................................................................................
  Diluted......................................................................................................................


                               OFFERING         PRO FORMA
                               ADJUSTMENTS      AS ADJUSTED
                               -----------      -----------

Sales:
    Product sales............                     $ 292.0
Costs and Expenses:
    Cost of product sales....                       180.3
    Research and
      development............                        34.5
    Selling, administrative
      and general............                        49.5
    Harris corporate expense
      allocation.............                          --
    Intangible
      amortization...........                         5.4
    In-process R&D charge....                        20.2
                                                  -------
Operating income (loss)......                         2.1
    Interest, net............    $ (22.8)(h)(i)       8.9
                                 -------          -------
Income (loss) before income
  taxes......................       22.8             (6.8)
Income taxes (benefit).......        8.9 (j)          7.8
                                 -------          -------
Net income (loss)............       13.9            (14.6)
Preferred dividends..........        5.0 (k)           --
                                 -------          -------
Net income (loss) to common
  shareholders...............    $  18.9          $ (14.6)
                                 -------          -------
                                 -------          -------
Net income (loss) per common
  share(l):
  Basic......................                     $ (0.16)
  Diluted....................                       (0.16)
Weighted average common
  shares outstanding(l):
  Basic......................                       90.5
  Diluted....................                       90.5

 See Accompanying Notes to Unaudited Pro Forma Combined Condensed Statement of
                                  Operations.

    NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS

     The unaudited pro forma consolidated statements of operations give effect to the following adjustments:

(a) The total purchase price of $614.3 million was allocated to the assets and liabilities of the semiconductor business based upon their approximate fair value. The fair value of the net assets acquired exceeded the purchase price resulting in negative goodwill. This negative goodwill was allocated to property and equipment and identified intangible assets based on their relative fair value as follows:

                                                                                          ALLOCATION
                                                                       FAIR VALUE OF      OF EXCESS     ADJUSTED
                                                                       ASSETS ACQUIRED    FAIR VALUE    FAIR VALUE
                                                                       ---------------    ----------    ----------
                                                                                      (IN MILLIONS)
       Net current assets...........................................       $ 160.6               --       $160.6
       Other amounts................................................          17.2               --         17.2
       Property & equipment.........................................         481.0         $ (153.2)       327.8
       Developed technology.........................................          80.0            (23.9)        56.1
       Customer base................................................          33.0            (10.0)        23.0
       In-process research and development..........................          29.0             (8.8)        20.2
       Assembled workforce..........................................          13.5             (4.1)         9.4
                                                                           -------         --------       ------
                                                                             814.3         $ (200.0)      $614.3
                                                                                           --------       ------
                                                                                           --------       ------
       Purchase price...............................................         614.3
                                                                           -------
       Excess fair value............................................       $ 200.0
                                                                           -------
                                                                           -------

    As a result of the allocation of negative goodwill to property, plant and equipment, the net book carrying value at August 13, 1999 of $403.7 million was reduced by $75.9 million to the fair value of $327.8 million. Therefore, for pro forma purposes, depreciation expense was reduced by $14.4 million, $7.2 million and $1.7 million for the fiscal year ended July 2, 1999, the 26 weeks ended January 1, 1999 and the 6 weeks ended August 13, 1999, respectively.

(b) Historically, Harris allocated corporate headquarters expenses to the semiconductor business based on the semiconductor business' net sales as a percentage of Harris' net sales. This pro forma adjustment represents the elimination of this allocation and our estimate of the cost of replacing these services as a stand-alone company, calculated as follows:

                                                                                26 WEEKS ENDED
                                                           FISCAL YEAR ENDED    JANUARY 1,        6 WEEKS ENDED
                                                           JULY 2, 1999            1999           AUGUST 13, 1999
                                                           -----------------    --------------    ---------------
                                                                               (IN MILLIONS)
       Harris corporate expenses allocation.............         $ 9.3              $  4.3             $ 1.2
                                                                 -----              ------             -----
       Intersil's anticipated expenses:
          Finance, legal and professional...............           2.0                 1.0              0.20
          Human resources/benefits......................           0.5                 0.3              0.05
          Other.........................................           0.5                 0.3              0.05
                                                                 -----              ------             -----
               Total anticipated expenses...............           3.0                 1.6               0.3
                                                                 -----              ------             -----
       Net reduction....................................         $ 6.3              $  2.7             $ 0.9
                                                                 -----              ------             -----
                                                                 -----              ------             -----

(c) Represents interest expense associated with the indebtedness incurred in connection with the acquisition of the semiconductor business, calculated as follows:

                                                                                26 WEEKS ENDED
                                                           FISCAL YEAR ENDED    JANUARY 1,        6 WEEKS ENDED
                                                           JULY 2, 1999            1999           AUGUST 13, 1999
                                                           -----------------    --------------    ---------------
                                                                               (IN MILLIONS)
       Interest on Senior Subordinated Notes (13.25% on
          $200.0 million)...............................         $26.5              $ 13.3             $ 3.1
       Estimated interest on Senior Term Facility (9.94%
          on $205.0 million)............................          20.4                10.2               2.4
       Estimated interest on Revolving Credit Facility
          (9.19% on $15.0 million)......................           1.4                 0.7               0.2
                                                                 -----              ------             -----
               Total cash interest expense..............          48.3                24.2               5.7
       Deferred financing fees..........................           1.6                 0.8               0.2
                                                                 -----              ------             -----
               Total interest expense...................         $49.9              $ 25.0             $ 5.9
                                                                 -----              ------             -----
                                                                 -----              ------             -----

    A change in the interest rate on the Senior Term Facility and the Revolving Credit Facility of one-eighth of one percent (0.125%) would change interest expense by $0.28 million for the fiscal year ended July 2,

    1999, $0.14 million for the twenty six weeks ended January 1, 1999 and $0.03 million for the six weeks ended August 13, 1999.

    Financing fees are composed of $6.0 million on the Senior Subordinated Notes (amortized over 10 years) and $6.2 million on the Senior Term Facility and Revolving Credit Facility (amortized over 6 years).

(d) Represents the adjustment to reflect additional amortization expense for the identified intangible assets. The appraisal of the acquired business, after adjustment for negative goodwill, included $108.7 million of identified intangible assets including, $56.1 million of developed technology, $23.0 million to customer base, $9.4 million to assembled workforce and $20.2 million of purchased in-process research and development. The purchased in-process research and development related to various products under development that had not yet reached technological feasibility and had no future alternative uses. Pursuant to Regulation S-X, the in-process research and development has been written off against retained earnings and has not been reflected in the pro forma consolidated statement of operations for the fiscal year ended
     July 2, 1999. The remaining identified intangibles are being amortized over the following lives:

                                                                          26 WEEKS ENDED
                                                      FISCAL YEAR ENDED   JANUARY 1,       6 WEEKS ENDED
IDENTIFIED INTANGIBLE             AMOUNT     LIFE     JULY 2, 1999          1999           AUGUST 13, 1999
--------------------------------  ------   --------   -----------------   --------------   ---------------
                                                                         (IN MILLIONS)
Developed technology............  $56.1    11 years         $ 5.1              $2.5             $ 0.6
Customer base...................   23.0     7 years           3.3               1.6               0.4
Assembled workforce.............    9.4     5 years           1.9               0.9               0.2
                                                            -----              ----             -----
                                                            $10.3              $5.0             $ 1.2
                                                            =====              ====             =====

(e) Represents the adjustment of the pro forma income tax provision related to the pro forma pretax adjustments for Intersil and Intersil Holding computed on a stand-alone basis at the effective domestic tax rate of 39%.

(f) Represents interest expense associated with Intersil Holding's indebtedness incurred in connection with the acquisition of the semiconductor business, calculated as follows:

                                                                                26 WEEKS ENDED
                                                           FISCAL YEAR ENDED    JANUARY 1,        6 WEEKS ENDED
                                                           JULY 2, 1999           1999            AUGUST 13, 1999
                                                           -----------------    --------------    ---------------
                                                                               (IN MILLIONS)
       Interest on Subordinated Holding PIK Note
          (13.50% on $30.0 million).....................
                                                                 $ 4.1               $2.1              $ 0.5
       Interest on Seller Holding PIK Note
          (11.13% on $90.0 million).....................          10.0                5.0                1.1
                                                                 -----               ----              -----
                                                                 $14.1               $7.1              $ 1.6
                                                                 =====               ====              =====

(g) Represents the adjustment for the accretion of the 12% cumulative dividends on the 83,434 shares of the mandatorily redeemable 12% Series A Cumulative Compounding Preferred Stock, with a stated value of $1,000 per share.

(h) Represents the elimination of interest expense associated with debt to be repaid with the proceeds of the offering. Such amounts were $44.5 million for the fiscal year ended July 2, 1999 and $22.2 million for the 26 weeks ended January 1, 1999 and the 26 weeks ended December 31, 1999.

(i) Represents the elimination of the amortization of deferred financing and debt issuance costs associated with the debt being repaid. Such amounts were $1.2 million for the fiscal year ended July 2, 1999 and $0.6 million for the 26 weeks ended January 1, 1999 and the 26 weeks ended December 31, 1999. In connection with the offering, we are required to write-off unamortized debt issuance costs associated with debt being repaid. Approximately $9.9 million will be written off concurrent with the offering. This non-recurring charge has been excluded from the pro forma combined condensed statements of operations.

(j) Represents the pro forma adjustment for income tax expense related to the pro forma adjustments made to give effect to the offering at the effective domestic tax rate of 39%.

(k) Assumes all of the outstanding shares of the 12% Series A Cumulative Compounding Preferred Stock will be converted into common stock at $1,000 per share plus accumulated and unpaid dividends, based on the per share amount we will receive in this offering. See "Debt Repayment and Preferred Stock Conversion Transactions."

(l) The following table sets forth the computation of pro forma as adjusted basic and diluted net income (loss) per common share and weighted average common shares outstanding as follows:

                                                         FISCAL YEAR    26 WEEKS      26 WEEKS
                                                           ENDED         ENDED          ENDED
                                                          JULY 2,       JANUARY 1,    DECEMBER 31,
                                                           1999           1999          1999
                                                         -----------    ----------    ------------
                                                         (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Numerator:
  Net income (loss) to common shareholders (basic and
     diluted).........................................     $  22.6        $  3.6         $(14.6)
                                                           =======        ======         ======

Denominator:
  Basic:
     Shares outstanding at December 31, 1999..........        66.7          66.7           66.7
     Conversion of Preferred Stock....................         3.8           3.8            3.8
     Class A Common Stock offering....................        20.0          20.0           20.0
                                                           -------        ------         ------
     Total basic......................................        90.5          90.5           90.5

Diluted:
  Warrants............................................         5.9           5.9             --
  Common stock options................................         0.9           0.9             --
                                                           -------        ------         ------
  Total diluted.......................................         6.8           6.8             --
                                                           -------        ------         ------

Total denominator.....................................        97.3          97.3           90.5
                                                           =======        ======         ======

Net income (loss) per common share:
  Basic...............................................     $  0.25        $ 0.04         $(0.16)
  Diluted.............................................        0.23          0.04          (0.16)

    The effect of dilutive securities is not included in the computation for the 26 weeks ended December 31, 1999 because to do so would be antidilutive.

               SELECTED HISTORICAL FINANCIAL DATA AND OTHER DATA

     The following table sets forth selected historical financial data and supplemental data for Intersil Holding and its predecessor. The historical financial data as of and for fiscal years 1997, 1998, 1999 and the 6 weeks ended August 13, 1999 are derived directly from our predecessor's audited Consolidated Financial Statements included elsewhere in this prospectus, except for revenue categorized by business unit, which is derived from our predecessor's books and records. The historical financial data as of and for fiscal years ended 1995 and 1996, which are not included in this prospectus, and the 26 weeks ended January 1, 1999 included elsewhere in this prospectus, are derived directly from our predecessor's unaudited Consolidated Financial Statements. The historical financial data as of and for the 20 weeks ended December 31, 1999 are derived directly from our unaudited Consolidated Financial Statements included elsewhere in this prospectus. The unaudited Consolidated Financial Statements include all adjustments necessary for the fair presentation of the financial condition and the results of operations for these periods and as of these dates. This information should be read in conjunction with the Consolidated Financial Statements included elsewhere in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                                         PREDECESSOR
                                                             PREDECESSOR                      ---------------------------------
                                            ----------------------------------------------
                                                                                              26 WEEKS ENDED
                                                             FISCAL YEARS                     --------------     6 WEEKS ENDED
                                            ----------------------------------------------    JANUARY 1,        ---------------
                                             1995      1996      1997      1998      1999        1999           AUGUST 13, 1999
                                            ------    ------    ------    ------    ------    --------------    ---------------
                                                                  (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Revenue:
    Analog & Mixed-Signal................   $379.2    $393.6    $384.4    $390.4    $352.8        $166.0            $  36.3
    Discrete Power.......................    128.2     176.6     154.5     176.4     161.6          73.3               18.0
    Wireless.............................       --        --       6.4      10.0      18.3           7.3                3.0
                                            ------    ------    ------    ------    ------        ------            -------
Total revenue............................   $507.4    $570.2    $545.3    $576.8    $532.7        $246.6            $  57.3
                                            ======    ======    ======    ======    ======        ======            =======
Gross margin.............................   $178.5    $227.1    $199.3    $207.5    $182.9        $ 81.0            $  17.7
Research and development.................     50.6      69.4      75.2      75.1      67.0          29.7                8.5
Selling, administrative and general......     94.6     103.6      99.3      98.2      84.0          41.3               10.9
Harris corporate expense allocation......      9.1      10.3      10.0      10.0       9.3           4.3                1.2
Intangible amortization..................      2.3       2.3       2.3       2.3       2.4           1.2                0.3
In-process R&D charge....................       --        --        --        --        --            --                 --
                                            ------    ------    ------    ------    ------        ------            -------
Operating income (loss)..................     21.9      41.5      12.5      21.9      20.2           4.5               (3.2)
Interest, net............................      0.6      (1.0)     (0.6)     (0.9)     (1.2)         (0.4)              (0.1)
                                            ------    ------    ------    ------    ------        ------            -------
Income (loss) before income taxes........     21.3      42.5      13.1      22.8      21.4           4.9               (3.1)
Income taxes (benefit)...................     (4.3)      2.6       1.9       9.9      (6.0)         (1.4)              (0.1)
                                            ------    ------    ------    ------    ------        ------            -------
Net income (loss)........................     25.6      39.9      11.2      12.9      27.4           6.3               (3.0)
Preferred dividends......................       --        --        --        --        --            --                 --
                                            ------    ------    ------    ------    ------        ------            -------
Net income (loss) to common
  shareholders...........................   $ 25.6    $ 39.9    $ 11.2    $ 12.9    $ 27.4        $  6.3            $  (3.0)
                                            ======    ======    ======    ======    ======        ======            =======
LOSS PER SHARE:
Basic and diluted..............................................................................................................
WEIGHTED AVERAGE COMMON SHARES
  OUTSTANDING:
Basic and diluted..............................................................................................................
BALANCE SHEET DATA (END OF PERIOD):
Cash.....................................   $   --    $   --    $   --    $   --    $   --        $   --            $   1.4
Total assets.............................    546.2     647.0     773.3     810.3     761.2         766.0              736.1
Long-term debt, including current
  portion................................       --        --       1.4       4.1       4.6           4.7                4.5
Mandatorily redeemable preferred stock...       --        --        --        --        --            --                 --
Total shareholders' equity (deficit).....    456.2     520.9     646.2     699.1     658.9         684.0              657.3


                                               SUCCESSOR
                                           -----------------

                                            20 WEEKS ENDED
                                           -----------------
                                           DECEMBER 31, 1999
                                           -----------------

STATEMENT OF OPERATIONS DATA:
Revenue:
    Analog & Mixed-Signal................       $ 140.5
    Discrete Power.......................          81.7
    Wireless.............................          12.5
                                                -------
Total revenue............................       $ 234.7
                                                =======
Gross margin.............................       $  92.3
Research and development.................          26.0
Selling, administrative and general......          38.3
Harris corporate expense allocation......            --
Intangible amortization..................           3.9
In-process R&D charge....................          20.2
                                                -------
Operating income (loss)..................           3.9
Interest, net............................          24.3
                                                -------
Income (loss) before income taxes........         (20.4)
Income taxes (benefit)...................           1.4
                                                -------
Net income (loss)........................         (21.8)
Preferred dividends......................           3.9
                                                -------
Net income (loss) to common
  shareholders...........................       $ (25.7)
                                                =======
LOSS PER SHARE:
Basic and diluted........................       $ (0.39)
WEIGHTED AVERAGE COMMON SHARES
  OUTSTANDING:
Basic and diluted........................          66.7
BALANCE SHEET DATA (END OF PERIOD):
Cash.....................................       $  40.1
Total assets.............................         717.0
Long-term debt, including current
  portion................................         534.3
Mandatorily redeemable preferred stock...          87.9
Total shareholders' equity (deficit).....         (18.8)

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with, and is qualified in its entirety by reference to our Consolidated Financial Statements, including the notes thereto appearing elsewhere in this prospectus. Except for historical information, the discussions in this section of the prospectus contain forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those discussed below.

OVERVIEW

     We are a systems level designer and manufacturer of analog, mixed signal, discrete power and wireless communications semiconductors. We use our proprietary technologies and design capabilities to provide systems solutions for the communications power management and wireless markets. We sell over 4,500 products to more than 28,000 customers worldwide.

BASIS OF PRESENTATION

     We were formed on August 13, 1999 through a series of transactions, in which we and our wholly-owned subsidiary, Intersil, acquired the semiconductor business of Harris. Intersil and its wholly-owned domestic and foreign subsidiaries include the operations of the Predecessor. Our fiscal year 2000 began on July 3, 1999 and our second fiscal quarter ended December 31, 1999.

     The total purchase price of the semiconductor business acquisition was $614.3 million, which included transaction costs of approximately $7.8 million and deferred financing costs of $12.2 million. The consideration paid by Intersil Holding was $504.3 million in cash of which $420.0 million was financed through borrowings from the senior credit facilities, the 13 1/4% Senior Subordinated Notes due 2009 and 13.5% Subordinated Holding "Pay-In-Kind" (PIK) note and the issuance of a $90.0 million 11.13% PIK Note to Harris.

     The acquisition was accounted for using the purchase method of accounting and accordingly, the operating results of the semiconductor business have been included in Intersil's consolidated financial statements since the date of acquisition. The total purchase price was allocated to the assets and liabilities of the semiconductor business based upon their approximate fair value. The fair value of the net assets acquired exceeded the purchase price resulting in negative goodwill of $200.0 million. This negative goodwill was allocated to the identified intangibles and property and equipment based on their relative fair values. The most significant effects were to decrease property, plant and equipment and to increase certain intangibles and liabilities. Accordingly, certain financial information for the periods prior to August 13, 1999 is not comparable to periods subsequent to August 13, 1999. All income statement information for the first six months ending December 31, 1999 of the fiscal year 2000 represents the combined results of the semiconductor business from July 3, 1999 through August 13, 1999 and Intersil Holding from August 14, 1999 through December 31, 1999.

QUARTERLY RESULTS

     The following table sets forth the unaudited historical quarterly revenue and gross margin of our product groups:

                                                                                                                 COMBINED
                                       FISCAL YEAR 1998                        FISCAL YEAR 1999              FISCAL YEAR 2000
                             ------------------------------------    ------------------------------------    ----------------
                               Q1        Q2        Q3        Q4        Q1        Q2        Q3        Q4        Q1        Q2
                             ------    ------    ------    ------    ------    ------    ------    ------    ------    ------
                                                     (IN MILLIONS, EXCEPT FOR PERCENTAGES)
REVENUE
Analog & Mixed-Signal.....   $ 96.3    $ 93.9    $ 95.2    $105.0    $ 79.8    $ 86.2    $ 88.5    $ 98.3    $ 82.8    $ 94.0
Discrete Power............     44.7      45.2      45.7      40.8      38.5      34.8      42.3      46.0      44.9      54.8
Wireless..................      2.9       2.2       2.6       2.3       4.2       3.1       4.6       6.4       6.2       9.3
                             ------    ------    ------    ------    ------    ------    ------    ------    ------    ------
    Total.................   $143.9    $141.3    $143.5    $148.1    $122.5    $124.1    $135.4    $150.7    $133.9    $158.1
                             ======    ======    ======    ======    ======    ======    ======    ======    ======    ======

GROSS MARGIN
Analog & Mixed-Signal.....   $ 34.2    $ 39.4    $ 39.9    $ 46.5    $ 33.0    $ 33.2    $ 38.3    $ 42.1    $ 35.1    $ 42.5
Discrete Power............     10.8      12.4      10.6      10.3       8.1       5.0       7.2       9.5      11.0      15.5
Wireless..................      0.9       0.1       1.1       1.3       0.9       0.8       1.6       3.2       2.2       3.6
                             ------    ------    ------    ------    ------    ------    ------    ------    ------    ------
    Total.................   $ 45.9    $ 51.9    $ 51.6    $ 58.1    $ 42.0    $ 39.0    $ 47.1    $ 54.8    $ 48.3    $ 61.6
                             ======    ======    ======    ======    ======    ======    ======    ======    ======    ======

GROSS MARGIN PERCENTAGE
Analog & Mixed-Signal.....       36%       42%       42%       44%       41%       39%       43%       43%       42%       45%
Discrete Power............       24        27        23        25        21        14        17        21        24        28
Wireless..................       31         5        42        57        21        26        35        50        35        39
    Total.................       32        37        36        39        34        31        35        36        36        39

     Our first fiscal quarter is generally the weakest due to slow demand from government customers, model year changeovers in the automotive industry and summer holiday seasons, primarily in Europe. Our fourth fiscal quarter is generally the strongest due to strong demand from government customers.

     The semiconductor industry has historically experienced declining selling prices over the past 15 years, and we expect that trend to continue in the future. We expect to realize productivity gains which will offset the decline in average selling prices and therefore we do not anticipate a significant adverse effect on our financial condition.

     Industry demand weakened significantly in the first half of fiscal 1999 due to widespread inventory adjustments which led to excess manufacturing capacity and steep declines in product prices. This trend impacted all three product groups. Our results, and the industry as a whole, began to strengthen in the third fiscal quarter of 1999, with an increase in sales of 9.1% from the second quarter to the third quarter and 11.3% from the third quarter to the fourth quarter. For the six months ended December 31, 1999, industry conditions have continued to improve. Additionally, the introduction of our new PRISM II wireless product has accelerated growth in the Wireless product group.

     As Wireless is an emerging business, gross margins have fluctuated during the start-up period due to timing of sales and variability of yield performance.

RESULTS OF OPERATIONS

     The following table sets forth income statement data for the periods indicated as a percentage of revenue:

                                                                                    26 WEEKS ENDED
                                                                             ----------------------------
                                                    FISCAL YEAR                              COMBINED
                                            ---------------------------      JANUARY 1,      DECEMBER 31,
                                            1997       1998       1999         1999            1999
                                            -----      -----      -----      ----------      ------------
Revenue:
  Analog & Mixed-Signal..................    70.5%      67.7%      66.2%         67.3%            60.6%
  Discrete Power.........................    28.3       30.6       30.4          29.7             34.1
  Wireless...............................     1.2        1.7        3.4           3.0              5.3
                                            -----      -----      -----        ------           ------
     Total...............................   100.0      100.0      100.0         100.0            100.0
                                            -----      -----      -----        ------           ------
Cost and Expenses:
  Cost of goods sold.....................    63.5       64.0       65.6          67.3             62.4
  Research and development...............    13.8       13.0       12.6          12.0             11.8
  Selling, administrative and general....    20.0       18.8       17.5          18.5             17.2
  Intangible amortization................     0.4        0.4        0.5           0.4              1.5
  In-process research and development....      --         --         --            --              6.9
                                            -----      -----      -----        ------           ------
     Operating income....................     2.3        3.8        3.8           1.8              0.2
  Interest, net..........................    (0.1)      (0.2)      (0.2)         (0.2)             8.3
                                            -----      -----      -----        ------           ------
Income (loss) before income taxes........     2.4        4.0        4.0           2.0             (8.1)
Income taxes (benefit)...................     0.3        1.8       (1.1)         (0.6)             0.4
                                            -----      -----      -----        ------           ------
Net income (loss)........................     2.1%       2.2%       5.1%          2.6%            (8.5)%
                                            =====      =====      =====        ======           ======

SIX MONTHS ENDED DECEMBER 31, 1999 COMPARED WITH SIX MONTHS ENDED JANUARY 1,
1999

  Revenue

     Revenue for the six months ended December 31, 1999 increased 18.4% to $292.0 million from $246.6 million during the six months ended January 1, 1999. This growth is the result of improved demand across all business units, primarily as a result of improved market conditions. Wireless sales growth of 112% was driven by increased market acceptance of our PRISM(R) products.

     Geographically, 48.9%, 22.9% and 28.2% of product sales were derived in North America, Europe and Asia, respectively, during the six months ended December 31, 1999, compared to 54.1%, 24.9% and 21.0% during the six months ended January 1, 1999.

  Gross Margin

     Cost of goods sold consists primarily of purchased materials, labor and overhead (including depreciation) associated with product manufacturing, plus royalty, warranty and sustaining engineering expenses pertaining to products sold. Gross margin on product sales increased 35.7% to $109.9 million in the six months ended December 31, 1999 from $81.0 million in the six months ended January 1, 1999. As a percent of sales, gross margin was 37.6% during the six months ended December 31, 1999 and 32.8% during the six months ended January 1, 1999. This increase was substantially due to a decrease in depreciation expense resulting from a revaluation of our property, plant and equipment due to purchase accounting, greater capacity utilization, from 62% during the six months ended January 1, 1999 to 80% during the six months ended December 31, 1999, and increased manufacturing efficiencies resulting from cost reductions related to headcount reductions.

  Operating Expenses

     R&D expenses consist primarily of salaries and selected costs of employees engaged in product/process research, design and development activities, as well as related subcontracting activities, prototype development, cost of design tools and technology license agreement expenses. R&D expenses increased

16.2% to $34.5 million during the six months ended December 31, 1999 from $29.7 million during the first half of fiscal 1999. As a percent of sales, R&D expenses remained relatively flat at 11.8% for the six months ended December 31, 1999 from 12.0% for the six months ended January 1, 1999. R&D expense included continued investment in the PRISM(R) chip sets and in the power management integrated circuits area, focusing in the categories of communications and computing, which led our growth of new product revenue during fiscal 1999.

     In connection with the acquisition, we allocated $20.2 million of the purchase price to in-process R&D projects. This allocation represents the estimated fair value based on risk-adjusted cash flows related to the incomplete products. At the date of acquisition, the development of these projects had not yet reached technological feasibility and the in-process R&D had no alternative future uses. Accordingly, these costs were expensed as a one-time charge to earnings in the combined six months ended December 31, 1999.

     In making the purchase price allocation, we relied on present value calculations of income, an analysis of project accomplishments and completion costs and an assessment of overall contribution and project risk. The amounts assigned to the in-process R&D were determined by identifying significant research projects for which technological feasibility had not been established.

     The amounts assigned to the in-process R&D were determined by identifying significant research projects for which technological feasibility had not been established. The fair values assigned prior to allocation of negative goodwill to each of the significant projects and the stage of completion are reported below.

                                                                                 FAIR VALUE       STAGE OF
                                   PRODUCT                                       (IN MILLIONS)    COMPLETION
------------------------------------------------------------------------------   -------------    ----------
SMPS IGBT.....................................................................       $ 2.4            60%
PRISM II......................................................................         2.4            90
HIP 6601/2/3..................................................................         1.5            75
HC 1540.......................................................................         0.4            80
HC 7581.......................................................................         3.4            60
HIP 6210/6220.................................................................         2.4            50
DC to DC Power Converters.....................................................         2.2            35
Gen III Radiation Hardened MOSFETs............................................         8.0            60
Other.........................................................................         6.3            38
                                                                                     -----
  Total.......................................................................       $29.0
                                                                                     =====

     A discussion of the most significant projects follows:

  SMPS IGBT

     SMPS IGBT refers to a project researched and in development in our discrete power product line area. AC to DC power supplies are designed to use high voltage power metal oxide semiconductor field effect transistors, or MOSFETs, to convert an AC voltage into a DC voltage. The new switch mode power supply, or SMPS, family of insulated gate bipolar transistors, or IGBTs, will combine the fast speed, unclamped inductive switching and low gate charge speed of the power MOSFET with the high current density and low forward voltage drop of the IGBT. The result will be a lower cost and more efficient product than currently available high voltage MOSFET products.

  PRISM II

     PRISM II refers to a project researched and in development in our wireless product line area. PRISM II will be a complete silicon solution for the design of Wireless Local Area Networks, or WLANs. Comprised of five highly integrated chips incorporating advanced silicon germanium technology, PRISM II will deliver all required analog and digital circuitry for the physical and medium access controller layers, while providing a complete "antenna-to-computer" solution for high data rate WLANs. The product will provide end-users in the computer market with a low cost, small and lightweight medium for WLAN connection.

  HIP6601/2/3

     HIP6601/2/3 refers to another chipset family researched and in development in our analog and mixed signal product line area. HIP6601/2/33 will be designed to support the next generation Intel and AMD processors that will be used in file servers, desktops, and workstations. The HIP6601, HIP6602 and HIP6603 will be a family of similar controllers and drivers designed to support various high performance CPU power supply conversion requirements.

  HC1540

     HC1540 refers to an integrated circuit and relay researched and in development in our analog and mixed signal product line area. HC1540 will be a high voltage, switch for use in the telecom industry.

  HC7581

     HC7581 refers to a new subscriber line interface circuit, or SLIC, researched and in development in our analog and mixed signal product line area. SLICs are required in all telecom exchange systems to interface with signals entering into telecommunication systems.

  HIP6210/6220

     HIP6210/6220 refer to a chipset researched and in development in our analog and mixed signal product line area. HIP6210/6220 are designed to support the personal computer market by saving energy. These chips will sense different power requirement levels and regulate the flow of the power based on essential needs.

  DC to DC Power Converters

     DC to DC power converters refer to a project researched and in development in our space and defense group. The DC to DC power converter will be the first in a series of radiation-hardened, high reliability power supplies. This power supply source will be smaller in size, of less weight and more efficient than currently available technology. The initial market will be for usage in satellites. However, a variety of other commercial and military space applications are envisioned.

  Gen III Radiation Hardened MOSFETs

     Gen III radiation hardened metal oxide semiconductor field effect transistors, or MOSFETs, refer to a project researched and in development in our discrete power product line area. This technology will reduce the die size used in commercial satellites by 50% while maintaining a high degree of radiation hardness. Launch costs of commercial satellites are directly proportional to a satellite's size and weight. The die size reduction will enable us to place our silicon in packages that are smaller and lighter thereby providing the end-user with a more economical printed circuit board.

     The value assigned to purchased in-process R&D was determined by estimating the costs to develop the purchased in-process R&D into commercially viable products and discounting the net cash flows to their present value.

     Remaining development efforts for these in-process R&D projects include various phases of design, development and testing. The anticipated completion dates for the in-process R&D projects will occur within the next one and one half years, after which we expect to begin generating economic benefits from the technologies. Expenditures to complete these projects are expected to total approximately $12.1 million in fiscal year 2000, and $1.3 million in fiscal year 2001.

     These estimates are subject to change, given the uncertainties of the development process, and no assurance can be given that deviations from these estimates will not occur. We expect to continue these development efforts and believe we have a reasonable chance of successfully completing the R&D programs. However, there is risk associated with the completion of the projects and there is no assurance that any will meet with either technological or commercial success.

     SG&A costs, which include marketing, selling, administrative and general expenses, and Harris corporate expense allocation, increased to $50.2 million during the six months ended December 31, 1999 from $45.7 million during the six months ended January 1, 1999. This increase was due to additional selling costs resulting from higher sales in fiscal 2000 and additional marketing costs associated with the new company branding initiative. Operating expenses include allocated charges by Harris to us for legal, financial and other administrative expenses of $1.2 million for the six weeks ended August 13, 1999 and $4.3 million for the six months ended January 1, 1999.

     Certain intangible assets were recorded on the opening balance sheet of Intersil as part of purchase accounting. These assets are being amortized over their useful lives ranging from five to eleven years.

  Interest Expense

     In connection with the acquisition of the semiconductor business, we entered into new credit facilities. See "--Liquidity and Capital Resources." Interest expense related to this debt for Intersil Holding during the six months ended December 31, 1999 was $24.8 million, excluding interest income of $0.6 million.

  Tax Expense

     The tax benefit for the combined six months ended December 31, 1999 is not comparable to the six months ended January 1, 1999, due to the different tax structures of the semiconductor business and Intersil Holding.

  Backlog

     We had backlog at December 31, 1999 of $192.4 million compared to $174.0 million at July 2, 1999.

FISCAL 1999 COMPARED WITH 1998

  Revenue

     Revenue for fiscal year 1999 decreased 7.6% to $532.7 million from $576.8 million in fiscal year 1998. This decrease is the result of continued soft market conditions and resulting adverse effects on semiconductor demand. This trend continued through the second quarter of fiscal 1999. We believe that the principal causes for the decline were initially high inventory levels of our products at our distributors, which decreased 17% from fiscal year 1998 to fiscal year 1999, as well as high levels of inventory at customers. This was followed by an overall drop in global semiconductor demand of 8.5% in calendar year 1998. Particularly hard hit were our Discrete Power products where prices of power metal oxide semiconductor field effect transistors, or MOSFETs, declined by nearly 15%. Additionally, distributors and major OEMs reduced the amount of pipeline inventory in the channel, taking advantage of the shorter lead-times and lower prices. During the third fiscal quarter of 1999, we began to experience an increase in new orders, which resulted in a 9.1% increase in sales in the third quarter versus the preceding quarter. The positive trend continued into the fourth quarter with an increase in sales of 11.3% from the third quarter.

     Geographically, 53.5%, 24.6% and 21.9% of product sales were derived in North America, Europe and Asia, respectively, during fiscal year 1999, compared to 53.8%, 28.0%, and 18.2% in fiscal year 1998.

  Gross Margin

     Gross margin on product sales declined 11.9% to $182.9 million in fiscal year 1999 from $207.5 million in fiscal year 1998. As a percent of sales, gross margin was 34.3% in fiscal year 1999 and 36.0% in fiscal year 1998. This decrease was substantially due to price pressure worldwide for our Discrete Power products and a $13.2 million increase in our depreciation expense resulting from the additional capital expenditures that went into our 8-inch wafer fab in Mountaintop, Pennsylvania. Our gross margin decline was partially offset by a series of cost reduction initiatives which resulted in lower operating costs and improved pricing and terms with our suppliers of raw materials.

  Operating Expenses

     R&D expenses decreased 10.8% to $67.0 million in fiscal year 1999 from $75.1 million in fiscal year 1998. During fiscal year 1999, we focused our resources on targeted applications and reduced programs that did not support our emphasis. Major investment continued on the PRISM(R) chip set which addresses the wireless local area network market. R&D for products designed for the power management market was principally focused on computing and communications which led our growth of new product revenue during fiscal year 1999.

     SG&A costs decreased 13.7% to $93.3 million in fiscal year 1999 from $108.1 million in fiscal year 1998. The decrease in SG&A was primarily due to increased efficiencies resulting from a reorganization of the internal sales force and external sales representative firms and reduction of administrative expenses including headcount reductions. Operating expenses include allocated charges by Harris to us for legal, financial and other administrative expenses of $9.3 million for fiscal year 1999 and $10.0 million for fiscal year 1998.

  Tax Expenses

     The tax benefit of $6.0 million in fiscal year 1999 was primarily driven by changes in the Malaysian tax system, resulting in fiscal year 1999 income not being subject to tax.

  Backlog

     We had backlog at July 2, 1999 of $174.0 million compared to backlog of about $188.5 million at July 3, 1998. The decrease in backlog was primarily due to shorter industry lead-times.

FISCAL 1998 COMPARED WITH 1997

  Revenue

     Revenue for fiscal year 1998 increased 5.8% to $576.8 million from $545.3 million in fiscal year 1997. The increase was principally due to a 14% increase in Discrete Power sales over the prior year primarily due to increased output from our new 8-inch wafer fab in Mountaintop, Pennsylvania.

     Geographically, 53.8%, 28.0%, and 18.2% of product sales were derived in North America, Europe and Asia/Pacific, respectively, in fiscal year 1998, compared to 55.4%, 26.6%, and 18.0% in fiscal year 1997.

  Gross Margin

     Gross margin in fiscal year 1998 increased 4.1% to $207.5 million from $199.3 million in fiscal year 1997. The increase in gross margin was primarily due to higher revenue and improved manufacturing efficiencies offset partially by a $14.8 million increase in depreciation expense resulting from the expansion of the Mountaintop, Pennsylvania 8-inch wafer fab. As a percentage of revenue, our gross margin decreased to 36.0% in fiscal year 1998 compared to 36.5% for fiscal year 1997 due primarily to the increased depreciation.

  Operating Expenses

     R&D expenses were $75.1 million, or 13.0% of sales in fiscal year 1998, compared to $75.2 million, or 13.8% of sales in fiscal year 1997. During fiscal year 1998, we continued to direct about two-thirds of our R&D investment to our wireless and analog products.

     SG&A expenses in fiscal year 1998 decreased 1.1% to $108.1 million, compared to $109.3 million in fiscal year 1997. The decrease in SG&A as a percent of sales from 20.0% to 18.7% was primarily due to our increased operating efficiency and efforts to reduce selling and administrative expenses. Operating expenses include charges by Harris for our share of legal, financial and other administrative expenses of $10.0 million for fiscal year 1998 and $10.0 million for fiscal year 1997.

  Tax Expenses

     The favorable tax rate in fiscal year 1997 was primarily due to fluctuations in foreign income and a reinvestment allowance on capital expenditures in Malaysia.

  Backlog

     We had backlog at July 3, 1998 of about $188.5 million compared to backlog of about $223.2 million at June 27, 1997. The decline in backlog was primarily due to shorter industry lead times.

LIQUIDITY AND CAPITAL RESOURCES

     In connection with the acquisition of the semiconductor business, we entered into new credit facilities, which provide for a Senior Term Facility of $205.0 million and a Revolving Credit Facility in an aggregate amount up to $70.0 million. Both the Senior Term Facility and the Revolving Credit Facility will mature in 2005.

     The Senior Term Facility is subject to amortization payments which require 1.0% of the original principal amount to be repaid in each of the first five years. The Revolving Credit Facility is available until 2005 unless sooner terminated. As of December 31, 1999, the Revolving Credit Facility was undrawn.

     Our principal capital requirements are to fund working capital needs, to meet required debt payments and to complete planned maintenance and expansion. We anticipate that our operating cash flow, together with available borrowings under the Revolving Credit Facility, will be sufficient to meet our working capital, capital expenditure and interest requirements on our debt obligations for the foreseeable future. The proceeds of this offering will be used to repay the entire 13.5% Senior Subordinated PIK Note due 2010 and the entire 11.13% Seller Holding PIK Note due 2010 and a portion of the Senior Term Facility and the 13 1/4% Senior Subordinated Notes due 2009. As of December 31, 1999 our total debt and stockholders' equity as adjusted for this offering would have been $134.1 million and $512.0 million, respectively.

     Because our business was operated as a subsidiary of Harris during fiscal year 1997 through fiscal year 1999, we do not believe our prior years' cash flows are indicative of our business on a stand-alone basis. Net cash generated by operating activities for the six months ended December 31, 1999 was $65.3 million. Net cash used in investing activities for the six months ended December 31, 1999 was $14.5 million for capital expenditures to support our expanded operations. Net cash used to repay debt for the six months ended December 31, 1999 was $15.2 million. Our cash balance at December 31, 1999 was $40.1 million.

     Our senior credit facility contains financial covenants and restrictions including restrictions on our ability to pay cash dividends or to effect mergers or acquisitions, incur certain indebtedness or to make certain investments without the bank's prior approval. We are currently in compliance with such financial covenants and restrictions.

  Receivables and Inventories

     Trade accounts and the current portion of notes receivable less the allowance for collection losses totaled $91.7 million at December 31, 1999 compared to $100.7 million at July 2, 1999. This decrease was due to continued emphasis on improving the receivable collection cycle. Inventories remained relatively flat at December 31, 1999, increasing from $153.8 million at July 2, 1999 to $154.0 million at December 31, 1999. The inventory decrease from the end of fiscal year 1998 of $26.2 million was a result of a management initiative to reduce our inventory through portfolio management and streamlining of processes, resulting in less excess and obsolete inventory.

     Distributor reserves have fluctuated from year to year based on the level of inventory of distributions. In late fiscal year 1998, inventories at distributors declined and the reserve was reduced accordingly. From fiscal year 1998 to fiscal year 1999, the reserve has remained relatively flat.

  Capital Expenditures

     Capital expenditures for the six months ended December 31, 1999 were $14.5 million. During fiscal year 1999, capital expenditures were $38.6 million compared to $90.2 million in fiscal year 1998. This decrease was due primarily to the completion of our expansion of the Mountaintop, Pennsylvania 8-inch wafer fab during fiscal year 1998. Our previous owner invested approximately $303.9 million in capital expenditures since the beginning of fiscal year 1997 for upgrading our existing facilities with state-of-the-art manufacturing equipment and for the building and equipping of the world's first 8-inch wafer fab for discrete power semiconductors. As a result, we do not anticipate substantial capital expenditures in the foreseeable future. During the fiscal year 2000, we intend to spend about $45.0 million in capital expenditures.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued FAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The statement establishes standards for recording derivative financial instruments and the recognition of gains or losses resulting from changes in the fair values of those instruments. We plan to adopt the new standard no later than the first quarter of fiscal year 2001. However, we have not yet determined the anticipated impact of FAS No. 133.

MARKET RISK MANAGEMENT

     We, in the normal course of doing business, are exposed to the risks associated with foreign currency exchange rates and changes in interest rates. We employ established policies and procedures governing the use of financial instruments to manage our exposure to these risks.

     We use foreign exchange contracts and options to hedge both balance sheet and off-balance sheet foreign currency commitments. Specifically, these foreign exchange contracts offset foreign currency denominated inventory and purchase commitments from suppliers, and accounts receivable from, and future committed sales to customers and intercompany loans. We believe the use of foreign currency financial instruments should reduce the risks that arise from doing business in international markets. Our policy, effective August 1999, is to hedge firm foreign currency exposure up to six months of anticipated requirements. At December 31, 1999, we had open foreign exchange contracts with a notional amount of $27.6 million, all of which were to hedge off-balance-sheet commitments. At August 13, 1999 we had open foreign exchange contracts with a notional amount of $6.1 million, all of which were to hedge off-balance-sheet commitments. At July 2, 1999, we had open foreign exchange contracts with a notional amount of $22.0 million, all of which were to hedge off-balance-sheet commitments. At July 3, 1998, we had open foreign exchange contracts with a notional amount of $166.4 million, all of which were to hedge off-balance-sheet commitments. Additionally, for the fiscal year ended July 2, 1999, we purchased and sold $120.7 million of foreign exchange forward and option contracts, compared to $139.4 million for the prior year. See Note O "Financial Instruments" in the Notes to Financial Statements for further information with respect to commitments to buy or sell foreign currencies. Our hedging activities provide only limited protection against currency exchange risks. Factors that could impact the effectiveness of our hedging programs include accuracy of sales estimates, volatility of currency markets, and the cost and availability of hedging instruments. A 10% adverse change in currency exchange rates for our foreign currency derivatives held at December 31, 1999, would have an impact of approximately $1.3 million on the fair value of these instruments. This qualification of exposure to the market risk associated with foreign exchange financial instruments does not take into account the offsetting impact of changes in the fair value of our foreign denominated assets, liabilities, and firm commitments.

     Additionally, we use foreign exchange contracts to hedge anticipated foreign cash flow commitments up to 6 months. Hedges on anticipated foreign cash flow commitments do not qualify for deferral and therefore, gains and losses on changes in the fair market value of the foreign exchange contract are recognized in income. We are exposed to market risks related to fluctuations in interest rates on our variable rate debt, which consists of borrowings at December 31, 1999, of $205.0 million under our Tranche B Senior Term Facility. As of
December 31, 1999, we also had fixed rate debt of approximately $329.3 million comprised primarily of the 13 1/4% Senior Subordinated Notes due 2009, the 13.5% Senior Subordinated PIK Note due

2010 and the 11.13% Seller Holding PIK Note due 2010. We are not currently utilizing any type of derivative financial instrument to control our interest rate risk.

     For fixed rate debt, changes in interest rates generally affect the fair market value, but not earnings or cash flows. Conversely, for variable rate debt, changes in interest rates generally do not influence fair market value, but do affect future earnings and cash flows. We manage our interest exposure by using a combination of fixed and variable rate debt. Holding the variable rate debt balance constant, each one percentage point increase in interest rates occurring on the first day of the year would result in an increase in interest expense for fiscal year 2000 of approximately $2.2 million.

                               INDUSTRY OVERVIEW

     Semiconductors, which consist of integrated circuits and discrete semiconductors, are the critical components used to create an increasing variety of electronic products and systems. Integrated circuits operate at low power levels and perform multiple functions to process and convey information in electronic signal form. Integrated circuit capability is largely defined by circuit density, which increases as its components are miniaturized. In contrast to integrated circuits, discrete semiconductors perform a single function and often have multiple uses in many different end-user applications.

     Worldwide Semiconductor Trade Statistics, or WSTS, forecasts strong growth of approximately 15.5% for the semiconductor industry over the next three years. We sell our semiconductors into high-growth segments of the market including the communications analog & mixed-signal market, which is forecast by the Semiconductor Industry Association, or SIA, to grow 18.4% in calendar year 2000 from calendar year 1999, the power management market, which is forecast by WSTS to grow at 20.2% in calendar year 2000 from calendar year 1999, and the wireless LAN market, which is forecast by Intex Management Services to grow 39.0% in calendar year 2000 from calendar year 1999.

SEMICONDUCTOR CLASSIFICATIONS

     The following table sets forth the worldwide semiconductor total available market, or TAM, for each of five product functions of the semiconductor industry according to WSTS. Our products fit within the Analog and Discrete Power classifications listed in the table.

                          WORLDWIDE SEMICONDUCTOR TAM

                             1990    1991    1992    1993     1994     1995     1996     1997     1998    CAGR
                             -----   -----   -----   -----   ------   ------   ------   ------   ------   ----
                                                           (DOLLARS IN BILLIONS)
Analog.....................  $ 7.8   $ 8.3   $ 8.7   $10.7   $ 13.6   $ 16.6   $ 17.0   $ 19.8   $ 19.1   11.8%
Discrete Power.............    4.3     4.4     4.5     5.2      6.3      8.2      7.8      8.1      7.4    7.0
Microcomponents............    9.2    11.4    13.9    19.1     23.8     33.4     39.8     47.8     47.3   22.8
Memory.....................   11.8    12.2    14.8    21.3     32.5     53.5     36.0     29.3     23.0    8.7
Other......................   17.5    18.2    17.9    21.1     25.7     32.7     31.3     32.2     28.8    6.4
                             -----   -----   -----   -----   ------   ------   ------   ------   ------
Total......................  $50.6   $54.5   $59.8   $77.4   $101.9   $144.4   $131.9   $137.2   $125.6   12.1
                             -----   -----   -----   -----   ------   ------   ------   ------   ------
                             -----   -----   -----   -----   ------   ------   ------   ------   ------

     Analog integrated circuits are used to shape or condition electrical signals, to amplify electrical signal strengths, to convert electrical signals to and from digital "one or zero" levels, to regulate voltage levels and to provide interfaces between other products within an electrical system. Power semiconductors can be either discrete power devices or analog integrated circuits. Discrete devices perform a single function, such as switching electricity on and off. Analog integrated circuits perform multiple functions such as controlling and regulating currents. Microcomponents include microprocessors and microcontrollers that process data according to instructions embedded within the semiconductors themselves. These are considered the "brains" of the electronic system and are at the center of the system architecture. Memory are devices that store data and instructions. The "other" category includes all electronic devices whose functions do not include one of the four previously mentioned product functions.

ANALOG

     Analog signals are not discrete binary numerical values, but rather continuously variable electrical signals that represent continuous data variables or wave signals, such as sound waves. The analog market is split into two major segments: standard linear and mixed signal. The standard linear market is comprised of building block products such as amplifiers, voltage regulators, data conversion, interface circuits and comparators. These products are used in all end systems, from computers and telecommunications, to industrial, automotive and consumer applications. The mixed signal market consists of more complex analog products, which also contain some digital circuitry for timing, information control and data flow. Mixed signal products are often developed for specific applications, such as video encoding, hard disk drive control, data transmission, motor control and power management.

DISCRETE POWER

     Discrete power semiconductors, such as a transistor or diode (a device that allows current to flow in only one direction), typically contain one active element. These devices perform a single function such as efficiently switching electricity on and off. Examples of discrete power semiconductors include power metal oxide semiconductor field effect transistors, or MOSFETs, and insulated gate bipolar transistors, or IGBTs.

MOSFETs are semiconductors that convert, switch or otherwise shape or condition electricity. IGBTs typically serve the switch function in power conversion applications that require higher current and voltage than power MOSFETs can handle efficiently. IGBTs combine the ease of voltage-driven power MOSFET technology with the conduction efficiency of bipolar transistor technology.

INDUSTRY TRENDS

     As the performance of semiconductor devices has increased and size and cost have decreased, demand for semiconductors has expanded beyond their original primary applications in computer systems to applications in telecommunications systems, automotive products, consumer products and industrial automation and control systems. In addition, system users and designers have driven the demand for systems with increased functionality, higher levels of performance, greater reliability and shorter design cycle times, all in smaller packages at lower costs. These demands have resulted in increased semiconductor dollar content of electronic products. The demand for electronic systems has also expanded geographically with the emergence of new markets, particularly in the Asia/Pacific region. We believe that future demand for semiconductors will be driven by the growing trend towards use of the Internet and portable electronics, including consumer electronics, computers and cellular telephones, and the resulting need for semiconductors that can manage connectivity and power for longer periods of use and that require less space.

     Today, nearly every form of communication is being revolutionized by the growing use of digital communications to move all types of data, voice and video around the world. Different technologies, protocols and media have evolved which are uniquely suited to particular applications in this rapidly evolving environment. Advances in broadband communications are accelerating the reach of cost effective, fast data highways to both homes and offices. Communications semiconductors will be used extensively in broadband communication networks/facilities, portable communications devices, and in servers and infrastructure supporting the Internet. Each of these technologies requires specific transport and access hardware devices, including handsets and base stations for wireless telephony, switches and routers for telecommunications and data networking, set-top boxes for cable and satellite communications, and digital cable and digital subscriber line, or xDSL, modems for Internet access.

     The advent of the Internet as a communications medium has dramatically increased business and consumer demand for high-speed access to multimedia and entertainment content. As business and consumers increasingly rely on the Internet and intranets, many existing networks are under significant stress. A bandwidth constraint has emerged, particularly at the "last mile" of network infrastructures, challenging users and industry participants in a number of communications segments. In response to growing network demands, telecommunications, data communications and cable network operators are making significant investments to alleviate congestion and support emerging high bandwidth, integrated data, voice and video services. Specific technologies addressing bandwidth capacity constraints include cable modems and xDSL, including asymmetric digital subscriber line, or ADSL, for residential applications, high speed digital subscriber line, or HDSL, symmetric digital subscriber line, or SDSL, and T1/E1 for high speed network access in commercial applications, and ATM and SONET, for network backbone transmission. The importance of the Internet as a communications medium and the increased ability to deliver access to content available through the Internet will increase the demand for home and small business networking solutions, provided these networking solutions are cost-effective.

     In addition, these solutions depend on enhanced performance capabilities of advanced electronic systems. As electronic systems continue to increase in performance and sophistication, they demand more complex power management solutions. The latest generation personal computers rely on advances in power conversion to operate at ever-lower voltages in order to reduce power consumption, increase efficiency and, in notebook personal computers, prolong battery life. Further, advanced electronic systems outside of communications applications also have greater power management requirements. All of these systems, including efficient power supplies for communications and computing networks and engine and chassis management in automobiles, require advanced power management semiconductors for more complex digital signal processors and microcontrollers and for efficient power inverters.

     The growth in Internet infrastructure, portable battery-powered computing and communication devices and continually faster microprocessors are driving the development of, and demand for, successively more efficient power management integrated circuits and discrete power semiconductors. As a result of these industry trends, we have strategically focused on designing and manufacturing high performance analog and mixed-signal and discrete power semiconductors for solving communications, data conversion, wireless data and power management problems.

                                    BUSINESS

GENERAL

     We design, manufacture and market analog, mixed-signal and wireless LAN integrated circuits and power management semiconductors for rapidly growing communications markets. The majority of our revenue is derived from sales of our analog and mixed-signal products developed primarily for the communications and power management markets. Additionally, we use our proprietary technologies and design capabilities to provide systems solutions for rapidly growing wireless applications. We own about 1,400 patents and have substantial expertise in the design and manufacturing of components that perform many of the essential functions relating to the supply, distribution and regulation of electric power in electronic products. Our core competencies include analog mixed signal, digital signal processor, radio frequency, discrete power and radiation hardening technologies. Our products include components performing complex communications functions, such as our PRISM(R) chip sets for wireless data communications, digital radios and high speed converters in cellular base stations and power management integrated circuits and discrete semiconductors used in Internet servers and computers.

OUR BUSINESS STRATEGY

     Our business strategy emphasizes the following key elements:

     o Focus on High Growth, Integrated Communications Markets. In light of the rapid expansion of communication applications and the increased requirement for power management in electronic systems, we focus our investments in these areas. We believe these markets have attractive growth characteristics and enable us to draw on our core competencies. Accordingly, we are pursuing opportunities in communications, wireless and power management. In addition, while we will continue to offer base products such as certain automotive integrated circuits, defense and other legacy products, we do not intend to focus investment in the development of new products in these areas.

     o Focus on Partnering with Industry Leaders. We partner with industry leaders in each of our target end-user markets to take our strong engineering and design capabilities to commercial levels. Our customer base of industry leaders illustrates the acceptance of our products to date, and we continue to partner with these customers and others to develop and market our next generation products. Our applications and design engineers support our customers' end product development.

     o Provide Systems Level Solutions to Our Customers. We design and develop our semiconductors with a systems level approach that we believe enhances the value of our products as they are designed into and incorporated in our customers' electronic systems. This approach yields early integration of our products into our customers' products, provides opportunities for current design wins, and ultimately increases revenue as our solutions are incorporated within a targeted end application.

     o Maintain High Quality Customer Service. Quality customer service is critical to our customer retention and sales growth. Through our customer relations initiatives, we believe we distinguish ourselves from our competitors. Additionally, our sales force and authorized representatives and distributors are expanding customer information programs and augmenting our comprehensive customer support efforts.

     o Maintain Technology Leadership. We focus our research and development investments on integrated communications. Of our over 620 engineers, 220 are working on innovative wireless and power management architectures. We also have significant experience in analog and mixed-signal process technology and high volume manufacturing. In conjunction with these efforts, we will continue to expand our strong intellectual property position by seeking to increase our existing portfolio of over 1,400 patents.

PRODUCTS AND TECHNOLOGY

     We design, develop and manufacture a broad range of products used in a wide variety of microelectronic applications in the communications, wireless and power management end-user markets. Our products are organized into three principal product groups: Analog & Mixed-Signal, Discrete Power and Wireless.

                                               ANALOG &                   DISCRETE
                                             MIXED-SIGNAL                  POWER                  WIRELESS
                                      --------------------------  ------------------------  ---------------------
FISCAL YEAR 1999 REVENUES...........  $352.8 million              $161.6 million            $18.3 million

PERCENTAGE OF REVENUES..............  66.2%                       30.3%                     3.5%

KEY CUSTOMERS.......................  Siemens                     Asustek                   Nokia
                                      Compaq                      Emerson                   Sony
                                      Dell                        Compaq                    Siemens
                                      Intel                       Bosch                     3Com
                                      Cisco

    ANALOG & MIXED-SIGNAL

     Our Analog & Mixed-Signal portfolio represented 66.2% of our fiscal year 1999 revenue. We deliver leading-edge analog, mixed signal, digital signal processors and groups of semiconductors that are designed to work together, also known as chip set solutions, for today's fastest-growing communications markets. Our design focus targets such opportunities as wired networks, subscriber line interface circuits, or SLICs, which interface analog and digital signals for telecom systems, and high-speed digital radios for cellular basestations. The three analog product lines include the following:

     Signal Processing Products. We have a portfolio of linear, mixed-signal and digital signal processor integrated circuits optimized for high-speed communications applications. We also have a limited portfolio of legacy base products for industrial markets.

     Communications Analog & Mixed-Signal integrated circuits are primarily targeted at wired and wireless voice and data communications infrastructure applications. We have developed a complete portfolio of digital radio signal processing products and a line of 8-, 12- and 14-bit high speed data acquisition converter integrated circuits for cellular basestations, wireless data links, wireless local loop and broadband wireless access, which we refer to as the wireless infrastructure market. These products, designated CommLink(TM), enable our customers to increase the amount of data that can be transmitted, enabling the addition of high speed data transmission to cellular communications networks. These integrated circuits enable faster wireless data links between remote basestations and also enable more efficient cable "headends"--the ground station for the satellite links and broadband wireless access--which is sometimes called Wireless Cable or LMDS. Our products support cellular standards including Generation 2 Digital such as IS-95 CDMA and GSM, Generation 2.5 such as Edge and IS-95+, and Generation 3 Wideband CDMA. We utilize both systems level engineering and integrated circuit expertise to offer superior products for wireless communications systems. This combination of expertise enabled us to introduce the industry's first digital signal processing-based single chip, the HSP50016, which provided the technology base used to separate telephone calls for cellular basestations. We continue that leadership with the recently announced HSP50216 Quad programmable down converter for use in Generation 2.5 cellular basestation designs.

     New generations of high performance digital signal processing communications integrated circuits require ever increasing performance from the analog-to-digital and digital-to-analog converters that convert digital signals to analog radio frequency signals for wireless applications. We currently market a broad family of 6- to 14-bit, CMOS analog-to-digital and digital-to-analog converters in multiple speed ranges and functional combinations in order to complement our digital radio wireless infrastructure solutions.

     With more than 15 years of experience in the design and development of SLICs, we continue to expand our family portfolio of SLICs. SLICs, which are used in many telephone applications, serve two primary functions. First, they interface analog voice signals with digital processors. Second, they serve the simple, yet essential, function of ringing a telephone to signal an incoming call. Recently, we introduced an advanced ringing SLIC, which combined both functions into a single SLIC. Thus, the ringing SLIC acts as both an interface into the telephone and also rings the telephone. Our newest ringing SLIC product, a voice over internet protocol or VoIP product, enables the use of analog phones in the emerging Internet telephony market. Our SLIC family portfolio of advanced telecom linecard solutions are ideal for today's universal telecom exchange systems, including Plain Old Telephone Service, or POTS, Private Branch Exchanges, Central Office, Loop Carrier, Fiber in the Loop and Wireless Local Loop.

     Included in our legacy base product portfolio are operational amplifiers, which are referred to as op amps, interface integrated circuits and industrial and video integrated circuits. These include the industry standard BiCMOS high speed op amp and the low power instrumentation converter. This portfolio is sold to a broad range of customers in industrial, medical, computer, avionics and test and measurement instrumentation markets, primarily through distribution partners. These products typically have long life cycles and are designed into our customers' products thereby ensuring us long-term sales. Our end-user markets include wireless communications, video and image processing, high-speed satellite communications, test/measurement equipment and medical instrumentation.

     Power Management Integrated Circuits. We develop power system architectures and provide a portfolio of computer products, file server/storage system products, networking and VoIP products. Our power management products for computing applications operate in a voltage range of 1 to 30 volts and are designed into desktop personal computers, file servers and workstations. We have also developed new power management circuits for 24x7 server networks supporting e-commerce on the Internet.

     Our highly successful HIP6000 family of pulse width modulator controller integrated circuits are used in about 30% of all personal computers that use Pentium, Pentium II and Pentium III class processors.

     We recently introduced an advanced architecture which delivers multiphase power to next generation, high speed microprocessors. This is a requirement for Intel and AMD microprocessors above 800 MHz. This new platform of products consists of three controllers (HIP6301, HIP6302 and HIP6303) and three gate drivers (HIP6601, HIP6602 and HIP6603). We also offer a complete advanced configuration power interface solution for instant on and sleep mode capability used to save energy in personal computers.

     We provide complete power solutions for the file server and redundant array of independent disks, or RAID, market. Internet growth, especially e-commerce, is driving the need for high reliability/availability in these applications. Our family of hot plug products allows repair and maintenance of a file server and RAID without a complete shutdown of the file server.

     We are currently expanding our space-qualified portfolio by offering our Starpower(TM) family of radiation hardened power management products for commercial satellite applications. We are developing what we believe will be an industry-leading radiation hardened DC/DC Converter power module line to provide highly reliable power management in communications satellites.

     Our power management integrated circuits are also used in industrial control and automotive engine management systems.

     Defense. Our radiation hardened integrated circuit product portfolio includes logic, memories, signal processing components, microprocessors and custom devices, providing system designers with a full complement of products for radiation hardened systems used in commercial space and defense applications. We also have a set of legacy digital product lines which serve both defense and commercial systems, with microprocessor, memory and data communications products. These products typically have long life cycles and are designed into our customers' products.

     DISCRETE POWER

     Our power portfolio represented 30.3% of our revenue for fiscal year 1999. Discrete power products coupled with our power management integrated circuits provide unique power management solutions for the integrated communications market. Our MOSFETs have been designed in conjunction with our multiphase power integrated circuits for faster, next generation computers. We also manufacture efficient power MOSFETs used in servers supporting the Internet. We are investing in new, efficient power devices for cellular phones and portable information appliances.

     In 1980, we invented IGBTs, or insulated gate bipolar transistors, and hold some of the fundamental patents that cover their production. We continue to develop next-generation IGBTs and recently introduced our new 600V SMPS, or switch mode power supply Series IGBT family of high-speed, high efficiency IGBTs specifically tailored for operation in today's switched mode power supplies. Our portfolio also includes radiation hardened N- and P-channel metal oxide semiconductor field effect transistors, or MOSFETs, for high-reliability applications such as communications satellites.

     In addition, we have a base legacy business with IGBTs, MOSFETs and rectifiers used in automotive and industrial applications. These include motor management, automotive ignition, welding, instrumentation and other industrial applications. Like our base analog and mixed-signal products, our base power MOSFETs are designed into our customers' products with life cycles spanning several years.

     We supply our discrete power products to Asustek, Bosch, Compaq, Emerson and Siemens and other customers who use our products for personal computer motherboard power, diesel fuel injection, body and chassis controls and industrial power supplies.

     WIRELESS

     Our Wireless portfolio represented 3.5% of our revenue for fiscal year 1999. We are the leading developer of semiconductor solutions for the emerging wireless local area networking market. Our PRISM(R) family of chip sets address the growing demand for wireless networking for use in both the home and business providing cost effective, wireless access to high data rate broadband communications networks. We believe we are the only supplier of an integrated wireless networking product solution, including reference designs, software and all integrated circuits necessary for wireless data communications at data rates of 11 megabits-per-second.

     The PRISM II chip set is comprised of five highly integrated semiconductors. They are the 2.4GHz power amplifier, RF/IF up and down converter, quadrature modulator/demodulator, baseband processor and the medium access controller. These integrated circuits represent design and manufacturing competence in radio frequency, or RF, mixed signal and digital technologies. The 2.4GHz power amplifier, RF/IF up and down converter, and the quadrature modular/demodulator are designed and manufactured using a high performance RF silicon germanium process technology. The baseband processor and medium access controller are designed and manufactured using mixed signal and digital process technologies.

     Because we design all components of our wireless chip set, including reference designs and software, we believe we provide our customers with the best available performance and value. Providing our customers with a turnkey wireless data radio solution enables them to have the fastest time to market for their systems which we believe is a critical competitive advantage in this emerging market. More than 40 companies, including Nokia, Compaq, Samsung, Aironet and Sony, have adopted use of the PRISM(R) chip set in their products. We recently announced our PRISM II chip set, our second-generation chip set capable of delivering high-speed wireless networking at data rates of 11 megabits-per-second. The PRISM II chip set incorporates advanced integrated circuit design with silicon germanium process technology which makes the PRISM II chip set five times faster while reducing power consumption by 50% compared to the original the PRISM(R) chip set. Since the introduction of the PRISM II chip set, we are developing relationships with original equipment manufacturers, including among others, Aironet, Compaq, Zoom, Nokia, Nortel, Siemens and 3Com, for use of the PRISM II chip set in a variety of wireless local area network applications for home and business.

CUSTOMERS AND APPLICATIONS

     We seek to capitalize on our core competencies by focusing on the integrated communications market. Within the integrated communications market, our products include communication integrated circuits, power management and PRISM(R) wireless LAN chip sets.

                           END MARKETS                       APPLICATIONS                    KEY CUSTOMERS
                     ------------------------   --------------------------------------    -------------------
Communications       Signal processing,         Video (cable television systems,          Cisco, Lucent,
                     wireless communications,   digital video), telephony (central        Dell, IBM, Siemens
                     telecommunications         office switching solutions, digital
                                                cellular basestations, PBX systems),
                                                home gateways, networking, satellites

Power Management     Networking and computing   File servers, PC motherboards,            Asustek, Compaq,
                                                printers, workstations                    Dell, IBM, Intel

Wireless             Wireless local area        Wireless local area networks providing    3Com, Compaq,
                     networks                   network wireless access to broadband      Nokia, Northern
                                                (cable, ethernet, xDSL, ISDN) networks    Telecom, Samsung,
                                                                                          Siemens, Sony

     Outside of our targeted end markets, our remaining category includes automotive integrated circuits, industrial and defense products. Applications in this category include automotive applications including fuel injection and ignition circuits, industrial applications including power supplies and defense applications including smart munitions and tactical and strategic missiles. We sell to, among others, DaimlerChrysler, Siemens, Boeing, Lockheed Martin and Emerson.

SALES, MARKETING AND DISTRIBUTION

     In fiscal 1999, we derived about 66% of our sales from original equipment manufacturer, or OEM, customers through our global sales organizations and 34% of our sales through distributors. We operate sales organizations in the Americas, Europe and the Asia/Pacific region with about 240 employed salespersons. Our sales organizations are supported by logistics organizations. Product orders flow to our manufacturing facilities, where the product is made. Products are then shipped to the customer either directly or indirectly via our warehouses in the United States and Europe.

     We have dedicated direct sales organizations operating in the Americas, Europe and Asia/Pacific regions that serve our major OEM customers. We have strategically located our sales offices near these major OEM customers. We also have a large network of distributors and manufacturers' representatives to distribute our products around the world. We believe that maintaining a small, highly focused, direct sales force selling products for each of our targeted product areas, combined with an extensive network of distributors and manufacturer's representatives, is the most efficient way to serve our customer base. Our sales force is segmented by end-user markets, thereby ensuring each salesperson has an end-user market expertise and focus. We also maintain a dedicated marketing organization, which supports each product area on a regional basis.

     Typically, distributors handle a wide variety of products, including products that compete with our products, and fill orders for many customers. Some of our sales to distributors are made under agreements allowing for market price fluctuations and/or the right of return on some unsold merchandise. Virtually all distribution agreements contain an industry standard stock rotation provision allowing for minimum levels of inventory returns. In our experience, these inventory returns can usually be resold. Manufacturers' representatives generally do not offer products that compete directly with our products, but may carry complementary items manufactured by others. Manufacturers' representatives do not maintain a product inventory; instead, their customers place large quantity orders directly with us and are referred to distributors for smaller orders.

RESEARCH AND DEVELOPMENT

     Manufacturing technology is a key determinant in the improvement of semiconductor products. Each new generation of process technology has resulted in products with higher speed, greater performance and lower costs of production. Infrastructure investments made in recent years will enable us to continue to achieve high volume, high-reliability and low-cost production using leading edge process technology. Our research and development efforts are focused on new product development and improvements in process technology in our growth areas which include communications, power management and wireless.

     Our expenditures for research and development in fiscal years 1997, 1998 and 1999 were $75.2 million, $75.1 million and $67.0 million, respectively. Each of our product areas maintain independent research and development organizations. We work closely with our major customers in many research and development situations to increase the likelihood that our products will be designed directly into the customers' products and achieve rapid and lasting market acceptance.

MANUFACTURING

     We fabricate wafers at three locations in the United States--Mountaintop, Pennsylvania, Palm Bay, Florida, and Findlay, Ohio. We also use a number of outside wafer fabrication foundries for the manufacture of device types where we do not have the necessary technologies resident in house. We also utilize advanced manufacturing processes of outside foundries for many of our PRISM(R) products.

     Our principal assembly and test facility is located in Kuala Lumpur, Malaysia. Established in 1974, this facility has 524,000 square feet on 22 acres of land. It has the capacity to assemble and test 350 million units of plastic integrated circuits, 25 million hermetically sealed ceramic packaged integrated circuit units and 500 million power semiconductor units each year. We also have limited assembly and test capability in Palm Bay, Florida. We use a number of assembly and test subcontractors for device types and packages that cannot be assembled and tested in Kuala Lumpur.

     Our previous owner made significant capital expenditures to increase capacity and improve our manufacturing efficiency. As a result, our wafer fabs and assembly and test facilities are among the most productive and efficient in the industry. We believe we can continue to maintain competitive cost, further increase productivity and enhance our process efficiency by investing in people and assets, where necessary.

     We utilize an extensive set of manufacturing processes to fabricate our products, including technologies such as: ULTRAFET(R), IGBT, BiCMOS, Power BiCMOS, High Frequency Bipolar, CMOS and Rad Hard Processes. The table below sets forth some information regarding our manufacturing facilities, products, wafer diameter and annual wafer capacity:

                            MANUFACTURING FACILITIES

                                                                                                 ANNUAL CAPACITY
      LOCATION                         PRODUCTS/FUNCTIONS                    WAFER DIAMETER     (6" EQUIVALENT WAFERS)
---------------------  --------------------------------------------------   ----------------    ---------------------------
FABRICATION
 FACILITIES:
Mountaintop,           MOSFETs, IGBTs, rectifiers                                 6", 8"                  420,000
 Pennsylvania

Findlay, Ohio          Standard linear/interface integrated circuits,                 5"                  120,000
                       power integrated circuits

Palm Bay, Florida      Power integrated circuits, telecom SLICs, rad hard         4", 6"                  175,000
                       integrated circuits
ASSEMBLY AND TEST
 FACILITIES:
Kuala Lumpur,          Assembly and testing of most of our products
 Malaysia
Palm Bay, Florida      Assembly and testing of most of our products used
                       in military applications

     Our manufacturing processes use many raw materials, including silicon wafers, copper lead frames, mold compound, ceramic packages and various chemicals and gases. We obtain our raw materials and supplies from a large number of sources on a just-in-time basis. Although supplies for the raw materials used by us are currently adequate, shortages could occur in various essential materials due to interruption of supply or increased demand in the industry.

BACKLOG

     Our sales are made pursuant to purchase orders that are generally booked from one to six months in advance of delivery. Backlog is influenced by several factors including market demand, pricing and customer order patterns in reaction to product lead times. Although quantities actually purchased by customers may vary between booking and delivery to the extent customer needs or industry conditions change, our backlog has historically been a reliable indicator of our future revenues. Our backlog was about $223.2 million at June 27, 1997, about $188.5 million at July 3, 1998, $174.0 million at July 2, 1999 and $192.4 million at December 31, 1999. We expect to ship the backlog at December 31, 1999 within twelve months of that date.

     Approximately 30% of our revenue is generated under annual, fixed-price contracts with key customers. These contracts allow us to schedule production capacity in advance and allow our customers to manage their inventory levels consistent with just- in-time principles while shortening the cycle times required to produce ordered products. However, quantity and price agreements under these contracts are, as a matter of industry practice, difficult to maintain and implement.

SEASONALITY

     A lower percentage of our products is sold to the computer end-user or into the computer market than the percentage of products sold by other semiconductor manufacturers to the computer end-user or into the computer market. Sales in the computer market fluctuate more than in other semiconductor markets. As a result, we experience less seasonal fluctuation than the semiconductor industry as a whole. We typically experience lower revenue in the first fiscal quarter, primarily due in large part to slow demand from government customers, changeovers in automotive models and customer demand adjustments as a result of summer and holiday seasons around the world, particularly Europe. Revenue usually has a seasonal peak in our fourth fiscal quarter due to our customers' need to meet government delivery requirements.

COMPETITION

     Markets for our products are highly competitive. Although only a few companies compete with us in all of our product lines, we face significant competition within each of our product lines from major international semiconductor companies. Some of our competitors may have substantially greater financial and other resources with which to pursue engineering, manufacturing, marketing and distribution of their products. Competitors include manufacturers of standard semiconductors, application specific integrated circuits and fully customized integrated circuits, as well as customers who develop their own integrated circuit products.

     We compete in different product lines to various degrees on the basis of price, technical performance, product features, product system compatibility, customized design, availability, quality and sales and technical support. Our ability to compete successfully depends on elements both within and outside of our control, including successful and timely development of new products and manufacturing processes, product performance and quality, manufacturing yields and product availability, intellectual property protection obtained by us and our competitors, customer service, pricing, industry trends and general economic trends.

     The following chart sets forth our principal competitors by business unit:

BUSINESS UNIT               PRINCIPAL COMPETITORS
--------------------------  ----------------------------------------------------------------------------

Analog & Mixed-Signal       Analog Devices, Burr Brown, Linear Technology, Maxim, Semtech

Discrete Power              International Rectifier, ON Semiconductor, Siliconix, STMicroelectronics

Wireless                    Lucent, Philips, Proxim

TRADEMARKS AND PATENTS

     We own rights to a number of trademarks and patents that are important to our business. Among others, we consider Intersil, PRISM(R), ULTRAFET(R) and CommLink to be trademarks that are material to our operations.

     Our corporate policy is to protect proprietary products by obtaining patents for these products when practicable. We currently possess about 1,400 patents.

EMPLOYEES

     Our worldwide workforce consisted of 5,693 employees (full- and part-time) as of December 31, 1999 of whom 733 were represented by collective bargaining arrangements. Of our employees, 4,650 were engaged in manufacturing, 516 were engaged in engineering, 333 were engaged in marketing and sales, 98 were engaged in administration and 96 were engaged in management information systems. Of our employees, 3,389 were employed in the Analog & Mixed-Signal area; 1,968 were employed in the Discrete Power area; and 336 were employed in the Wireless area. We believe that our relations with our employees are satisfactory.

PROPERTIES

     In the United States, our corporate headquarters as well as some manufacturing and warehouse operations are located in about 846,000 square feet of space in properties owned by us in Palm Bay, Florida. Additional manufacturing, warehouse and office facilities are housed in about 445,000 square feet and 270,000 square feet of space in properties owned by us in Mountaintop, Pennsylvania and Findlay, Ohio, respectively.

     In Kuala Lumpur, Malaysia, we own about 524,000 square feet of manufacturing and warehouse space located upon land leased by us under three long-term ground leases. The initial term of these leases will expire in 2086. The improvements located upon the leased land are owned by us.

     Our primary engineering activity takes place in Palm Bay, Florida and at our other manufacturing facilities. In addition to this, we have engineering activities taking place in leased facilities in Durham, North Carolina (Research Triangle Park), Branchburg, New Jersey and San Antonio, Texas.

     We maintain regional sales offices in Orange County, California, Palm Bay, Florida; Burlington, Massachusetts; Dallas, Texas; San Jose, California; Munich, Germany; Milan, Italy; Camberly, United Kingdom; and Taipei, Taiwan and other sales offices around the world. All our offices are leased generally under short term leases, except our offices in Palm Bay, Florida.

     We believe that our facilities around the world, whether owned or leased, are well-maintained. Our manufacturing facilities contain sufficient production capacity to meet our needs for the foreseeable future.

ENVIRONMENTAL MATTERS

     Our operations are subject to environmental laws and regulations in the countries in which we operate that regulate, among other things, air and water emissions and discharges at our manufacturing facilities; the management and disposal of hazardous substances and wastes; the investigation and remediation of environmental contamination; and the release of contaminants into the environment at or from properties operated by us and at other sites. As with other companies engaged in like businesses, the nature of our operations exposes us to the risk of environmental liabilities or claims. We believe, however, that our operations are in substantial compliance with applicable environmental laws and regulations. Our costs to comply with environmental regulations were about $4.5 million, $6.3 million and $7.4 million in each of fiscal years 1997, 1998 and 1999, respectively.

     Our facilities in Findlay, Ohio have ongoing remediation projects to respond to some releases of hazardous substances that occurred prior to the consummation of the acquisition of Harris' semiconductor business. Our facilities in Mountaintop, Pennsylvania have groundwater and subsurface soil contamination from past operations, some of which occurred prior to Harris' acquisition of those facilities, for which remediation has been conducted, and additional remediation may be required. In addition, Harris' facilities in Palm Bay, Florida, a portion of which includes our business, are listed on the National Priorities List under the Comprehensive Environmental Response, Compensation and Liability Act. Remediation activities are ongoing in Palm Bay in accordance with Consent Decrees entered into by Harris with the United States Environmental Protection Agency. Under the Master Transaction Agreement, Harris has agreed to indemnify us for the cost of these projects at all of our facilities, including at Findlay, Ohio, Mountaintop, Pennsylvania, Kuala Lumpur, Malaysia and Palm Bay, Florida to the extent these costs are not currently allocated in the current balance sheet for the Semiconductor Business. Based on the historical costs of these projects and because the remediation projects are in advance stages, we do not believe that the future cleanup costs will be material, even without the indemnity.

     Future laws or regulations and changes in existing environmental laws or regulations may subject our operations to different, additional or more stringent standards. While historically the cost of compliance with environmental laws has not had a material adverse effect on our results of operations, business or financial condition, we cannot predict with certainty our future costs of compliance because of changing standards and requirements. We cannot assure you that material costs will not be incurred in connection with the future compliance with environmental laws or with future cleanup costs related to currently unknown contamination.

LEGAL PROCEEDINGS

     From time to time we are involved in legal proceedings arising in the ordinary course of business. A countersuit brought against Harris by Ericsson, a competitor of Harris, in which patent infringement claims have been asserted is currently pending in the Sherman Division of the United States District Court for the Eastern District of Texas. The action was initially instituted by Harris against Ericsson on August 17, 1998 in Dallas, Texas. Ericsson countersued Harris, claiming infringement by Harris of four of its patents relating to telephone subscriber line interface circuits. On September 1, 1999, Ericsson joined us in this action. Ericsson seeks an injunction plus damages, including lost profits and/or a reasonable royalty, costs of suit, treble damages, prejudgment interest and attorneys' fees. However, to the extent our liability from this litigation, if any, arises out of the conduct of the semiconductor business by Harris prior to closing, this liability will be covered by Harris' agreement in connection with the acquisition of the semiconductor business to provide us with certain indemnities. We believe that there is no litigation pending that could have, individually or in the aggregate, a material adverse effect on our business, financial condition, results of operations or cash flows.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

     The following table sets forth certain information regarding the persons who are members of our Board of Directors, executive officers or key employees. Each of our directors has served as director since our formation on June 2, 1999 and will continue to hold office until the next annual meeting of shareholders or until a successor has been elected and qualified. Each of our officers has served as officer since our formation and will hold office until the first meeting of directors after its next annual meeting of shareholders.

NAME                                         AGE                                TITLE
------------------------------------------   ---   ---------------------------------------------------------------
Gregory L. Williams.......................   46    Chief Executive Officer, Director
W. Russell Morcom.........................   53    Vice President, General Manager, Discrete Power
George L. Gidzinski.......................   44    Vice President, General Manager, Analog and Mixed Signal
Daniel J. Heneghan........................   44    Vice President, Chief Financial Officer and Assistant Secretary
Larry W. Sims.............................   42    Vice President, Marketing and Sales
Lawrence J. Ciaccia.......................   41    Vice President, General Manager, PRISM(R) Wireless
Stephen M. Moran..........................   43    Vice President, General Counsel and Secretary
James A. Urry.............................   45    Director
Gary E. Gist..............................   53    Director

     Gregory L. Williams, Chief Executive Officer, Director. Mr. Williams is our Chief Executive Officer. From October, 1998, to August, 1999, Mr. Williams was President of the semiconductor business at Harris. From January to October 1998, Mr. Williams was Vice President and General Manager of the Power Products Division at Harris. From 1984 to 1998, Mr. Williams also served as Vice President and Assistant General Manager of the Semiconductor Components Group, Vice President and General Manager of the Power Products Division, and Vice President and Director of Automotive World Marketing at Motorola Semiconductor, and from 1977 to 1984, Mr. Williams served with General Electric Company.

     W. Russell Morcom, Vice President, General Manager, Discrete
Power. Mr. Morcom is our Vice President and General Manager, Discrete Power. From 1997 to August, 1999, Mr. Morcom was Vice President and General Manager, Operations and Quality of the semiconductor business at Harris. From 1991 to 1997, Mr. Morcom was Vice President and General Manager, Semiconductor Products Division of the semiconductor business of Harris.

     George L. Gidzinski, Vice President, General Manager, Analog and Mixed Signal. Mr. Gidzinski is our Vice President and General Manager, Analog and Mixed Signal Business Unit. From 1998 until August, 1999, Mr. Gidzinski was Vice President and General Manager of the Power Products Business of the semiconductor business at Harris. From 1995 to 1998, Mr. Gidzinski served as Vice President of Intelligent Power Products of the semiconductor business at Harris and from 1991 to 1995, Mr. Gidzinski served as Vice President of Worldwide Marketing of the semiconductor business at Harris.

     Daniel J. Heneghan, Vice President, Chief Financial Officer and Assistant Secretary. Mr. Heneghan is our Vice President, Chief Financial Officer and Assistant Secretary. From 1996 to August, 1999, Mr. Heneghan was Vice President and Controller of the semiconductor business at Harris. From 1994 to 1996, Mr. Heneghan was Vice President of Digital Products of the semiconductor business at Harris. Mr. Heneghan also served at various times as Division Controller of the semiconductor business at Harris, Director of Planning at Harris, Director of Finance at Harris and Senior Financial Analyst with Royal Crown Cola.

     Larry W. Sims, Vice President, Marketing and Sales. Mr. Sims is our Vice President, Marketing and Sales. From August, 1998 to August, 1999, Mr. Sims was Vice President, Sales of the semiconductor business at Harris. Prior to joining Harris, Mr. Sims served in various sales management positions at Motorola Semiconductor.

     Lawrence J. Ciaccia, Vice President, General Manager, PRISM(R)
Wireless. Mr. Ciaccia is our Vice President and General Manager, PRISM(R) Wireless Products Business Unit. From February 1998 to December 1999,
Mr. Ciaccia was Vice President and Director of Engineering for the PRISM(R) Wireless Products business at Harris. From 1997 to 1998 Mr. Ciaccia was Director of Strategic and Product Marketing for the Multimedia Products business at Harris. Mr. Ciaccia also served at various times from 1993 to 1997 as Director of Engineering for several different semiconductor businesses at Harris.

     Stephen M. Moran, Vice President, General Counsel and
Secretary. Mr. Moran joined our company as Vice President, General Counsel, and Secretary in January of 2000. Prior to joining Intersil, Mr. Moran served with Toshiba America, Inc. from September 1996 until January 2000 and served as the Vice President and General Counsel for Toshiba America Electronic Components, Inc. (Toshiba America's Semiconductor Company) from January 1998 to January 2000. From March 1992 until September 1996, Mr. Moran was the General Counsel of ITT Cannon, Inc., an ITT Industries corporation.

     James A. Urry, Director. Mr. Urry is one of our directors. Mr. Urry has been with Citibank, N.A. since 1981 serving as a Vice President since 1986. He has been a Vice President of Citicorp Venture Capital Ltd., which is an affiliate of ours, since 1989. He is also a Director of Airxcel, Inc., CORT Business Services, CLARK Material Handling Corporation, Hancor Holding Corporation, IKS Corporation, Palomar Technological Companies and York International Corporation.

     Gary E. Gist, Director. Mr. Gist is one of our directors. Mr. Gist is the President and Chief Executive Officer of, and has been with, Palomar Technological Companies since 1995, a corporation made up of a diverse group of companies that focus on designing and manufacturing electronic products including the following companies: HID Corporation, AML Wireless Systems, Inc., Palomar Display Products, Inc., Palomar Products, Inc. and Palomar Technologies, Inc. Prior to 1995, he was Division Manager of the Technology Products Division of Hughes Industrial Electronics Company.

     Our Board of Directors currently consists of three directors. We expect that two additional individuals will be elected to the Board within ninety days of this offering. Our Board of Directors will then consist of five directors, determined as follows: our chief executive officer, one individual designated by Sterling, up to two independent directors designated by Sterling (to the extent permitted by applicable law as determined in Sterling's sole discretion) and, in the event the Board includes two independent directors designated by Sterling, one additional individual designated by Sterling. The holders of a majority of the outstanding shares of Class A Common Stock (including any shares of Class A Common Stock held by Sterling) have the right to veto the election of any independent directors designated by Sterling. Under our Stockholders' Agreement, each of our stockholders prior to the offering (representing in the aggregate 100% of the ownership of the Class A Common Stock) agrees to take all action necessary (including voting his, her or its shares, calling special meetings and executing and delivering written consents) to ensure our Board of Directors will be composed at all times as described in this paragraph.

DIRECTOR COMPENSATION AND ARRANGEMENTS

     Those directors who are employed by us or by Citicorp Venture Capital Ltd. do not receive compensation for their services as directors. Compensation for other directors has not yet been determined. Members of the Board of Directors are elected according to the voting agreements outlined in the Stockholders' Agreement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     James A. Urry and Gary E. Gist are the members of our Compensation
Committee.

     EXECUTIVE COMPENSATION

     The following table sets forth certain information concerning the compensation received by our five most highly compensated officers for services rendered in fiscal year 1999.

                           SUMMARY COMPENSATION TABLE
                                FISCAL YEAR 1999

                                                                                       LONG-TERM COMPENSATION
                                                                                      ------------------------
                                                                                        AWARDS
                                                                                      ----------
                                                 ANNUAL COMPENSATION                  SECURITIES     PAYOUTS
                                    ----------------------------------------------    UNDERLYING    ----------    ALL OTHER
            NAME AND                                            OTHER ANNUAL          OPTIONS         LTIP        COMPENSATION
       PRINCIPAL POSITION           SALARY($)    BONUS($)(1)    COMPENSATION($)(2)     (#)(3)       PAYOUTS($)      ($)(4)
---------------------------------   ---------    -----------    ------------------    ----------    ----------    ------------

Gregory L. Williams .............     318,615        20,531            6,925            25,000             0          12,207
  Chief Executive Officer

W. Russell Morcom ...............     170,000       113,623           10,798             6,000        70,875          57,114
  Vice President--General
  Manager--Discrete Power

George L. Gidzinski .............     133,269        46,683            3,264             5,000        28,350          15,128
  Vice President--General
  Manager--Analog and Mixed
  Signal

Daniel J. Heneghan ..............     121,980        44,121            1,920             3,500        24,924          23,774
  Vice President--Chief Financial
  Officer--Assistant Secretary

Larry W. Sims ...................     185,769       117,953           47,174                 0             0           1,889
  Vice President--Marketing and
  Sales

------------------
(1) This category includes Annual Incentive Plan bonus for all officers and a sales incentive compensation bonus for Mr. Sims. It also includes awards for Mr. Williams and for Mr. Heneghan of $50 each, a bonus of $7,108 for Mr. Heneghan and disruption and signing bonuses, totaling $65,000, for Mr. Sims.

(2) Except for Mr. Sims, none of the executive officers named in the Summary Compensation Table received personal benefits in excess of the lesser of $50,000 or 10% of annual salary and bonus for fiscal year 1999. Mr. Sims' personal benefits for fiscal year 1999 included relocation expenses and applicable taxes. The other amounts reported represent dividend equivalent payments on outstanding performance shares granted under Harris' Stock Incentive Plan for which the performance period had not expired.

(3) All options granted were for Harris common stock under Harris' Stock Incentive Plan. We did not assume Harris' obligations under the Stock Incentive Plan.

(4) Amounts reported include:

    (A) Contributions to the Harris Retirement Plan for fiscal 1999:
        Mr. Williams--$3,959; Mr. Morcom--$17,703; Mr. Gidzinski--$14,984;
        Mr. Heneghan--$19,659; and Mr. Sims--$1,293

    (B) Contributions to Harris' Supplemental Executive Retirement Plan for fiscal 1999: Mr. Williams--$5,943; Mr. Morcom--$38,677;
        Mr. Gidzinski--$0; Mr. Heneghan--$3,700; and Mr. Sims--$0.

    (C) The taxable portion of premiums on life insurance provided by Harris for fiscal 1999: Mr. Williams--$2,305; Mr. Morcom--$734;
        Mr. Gidzinski--$144; Mr. Heneghan--$415; and Mr. Sims--$596.

     The following table provides information with respect to individual grants made by Harris of options for shares of Harris common stock to the named executive officers during fiscal year 1999.

                                                                                                                     POTENTIAL
                                                                                                                 REALIZABLE VALUE
                                                                      INDIVIDUAL GRANTS                                 AT
                                                -------------------------------------------------------------     ASSUMED ANNUAL
                                                                   PERCENT OF                                      RATE OF STOCK
                                                                     TOTAL                                             PRICE
                                                 NUMBER OF          OPTIONS                                      APPRECIATION FOR
                                                SECURITIES          GRANTED          EXERCISE                         OPTION
                                                UNDERLYING         TO EMPLOYEES         OR                           TERM (4)
                                                  OPTIONS          IN FISCAL YEAR    BASE PRICE    EXPIRATION    -----------------
                    NAME                        GRANTED (#) (1)     (%) (2)           ($/SH)       DATE (3)      5% ($)    10% ($)
---------------------------------------------   ---------------    --------------    ----------    ----------    ------    -------
Gregory L. Williams..........................        25,000             3.17           34.0625      11/11/99     51,788    104,405
W. Russell Morcom............................         6,000              .76           34.0625      11/11/99     12,429     25,057
George L. Gidzinski..........................         5,000              .63           34.0625      11/11/99     10,358     20,881
Daniel J. Heneghan...........................         3,500              .44           34.0625      11/11/99      7,250     14,617
Larry W. Sims................................             0                0                 0             0          0          0

------------------
(1) All options granted were for Harris common stock pursuant to the Harris Stock Incentive Plan. We did not assume Harris' obligations under the Stock Incentive Plan.

(2) A total of 789,340 options were granted to Harris employees under the Harris Stock Incentive Plan in fiscal year 1999.

(3) Under the terms of the Harris Stock Incentive Plan, the options expire 10 years after they are granted; however, in the event a grantee ceases to be an employee of Harris, the options expire 90 days after the date the grantee ceases to be an employee of Harris.

(4) Represents the potential realizable value of the underlying shares of Harris common stock at the expiration date based on an assumed annual appreciation rate of 5% and 10%, each compounded annually. The actual value, if any, that may be realized will depend on the excess of the stock price over the exercise price on the date the options exercised, so there can be no assurance that the actual value realized will be at or near the value estimated in the table.

     The following table provides information with respect to the named executive officers concerning the exercise of Harris options during fiscal year 1999, and unexercised Harris options held as of the end of fiscal year 1999.

                                                                                       NUMBER OF
                                                                                       SECURITIES            VALUE OF
                                                                                       UNDERLYING           UNEXERCISED
                                                                                      UNEXERCISED          IN-THE-MONEY
                                                                                        OPTIONS               OPTIONS
                                                                                    AT FISCAL YEAR-END    AT FISCAL YEAR-
                                                      SHARES             VALUE          (#) (3)             END ($) (4)
                                                    AQUIRED ON          REALIZED      EXERCISABLE/         EXERCISABLE/
                      NAME                          EXERCISE (#) (1)    ($) (2)      UNEXERCISABLE         UNEXERCISABLE
-------------------------------------------------   ----------------    --------    ------------------    ---------------
Gregory L. Williams..............................             0               0             0/25,000            0/132,813
W. Russell Morcom................................         3,186          45,201        19,500/10,500       231,469/44,906
George L. Gidzinski..............................         1,200          12,300          2,846/6,800             0/31,775
Daniel J. Heneghan...............................         2,000          12,799          2,500/5,000        13,031/22,938
Larry W. Sims....................................             0               0                    0                    0

------------------
(1) Options exercised were for Harris common stock.

(2) Represents the difference between the market price per share of Harris common stock on the date of exercise and the exercise price.

(3) All unexercised options were for Harris common stock.

(4) Represents the difference between the market price per share of Harris common stock at fiscal year end and the exercise price.

EMPLOYMENT AGREEMENT

     In connection with the acquisition of the semiconductor business of Harris, we entered into an employment agreement with Mr. Williams for him to serve as our Chief Executive Officer and a member of our Board of Directors. His employment agreement provides for an annual base salary of $425,000, subject to increases and annual performance bonuses at the discretion of the Board of Directors. The agreement also provides for Mr. Williams to receive our standard benefits. The term of the agreement is 60 months, subject to automatic renewal for successive one year terms, unless either we give or Mr. Williams gives prior notice of non-renewal. Mr. Williams is subject to a noncompetition covenant during the term of his agreement and for a period of one year following termination or expiration of the agreement.

RETIREMENT AND SAVINGS PROGRAM

     We provide retirement benefits to substantially all employees primarily through a retirement plan having profit-sharing and savings elements. Contributions by us to the retirement plan are based on profits and employees' savings with no other funding requirements. We are able to make additional contributions to the fund at our discretion. We also have non-contributory defined benefit pension plans which are fully funded.

     Retirement benefits also include an unfunded limited healthcare plan for U.S.-based retirees and employees on long-term disability. We accrue the estimated cost of these medical benefits, which are not material, during an employee's active service life.

1999 EQUITY COMPENSATION PLAN

     We adopted the 1999 Equity Compensation Plan, effective August 13, 1999, which we refer to as the Plan. Under the Plan, we may grant to our salaried officers and key employees options for up to 7,500,000 shares of Class A Common Stock. Options to acquire 1,549,333 shares of Class A Common Stock were granted, effective as of August 14, 1999 and are the only options granted under the Plan as of December 31, 1999. The Plan authorizes us to grant either (1) options intended to constitute incentive stock options under the Internal Revenue Code of 1986, as amended, (2) non-qualified stock options, (3) shares of restricted stock, (4) stock appreciation rights or (5) phantom share awards. Under the Plan, a committee of the Board of Directors will determine the exercise price of each option granted, provided that the minimum exercise price is equal to the fair market value of the underlying stock on the date the option is granted. The maximum term of any option will be ten years from the date of grant for incentive stock options and ten years and one day from the date of grant for non-qualified stock options. Options granted will be exercisable at the determination of the Board of Directors, and the options will vest ratably over about five years. Within any one-year period, an employee may not receive options to purchase more than 666,667 shares of Class A Common Stock.

     In addition to options, the committee may award restricted stock, stock appreciation rights and phantom share awards under the Plan.

     A grant of restricted stock represents the right to become the owner of that stock upon the lapse of restrictions, which will usually require the performance of substantial additional services to us by the recipient of the grant. If the restrictions are not satisfied, the restricted stock is forfeited. If the restrictions are satisfied, the individual in question becomes the owner of those shares. In the interim, the individual is entitled to any dividends that may be paid on the restricted shares and is allowed to vote them. The individual cannot, however, sell, assign or otherwise transfer the subject shares.

     A stock appreciation right entitles the recipient to a payment, in cash or in shares of Class A Common Stock of an amount equal to the excess of the fair market value of Class A Common Stock on the date the stock appreciation right is exercised over the "exercise price" of the stock appreciation right, which will usually be the fair market value of the subject Class A Common Stock on the date the stock appreciation right is granted.

     A phantom stock award entitles the recipient to a payment in cash or in shares of Class A Common Stock of an amount equal to the appreciation in the value of the underlying Class A Common Stock over the period from the grant of the phantom share award to the date of settlement specified in the award.

     The terms and conditions of grants of restricted stock, stock appreciation rights and phantom stock awards will be governed by the Plan and by the terms of the agreement making the grant or award, as determined by the committee of the Board of Directors.

     Any Class A Common Stock awarded as restricted stock, awarded upon exercise of a stock appreciation right or awarded in settlement of a phantom stock award will count against the 7,500,000 share overall limit under the Plan and against the 666,667 individual annual limit.

EMPLOYEE STOCK PURCHASE PLAN

     In connection with this offering, we adopted the Intersil Holding Corporation Employee Stock Purchase Plan, which we refer to as the Employee Stock Purchase Plan. Pursuant to the Employee Stock Purchase Plan, our employees will have an opportunity to purchase up to 1,333,333 shares of our Class A Common Stock at up to a 15% discount to the current market price. All of our employees who render more than 20 hours of service per week for more than five months per calendar year, other than those who own 5% or more of our outstanding securities, are eligible to participate in the Employee Stock Purchase Plan. The Employee Stock Purchase Plan will expire 10 years from its effective date. The Employee Stock Option Purchase Plan is intended to comply with the provisions of
Section 423 of the Internal Revenue Code of 1986.

     Employees purchase shares pursuant to the Employee Stock Option Purchase Plan by electing to have a percentage of their base compensation withheld from their paychecks for the duration of a six month purchase period. We hold such compensation in notional accounts for the benefit of the participating employees. At the end of each purchase period, the money that has accumulated in each employee's notional account will be used to buy shares of our Class A Common Stock at a price equal to no less than 85% of the lesser of the fair market value of the stock on the first day of the purchase period and the fair market value of the stock on the last day of the purchase period. Within any one calendar year, an employee may not purchase more than $25,000 worth of our Class A Common Stock under the Employee Stock Purchase Plan.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The following contains summaries of the material agreements which we entered into in connection with the acquisition of the semiconductor business from Harris in August 1999. The descriptions in the summaries of the terms and provisions of the agreements are complete in all material respects, but for detailed information you should read the agreements themselves, copies of which have been filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

MASTER TRANSACTION AGREEMENT

     In accordance with the Master Transaction Agreement,

     o Harris transferred to us portions of the semiconductor business in exchange for (a) $504.3 million in cash, and (b) our subordinated promissory note, referred to as the 11.13% Seller Holding PIK Note, in the principal amount of $90.0 million, which permits us to pay interest in the form of additional notes, which we call pay-in-kind, or PIK, notes;

     o Harris paid about $9.0 million in cash to us to purchase shares of our 12% Series A Cumulative Compounding Preferred Stock and common stock;

     o we sold to Sterling Holding Company, LLC, referred to as Sterling, and to senior management and other key employees, referred to as the management investors, and certain other investors shares of 12% Series A Cumulative Compounding Preferred Stock and common stock for a total of about
       $81.0 million in cash;

     o we contributed cash in the amount of about $90.0 million to Intersil's capital as well as assets with a fair market value of about
       $90.0 million;

     o Citicorp Mezzanine Partners, L.P. contributed $30.0 million in cash to us in exchange for our subordinated promissory note, referred to as the 13.5% Subordinated Holding PIK Note due 2010, and warrants to purchase 3,703,707 shares of Class A Common Stock (reduced to 2,222,224 upon repayment in full of the 13.5% Subordinated Holding PIK Note due 2010 with the proceeds of this offering);

     o we contributed cash in the amount of $30.0 million received from Citicorp Mezzanine Partners, L.P. to Intersil's capital; and

     o Intersil borrowed $220.0 million available under its new senior credit facilities and received the gross proceeds of $200.0 million from the sale of 200,000 units, each unit consisting of $1,000 principal amounts of Senior Subordinated Notes of Intersil and one warrant to purchase
       18.5185 shares of our Class A Common Stock.

     The general partner of Citicorp Mezzanine Partners, L.P. is an affiliate of Citicorp Venture Capital Ltd. Citicorp Venture Capital Ltd. owns an interest in Sterling, one of our principal stockholders. The assets we purchased from Harris under the Master Transaction Agreement include, among other things, some properties located at Palm Bay, Florida, Mountaintop, Pennsylvania, Findlay, Ohio and Kuala Lumpur, Malaysia (see "Business--Properties"), as well as, with some exceptions and limitations, all of the manufacturing equipment, motor vehicles, office furniture, inventory, governmental permits and licenses and other assets necessary to operate our business. In addition, purchased assets include:

     o contractual rights and obligations which primarily relate to the semiconductor business;

     o intellectual property rights; and

     o all of the capital stock and membership interests of four domestic and twelve foreign entities (corporations and limited liability companies) owned by Harris. We acquired eleven of the twelve foreign entities or their assets either directly or through a foreign subsidiary wholly owned by us. The twelfth foreign entity, a corporation which operates our assembly and test facility in Kuala Lumpur, Malaysia, was acquired by a British Virgin Islands corporation that is wholly owned by our wholly-owned Malaysian subsidiary. The acquisition of this twelfth foreign entity was made under a separate transaction agreement and was financed with funds both contributed by us and loaned by our wholly-owned Cayman Islands subsidiary to our Malaysian subsidiary (the loan proceeds from the Cayman Islands subsidiary consisting of funds contributed to this subsidiary by us) which in turn were loaned and contributed to the British Virgin Islands corporation.

     Among the liabilities we did not assume are the environmental liabilities relating to the operations of the semiconductor business and the transferred Harris subsidiaries prior to closing. The agreement provides that Harris must indemnify us for any damages arising from these excluded liabilities. The agreement also provides that we must offer to employ all our employees on substantially the same terms and conditions as they were employed immediately before the acquisition of the semiconductor business. In addition, the agreement contains a provision that, subject to some limitations, forbids Harris for a period of five years after the consummation of the acquisition of the semiconductor business from engaging in business competing with most of our products in existence on the date the transactions were consummated.

     Under the terms of the Master Transaction Agreement, Harris entered into with us the Intellectual Property Agreement, the Patent Assignment and Services Agreement, the License Assignment Agreement, the Harris Trademark License Agreement, the Secondary Trademark Assignment and License Agreement, the Transition Services Agreement and the Royalty Agreement.

     Under the Master Transaction Agreement, our stockholders entered into a Stockholders' Agreement and Registration Rights Agreement containing certain agreements among the stockholders regarding the capital stock and corporate governance of Intersil and Intersil Holding. We exercised our option under the Stockholders' Agreement to repurchase from Sterling Holding Company, LLC a total of 1,833,333 shares of our common stock for an aggregate purchase price of $137,500 to reissue to our employees. See "Description of Capital Stock--Stockholders' Agreement" and "--Registration Rights Agreement."

INTELLECTUAL PROPERTY AGREEMENT

     Under the Intellectual Property Agreement, Harris assigned to us its entire ownership, right, title and interest in some intangible property rights existing under laws respecting copyright, maskwork and trade secrets, which intangible property rights are owned by Harris and that were specific to the operations of the semiconductor business. Harris also granted to us a royalty-free, non-exclusive, worldwide license, with a limited right to sublicense, under certain copyrights, maskworks and trade secrets to make, have made, use and sell certain products, which copyrights, maskworks and trade secrets are specific to the products or are used in the semiconductor business. The Intellectual Property Agreement lists those licenses to software that are unassignable without the permission of the licensor.

PATENT ASSIGNMENT AND SERVICES AGREEMENT

     Under the Patent Assignment and Services Agreement, Harris assigned to us, subject to pre-existing license rights, about 1,400 patents. Harris also granted us a worldwide, royalty-free, non-exclusive license, without the right to sublicense, under some other applicable patents, for the life of such patents, to make, have made, use and sell certain of our products. Harris retained the rights to some patents for up to three years before assigning their entire right, title and interest therein to us (provided that the patents are not in litigation at the time, and no royalties are owed on licenses to the patents). During the interim preceding the assignment of these retained patents, Harris granted us a worldwide, royalty-free, non-exclusive license thereto, without the right to sublicense.

LICENSE ASSIGNMENT AGREEMENT

     Under the License Assignment Agreement, Harris assigned to us its entire right, title and interest in and to certain license agreements by and between Harris and third party licensors and licensees, which license agreements may be assigned without the consent of the third parties. The agreement provides that Harris will use commercially reasonable efforts, as requested by us in writing, to provide us with the economic benefit of certain other license agreements between Harris and third party licensors and licensees, which license agreements are material to the semiconductor business and require the consent of the third parties to assign. Harris will assign to us any revenue received under certain other royalty bearing license agreements between Harris and third party licensees, which agreements require the consent of the third party licensees to assign, and will use commercially reasonable efforts to obtain the consent of the third party licensees to these assignments.

     The agreement also provides that Harris will, at our written request and to the extent that Harris is authorized to do so and that the license is relevant to our business as of August 13, 1999, grant us a sublicense under the License Agreement between Harris and Lemelson Medical, Education & Research Foundation, Limited Partnership dated April 30, 1999. The agreement with Lemelson Medical and subsequent sublicenses will authorize us to use the inventions identified in up to one hundred eighty patents and patent applications concerning chemical manufacturing, optical measurement and tracking of production lots, all of which are technologies used in manufacturing semiconductors. The License Assignment Agreement further provides that Harris will assign all remaining rights in the retained license agreements to us. The assignment of each retained license agreement is to occur at the time that all the amounts that are due, or are to become due under that retained license agreement, have been paid to Harris. In the event that a retained license agreement cannot be assigned at that time, Harris will use commercially reasonable efforts, as requested by us, to provide us with the economic benefit of that retained license agreement. The assignment of, or commercially reasonable efforts to provide us the economic benefit of, each retained license agreement is to occur at the time that all the amounts that are due, or are to become due under the retained license agreement, have been paid to Harris. The agreement still further provides that we accept the assignments or transfers effected under the License Assignment Agreement and assume the liabilities of Harris to each of the license agreements so assigned or transferred.

HARRIS TRADEMARK LICENSE AGREEMENT

     Under the Harris Trademark License Agreement, Harris granted to us non-exclusive, royalty-free licenses recognizing transitional use of some visible trademarks and product-embedded trademarks, which embedded trademarks will not be eliminated until the relevant product is discontinued.

AGREEMENT COVERING PRISM(R) REVENUES

     Under an agreement covering PRISM(R) revenues, we agreed to pay Harris 2% of the revenue generated by the sales of the PRISM chip sets for a period of five years after the closing of the transactions consummated under the Master Transaction Agreement.

SECONDARY TRADEMARK ASSIGNMENT AND LICENSE AGREEMENT

     Under the Secondary Trademark Assignment and License Agreement, Harris assigned to us some trademarks related to products of the semiconductor business and we granted back to Harris worldwide, non-exclusive, royalty-free licenses recognizing transitional use of some visible trademarks assigned by Harris to us. The agreement further provides that Harris will cooperate with us, at our expense, in any judicial or administrative proceedings contemplated or commenced by us under any of the trademarks assigned to us under this agreement.

TRANSITION SERVICES AGREEMENT

     Under the Transition Services Agreement, Harris will provide a number of business support services to us that will assist in the conversion of the semiconductor business to an independent entity. From the consummation of the acquisition for, in most instances, up to 8 months, Harris is obligated to make available to us:

     o data processing and communication services;

     o financial and administrative support; and

     o human resources and benefits services.

Generally, the agreement provides that Harris will invoice us for the cost of services provided, plus 5%, with some charges based on a fixed cost and other charges based on Harris' actual incurred costs. We are not currently utilizing any of these services from Harris.

     Under the Transition Services Agreement, we have also agreed to provide Harris with certain services for a period of 18 months and certain products for a period of 24 months related to the suppression products business. For the services and products to be provided by us to Harris, Harris has agreed to pay 5% on top of all costs except third-party costs.

     The terms of the agreements listed above were the result of arms-length negotiations and in our opinion are no less favorable to Intersil and us than those that could be obtained from non-affiliated parties.

                         PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth information regarding the beneficial ownership of each holder of 5% or more of the outstanding shares of our Class A Common Stock (our only voting class of stock) and Class B Common Stock, each director and each executive officer named in the Summary Compensation Table, and all directors and officers as a group, as of January 31, 2000 and as adjusted to give effect to this offering. All share information would be the same as of March 1, 2000 except that the number of shares of Class A Common Stock issuable upon conversion of our 12% Series A Cumulative Compounding Preferred Stock will increase subsequent to January 31, 2000 as a result of additional dividends. The number of shares of Class A Common Stock issuable as of March 1, 2000 is set forth in footnote (7) below. The numbers shown in the table below assume no exercise by the underwriters of their over-allotment option. We have granted the underwriters an option to purchase up to 2,000,000 additional shares of Class A Common Stock from us and Harris has granted the underwriters an option to purchase up to 1,000,000 shares of Class A Common Stock held by Harris to cover over-allotments, if any.

                                           CLASS A COMMON STOCK(1)
                               ------------------------------------------------      CLASS B COMMON
                                 NUMBER OF                NUMBER OF                     STOCK(2)
                                  SHARES       PERCENT      SHARES     PERCENT    --------------------   PERCENT OF ALL
                                 PRIOR TO      PRIOR TO     AFTER       AFTER     NUMBER OF              COMMON STOCK
NAME OF BENEFICIARY              OFFERING      OFFERING   OFFERING(3)  OFFERING     SHARES     PERCENT   AFTER OFFERING(4)
-----------------------------  -------------   --------   ----------   --------   ----------   -------   -----------------
Sterling Holding Company,
LLC (5)(6)(7) ...............      7,392,558     46.89%   10,709,019     27.07%   45,214,898    90.89%         62.62%
c/o Intersil Corporation
2401 Palm Bay Road NE
Palm Bay, Florida 32905
Harris Corporation(7)(8) ....      1,508,686      9.57%    1,889,475      4.78%    4,531,584     9.11%          7.19%
1025 W. NASA Boulevard
Melbourne, Florida 32919
Gregory L. Williams(7) ......      2,071,544     13.14%    2,089,894      5.28%           --        --          2.34%
W. Russell Morcom(7) ........        550,165      3.49%      573,366      1.45%           --        --           .64%
George L. Gidzinski(7) ......        456,376      2.89%      461,056      1.17%           --        --           .52%
Daniel J. Heneghan(7) .......        388,423      2.46%      392,648       .99%           --        --           .44%
Larry W. Sims(7) ............        557,279      3.53%      568,320      1.44%           --        --           .64%
James A. Urry (7)(9) ........             --        --        31,746       .09%           --        --           .04%
Gary E. Gist (7)(10) ........             80         *         4,311       .01%       33,478         *           .04%
All directors, officers and
other management investors as
a group (18 persons)
(7)(9)(10) ..................      6,425,623     40.76%    6,556,851     16.57%       33,478         *          7.38%

------------------
 * Less than .01%.

(1) Does not include shares of Class A Common Stock issuable upon conversion of Class B Common Stock. A holder of Class B Common Stock may convert any or all of his shares into an equal number of shares of Class A Common Stock, provided that such conversion would be permitted only to the extent that the holder of shares to be converted would be permitted under applicable law to hold the total number of shares of Class A Common Stock which would be held after giving effect to the conversion.

(2) Does not include shares of Class B Common Stock issuable upon conversion of Class A Common Stock. A holder of Class A Common Stock may convert any or all of his shares into an equal number of shares of Class B Common Stock.

(3) Includes the number of shares of Class A Common Stock issuable upon conversion of our 12% Series A Cumulative Compounding Preferred Stock.

(4) Represents the percentage of the total number of shares of Class A Common Stock and Class B Common Stock combined.

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)
(5) An affiliate of Credit Suisse First Boston Corporation owns an interest in Sterling and could have the right to exchange that interest for up to 1,070,177 shares of common stock (including 63,465 shares issuable upon exchange of our 12% Series A Cumulative Compounding Preferred Stock for our common stock).

(6) Citicorp Venture Capital Ltd. owns an interest in Sterling and could have the right to exchange that interest for up to 42,033,515 shares of our common stock (including 2,477,505 shares issuable upon exchange of our 12% Series A Cumulative Compounding Preferred Stock for our common stock). Citicorp Mezzanine Partners, L.P., the general partner of which is an affiliate of Citicorp Venture Capital, contributed $30.0 million in cash to our company in exchange for the 13.5% Subordinated Holding PIK Note due 2010 and warrants to purchase 3,703,707 shares of our Class A Common Stock. We contributed the $30.0 million to Intersil as a capital contribution. Upon repayment in full of the 13.5% Subordinated PIK Note due 2010 with the proceeds of this offering, the warrants will be exercisable for 2,222,224 shares of our Class A Common Stock.

(7) The following table sets forth information with respect to the security ownership of the 12% Series A Cumulative Compounding Preferred Stock. All of the outstanding shares of the 12% Series A Cumulative Compounding Preferred Stock are being converted into shares of Class A Common Stock in connection with this offering at the initial public offering price, less underwriting discounts and commissions of $1.5625 per share. The number of shares of Class A Common Stock to be received upon conversion of the 12% Series A Cumulative Compounding Preferred Stock is included in the column "Number of Shares after Offering."

                                                                12% SERIES A            NUMBER OF SHARES OF CLASS A
                                                                 CUMULATIVE            COMMON STOCK RECEIVABLE UPON
                                                                COMPOUNDING                     CONVERSION
                                                              PREFERRED STOCK       -----------------------------------
                                                            --------------------        AS OF               AS OF
NAME OF BENEFICIAL OWNER                                     NUMBER      PERCENT    JANUARY 31, 2000     MARCH 1, 2000
---------------------------------------------------------   ---------    -------    ----------------     --------------
Sterling Holding Company, LLC............................   73,650.44     87.33%        3,316,461           3,345,468
c/o Intersil Corporation
2401 Palm Bay Road NE
Palm Bay, Florida 32905
Harris Corporation.......................................    8,456.38     10.03%          380,789             384,120
1025 W. NASA Boulevard
Melbourne, Florida 32919
Gregory L. Williams......................................      407.49       .48%           18,350              18,512
W. Russell Morcom........................................      515.23       .61%           23,201              23,405
George L. Gidzinski......................................      103.93       .12%            4,680               4,722
Daniel J. Heneghan.......................................       93.80       .11%            4,225               4,262
Larry W. Sims............................................      245.19       .29%           11,041              11,139
James A. Urry............................................      705.00       .84%           31,746              32,024
Gary E. Gist.............................................       93.96       .11%            4,231               4,628
All directors, officers and other management investors as
a group (18 persons).....................................    2,914.27      3.46%          131,228             132,735

(8) The shares reported for Harris are owned by Manatee Investment Corporation, a wholly owned subsidiary of Harris. Harris may be deemed to beneficially own these shares.

(9) James A. Urry, who is one of our directors, is affiliated with Sterling in the capacities described under "Management--Directors, Executive Officers and Key Employees" and footnote (6) above. All shares reported for Mr. Urry in footnote (7) above are held by Sterling, but do not include all shares held by Sterling, which Mr. Urry may be deemed to beneficially own as a result of his affiliation with Sterling. Mr. Urry disclaims beneficial ownership of all shares held by Sterling, except for those shares reported for Mr. Urry, which Mr. Urry has the right to acquire in exchange for an ownership interest in Sterling.

(10) Gary E. Gist owns an interest in Sterling and could have the right to exchange that interest for up to 37,789 shares of our common stock (including 4,231 shares issuable upon exchange of our 12% Series A Cumulative Compounding Preferred Stock for our common stock).

     Sterling, one of our principal stockholders, also owns 7.1% of Class A Common Stock and 100% of Class B Common Stock of Fairchild Semiconductor International, Inc., one of our competitors. Fairchild Semiconductor Corporation is a wholly owned subsidiary of Fairchild Semiconductor International, Inc.

                            DESCRIPTION OF CAPITAL STOCK

     The following description of our capital stock gives effect to this offering, as well as the conversion of all outstanding shares of 12% Series A Cumulative Compounding Preferred Stock into Class A Common Stock and the 1 for
1.5 reverse stock split effective on February 23, 2000. Our capital stock consists of 600,000,000 authorized shares of common stock, par value $.01 per share, divided into two classes consisting of (a) 300,000,000 shares of Class A Common Stock, of which 39,554,703 shares are outstanding and (b) 300,000,000 shares of Class B Common Stock, of which 49,746,482 shares are outstanding. Our capital stock also consists of 100,000 authorized shares of preferred stock, par value $.01 per share, none of which is issued or outstanding.

     The following description of the terms and provisions of our capital stock is not complete, and you should read our Bylaws and Restated Certificate of Incorporation (which will become effective when this offering is completed) which have been filed as exhibits to the Registration Statement of which this prospectus is a part.

CLASS A COMMON STOCK

     The holders of Class A Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders other than elections of directors. Our Restated Certificate of Incorporation will provide for cumulative voting for directors. With cumulative voting, at each election for directors, each holder of Class A Common Stock will be entitled to as many votes as would equal the number of shares he or she holds multiplied by the number of directors to be elected. The holder may cast all of his or her votes for a single candidate or may distribute them among any number of candidates. Under cumulative voting, a minority holder has a greater possibility of influencing the election of directors because, for example, the minority holder can increase the number of votes such holder may cast for an individual director. The holders of Class A Common Stock will be entitled to such dividends as may be declared at the discretion of our Board of Directors out of funds legally available for that purpose. The holders of Class A Common Stock will be entitled to share ratably with holders of Class B Common Stock in the net assets of our company upon liquidation after payment or provision for all liabilities. A holder of Class A Common Stock may convert any or all of his shares into an equal number of shares of Class B Common Stock. We have never paid and we do not anticipate declaring or paying any cash dividends on shares of our Class A Common Stock in the foreseeable future. See "Dividend Policy." As of December 31, 1999, there were 19 holders of record of our Class A Common Stock.

CLASS B COMMON STOCK

     Except as required by law, the holders of Class B Common Stock have no voting rights. The holders of Class B Common Stock will be entitled to such dividends as may be declared at the discretion of our Board of Directors out of funds legally available for that purpose. The holders of Class B Common Stock will be entitled to share ratably with holders of Class A Common Stock in the net assets of our company upon liquidation after payment or provision for all liabilities. A holder of Class B Common Stock may convert any or all of his shares into an equal number of shares of Class A Common Stock, provided that such conversion would be permitted only to the extent that the holder of such shares to be converted certifies to us in writing that the holder would be permitted under applicable law to hold the total number of shares of Class A Common Stock which would be held after giving effect to the conversion. We have never paid and we do not anticipate declaring or paying any cash dividends on shares of our Class B Common Stock in the foreseeable future. As of December 31, 1999, there were 2 holders of record of our Class B Common Stock.

PREFERRED STOCK

     Under our Restated Certificate of Incorporation, our Board of Directors will have the authority to issue up to 100,000 shares of preferred stock, but only in connection with the adoption of a stockholder rights plan. A stockholder rights plan may only be adopted by our Board of Directors with the approval of holders of a majority of outstanding shares of Class A Common Stock or with the unanimous consent of our Board of Directors, unless Sterling and its affiliates hold less than 15% of our outstanding common stock, in which case approval by a majority of our Board of Directors is required. See "-- Other Provisions of Our Restated Certificate of Incorporation." If our Board of Directors has such requisite authority, it will be authorized to issue preferred stock in connection with a stockholder rights plan in one or more series, and to fix the voting powers, designations, preferences, and relative, participating, optional or other special rights and qualifications, limitations and restrictions of each series, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, and the number of shares constituting any series. The ability of our Board of Directors to issue preferred stock could have the effect of making it more difficult for a third party to acquire, or discouraging a third party from acquiring, a majority of our outstanding Class A Common Stock. Our Board of Directors' ability to establish the preferences and rights of the shares of any series of preferred stock may also afford holders of any preferred stock preferences, powers and rights (including voting rights) senior to the rights of holders of our Class A Common Stock. We have no present plans to issue any shares of preferred stock.

12% SERIES A CUMULATIVE COMPOUNDING PREFERRED STOCK

     Until this offering is completed, we will have 100,000 shares of 12% Series A Cumulative Compounding Preferred Stock authorized, of which 83,434 will be issued and outstanding. The 12% Series A Cumulative Compounding Preferred Stock has a stated value of $1,000 per share and is entitled to annual dividends when, as and if declared, which dividends are cumulative, whether or not earned or declared, accruing at a rate of 12% and compounding annually. All outstanding shares of 12% Series A Cumulative Compounding Preferred Stock will be converted into shares of Class A Common Stock in connection with this offering and no 12% Series A Cumulative Compounding Preferred Stock will be authorized after this offering. See "Debt Repayment and Preferred Stock Conversion Transactions."

OTHER PROVISIONS OF OUR RESTATED CERTIFICATE OF INCORPORATION

     Our Restated Certificate of Incorporation, which will become effective when this offering is completed, contains provisions affecting the rights of our stockholders and the powers of our Board of Directors, including the following:

     o We will not be subject to the provisions of Section 203 of the General Corporation Law of Delaware regulating takeovers. Section 203 generally makes it more difficult for a third party to take control of a company by prohibiting a third party owning more than 15% of the company's stock from entering into transactions with the company unless the board of directors or stockholders unaffiliated with the third party approve either the third party or the transaction at issue, before the third party becomes a 15% owner or the third party acquires at least 85% of the company's stock.

     o A stockholder rights plan can be adopted only with the consent of holders of a majority of outstanding Class A Common Stock or with the unanimous consent of our Board of Directors, except that if Sterling's and its affiliates' ownership is less than 15% of our outstanding common stock, then a stockholder rights plan can be adopted with the consent of a majority of our Board of Directors. A stockholder rights plan generally makes it more difficult for a hostile bidder to take control of a company by providing existing stockholders with special rights which would make it uneconomical for the third party to acquire additional interests. If our Board of Directors is authorized to and decides to implement a stockholder rights plan, the plan adopted by the Board may deter acquisitions which you might deem to be in your best interests.

     o Our Board of Directors must have no fewer than three and no more than seven members and may not be divided into classes. The term of each member of the Board of Directors expires at each annual stockholders' meeting. Having a minimum number of Directors ensures that cumulative voting will operate to protect the interests of minority shareholders, since with a smaller Board it would take a greater percentage of votes to elect one director. Similarly, by prohibiting a classified Board, our Restated Certificate of Incorporation ensures that stockholders may replace the entire Board at each annual election.

     o Stockholders may act by written consent, without a meeting and without notice or a vote. This provision enables stockholders to act on matters subject to a stockholder vote without waiting until the next annual or special meeting of stockholders.

     o Each of the provisions of our Restated Certificate of Incorporation described above, and the provision described above under "Preferred Stock" that limits the Board of Directors' ability to issue preferred stock other than in connection with a stockholder rights plan, may be amended only with the approval of holders of 75% of our outstanding Class A Common Stock. Amending other provisions requires approval by holders of a majority of our outstanding Class A Common Stock. The provision requiring a supermajority vote also cannot be amended without the consent of holders of 75% of the Class A Common Stock. If a third party--that is, a person or entity other than our principal stockholders or members of our management--acquires more than 40% of the Class A Common Stock, then the holders of a majority of the Class A Common Stock could amend the foregoing provisions. If, after any transfer by Sterling Holding Company, LLC and its affiliates, Sterling and the affiliates together own less than 15% of our outstanding common stock, then holders of a majority of the Class A Common Stock could amend the supermajority provisions. The effect of each supermajority provision is that holders of 25% of our Class A Common Stock could block amendments to our Restated Certificate of Incorporation affecting the provisions described above.

WARRANTS RELATING TO THE ISSUANCE OF THE UNITS

     We originally issued and sold warrants, referred to as the Warrants, to Credit Suisse First Boston Corporation, J.P. Morgan Securities, Inc. and Salomon Smith Barney Inc. pursuant to a private placement by Intersil Holding and Intersil of 200,000 units, each unit consisting of $1,000 principal amount of 13 1/4% Senior Subordinated Notes due 2009 and one Warrant to purchase 18.5185 shares of Class A Common Stock at an exercise price (the "Exercise Price") of $0.0015. The Exercise Price and the number of shares of Common Stock issuable upon exercise of a Warrant may be subject to adjustment. The Warrants initially entitle the holders to acquire, in the aggregate, 3,703,707 shares of Class A Common Stock.

     The Warrants may be exercised at any time after August 13, 2000; provided, however, that the holder of Warrants will be able to exercise the Warrants only if a shelf registration statement relating to the Class A Common Stock underlying the Warrants is effective or the exercise of those Warrants is exempt from the registration requirements of the Securities Act, and such securities are qualified for sale or exempt from qualification under the applicable securities laws of the states or other jurisdictions in which such holders reside. Intersil Holding has filed a shelf registration statement to cover the Warrants for resale and in the issuance of the Class A Common Stock upon exercise of the Warrants, and the Securities and Exchange Commission has declared it effective. Unless earlier exercised, the Warrants will expire on August 15, 2009 (the "Expiration Date"). We will give notice of expiration not less than 90 nor more than 120 days prior to the Expiration Date to the registered holders of the then outstanding Warrants. If we fail to give the expiration notice, the Warrants will nevertheless expire and become void on the Expiration Date.

WARRANTS RELATING TO THE 13.5% SUBORDINATED HOLDING PIK NOTE

     We issued to Citicorp Mezzanine Partners, L.P. warrants to purchase our Class A Common Stock. These warrants entitle the holder to purchase up to 3,703,707 shares of Class A Common Stock upon exercise of the warrants beginning on August 13, 2001 and ending on August 15, 2009 at an exercise price of $0.0015 per share, subject to anti-dilution adjustments. Upon prepayment in full of the 13.5% Subordinated Holding PIK Note due 2010 with the proceeds of this offering, these warrants will be exercisable for 2,222,224 shares of Class A Common Stock.

STOCKHOLDERS' AGREEMENT

     Prior to our initial public offering, the then-existing stockholders of our company entered into a Securities Purchase and Holders Agreement, which we refer to as the Stockholders' Agreement, containing agreements among the stockholders with respect to our capital stock and corporate governance.

     The Stockholders' Agreement contains provisions which restrict our ability to issue common stock. We cannot issue shares of common stock to Sterling, Citicorp Venture Capital Ltd. or any of their respective affiliates without offering the other parties to the Stockholders' Agreement an equal opportunity to purchase our shares. In addition, Sterling and its affiliates have the right to have observers present at meetings of our Board of Directors if they are not represented on our Board of Directors as long as they own at least 5% of the common stock then outstanding. The Stockholders' Agreement continues to subject some of our executive officers' common stock to risk of forfeiture.

REGISTRATION RIGHTS AGREEMENT

     In connection with their entry into the Stockolders' Agreement, Intersil Holding, Sterling, the management investors, Harris and our other stockholders entered into a Registration Rights Agreement (the "Registration Rights Agreement"). According to the Registration Rights Agreement, upon the written request of Sterling and subject to our option to defer action for 180 days, we will prepare and file a registration statement with the Securities and Exchange Commission concerning the distribution of all or part of the shares held by Sterling and use our best efforts to cause such registration statement to become effective. If at any time we file a registration statement for the common stock because of a request by Sterling or otherwise, we will use our best efforts to allow the other parties to the Registration Rights Agreement to have their shares of common stock (or a portion of their shares under circumstances set forth in the Registration Rights Agreement) included in the registered offering of common stock. We are not bound by this requirement if we are filing a registration statement on Form S-8, Form S-4 or any similar form filed in connection with an exchange offer or an offering solely to our employees or existing shareholders, or a registration statement registering a unit offering consisting of a public offering of debt and our equity securities in which (i) not more than twenty percent of the gross proceeds received from the sale of those securities is attributed to the equity securities and (ii) after the public offering, we do not have a class of equity securities required to be registered under the Securities Exchange Act of 1934. Most registration expenses of the selling shareholders will be paid by us. We will not pay expenses relating to underwriting commissions, brokerage fees and transfer taxes applicable to the shares sold by the shareholders or in certain cases the fees and expenses of any accountants or other representatives retained by a selling shareholder.

TRANSFER AGENT AND REGISTRANT

     The Transfer Agent and Registrar for the Class A Common Stock is Equiserve Trust Company.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

     The following is a summary of certain indebtedness of Intersil and of Intersil Holding. To the extent such summary contains descriptions of documents relating to the notes, the senior credit facilities and other loan documents, such descriptions do not purport to be complete and are qualified in their entirety by reference to such documents, which are available upon request to us. We intend to repay a substantial amount of our indebtedness with the proceeds of this offering. See "Use of Proceeds."

13 1/4% SENIOR SUBORDINATED NOTES DUE 2009

     On August 13, 1999, Intersil and Intersil Holding issued 200,000 units, each unit consisting of $1,000 principal amount of 13 1/4% Senior Subordinated Notes Due 2009 of Intersil and one warrant to purchase 18.5185 shares of Class A Common Stock of Intersil Holding, in connection with the unit offering for gross proceeds of approximately $200.0 million. The notes were issued under an indenture dated as of August 13, 1999 (the "Indenture") between Intersil and United States Trust Company of New York, as Trustee. The warrants were issued under a separate warrant agreement. The net proceeds of the unit offering, together with the net proceeds of certain other funds, were used to pay the cash consideration for the acquisition of the semiconductor business from Harris and pay related fees and expenses. See "Certain Relationships and Related Transactions."

     The notes were initially in the principal amount of $200.0 million and mature on August 15, 2009. Interest on the notes accrues at 13 1/4% per annum and is payable semiannually in arrears on February 15 and August 15, commencing February 15, 2000. Subject to certain covenants set forth in the Indenture, Intersil may issue more notes under the Indenture in an unlimited principal amount. Any additional notes that are actually issued will be treated as issued and outstanding notes (and as the same class as the initial notes) for most purposes. The notes are unsecured senior subordinated obligations of Intersil, are subordinated in right of payment to all existing and future Senior Indebtedness (as defined in the Indenture) of Intersil, and are senior in right of payment to all future Subordinated Indebtedness (as defined in the Indenture) of Intersil. The notes are guaranteed by Intersil Holding and each Subsidiary Guarantor (as defined in the Indenture). The Guaranties are senior subordinated obligations of Intersil Holding and the relevant Subsidiary Guarantor.

     Under the terms of the notes, we may, but are not required, to redeem up to $70.0 million principal amount of the notes with the net cash proceeds of this offering at a price of 113 1/4% of the principal amount of the notes, plus accrued and unpaid interest on the notes.

     On or after August 15, 2004, the notes may be redeemed at the option of Intersil, in whole or in part, at the following redemption prices (expressed as percentages of principal amount at maturity), plus accrued and unpaid interest, if redeemed during the 12 months beginning August 15 of the years indicated below:

YEAR                                                                                 PERCENTAGE
----------------------------------------------------------------------------------   ----------
2004..............................................................................     106.625%
2005..............................................................................     104.969
2006..............................................................................     103.313
2007..............................................................................     101.656
2008 and thereafter...............................................................     100.000

     Upon a Change of Control (as defined in the Indenture), each holder of notes may require Intersil to repurchase all or any portion of the holder's notes at a purchase price equal to 101% of the principal amount plus accrued and unpaid interest to the date of purchase.

     The Indenture contains certain covenants that, among other things, limit
(i) the incurrence of additional debt by Intersil and certain of its subsidiaries, (ii) the payment of dividends on capital stock of Intersil and the purchase, redemption or retirement of capital stock or subordinated indebtedness, (iii) investments, (iv) certain transactions with affiliates,
(v) sales of assets, including capital stock of subsidiaries, and (vi) certain consolidations, mergers and transfers of assets. The Indenture also prohibits certain restrictions on distributions from certain subsidiaries. All of these limitations and prohibitions, however, are subject to a number of important qualifications.

     Under a registration rights agreement dated August 13, 1999 among Intersil Holding, Intersil and the initial purchasers, Intersil exchanged the notes for new notes in an exchange offer registered under the Securities Act.

SENIOR CREDIT FACILITIES

     General. In connection with the acquisition of the semiconductor business from Harris, Intersil entered into the senior credit facilities with a syndicate of certain financial institutions, as lenders, Credit Suisse First Boston, New York branch, an affiliate of one of the underwriters, as the Administrative Agent, Salomon Smith Barney Inc., one of the underwriters, as Syndication Agent, and Morgan Guaranty Trust Company of New York, as Documentation Agent. The description below is only a summary of the principal terms of the senior credit facilities and related loan documents.

     The senior credit facilities provide for up to $275.0 million of aggregate borrowing capacity, consisting of:

     o a secured $205.0 million funded term loan (the "Tranche B Senior Term Facility"); and

     o a secured $70.0 million revolving line of credit, $15.0 million of which was funded at closing of the acquisition of the semiconductor business (the "Revolving Credit Facility").

     Use of the Senior Credit Facilities. Intersil used the proceeds from the senior credit facilities, together with $30.0 million of proceeds from the 13.5% Subordinated Holding PIK Note due 2010, $90.0 million of proceeds from the 11.13% Seller Holding PIK Note due 2010, the proceeds of the unit offering and the equity contribution from Intersil Holding, (i) to fund the acquisition of the semiconductor business, (ii) to pay related fees and expenses and (iii) for general corporate purposes.

     Guaranties; Security. Intersil's obligations under the senior credit facilities are unconditionally guaranteed, jointly and severally, by Intersil Holding and each of Intersil's existing and subsequently acquired or organized domestic subsidiaries. Intersil's obligations and those of the guarantors under the senior credit facilities are secured by a pledge of all of Intersil's capital stock and by substantially all of the assets of Intersil Holding, Intersil and each of Intersil's existing and subsequently acquired or organized domestic (and, to the extent no adverse tax consequences will result, foreign) subsidiaries. No foreign subsidiary is required to guarantee the senior credit facilities and less than two-thirds of the capital stock of certain foreign subsidiaries is required to be pledged to secure the senior credit facilities.

     Amortization; Interest; Fees; Maturity. The Senior Term Facility is subject to certain specified amortization payments required to be made in quarterly installments until final payment is made upon maturity. The Revolving Credit Facility is available until 2005 unless terminated earlier under the terms of the senior credit facilities.

     Borrowings under the senior credit facilities bear interest at a rate equal to, at Intersil's option, either (i) the base rate (which is based on the prime rate most recently announced by the Administrative Agent or the Federal Funds rate plus one-half of 1%) or (ii) the applicable London interbank offered rate, in each case plus the applicable margin. In addition, the senior credit facilities are subject to a commitment fee of 0.50% per annum of the undrawn portion of the Revolving Credit Facility, and letter of credit fees regarding each letter of credit outstanding under the senior credit facilities equal to
(i) the applicable margin over the Adjusted LIBOR Rate (as defined in the Credit Agreement) in effect for loans under the Revolving Credit Facility and
(ii) 0.25% per annum on the face amount of all outstanding letters of credit.

     Prepayments. The terms of our senior credit facilities require us to apply 50% of the net cash proceeds of this offering in excess of $50.0 million to the prepayment of the term loans under the senior credit facilities. We expect to repay $205.0 million of our Tranche B Senior Term Facility. The loans under the Senior Term Facility are required to be prepaid with certain asset and capital stock sales and dispositions, certain incurrences of indebtedness, certain offerings of common equity securities and by certain percentages of our annual Excess Cash Flow (as defined in the Credit Agreement).

     Covenants and Events of Default. The senior credit facilities contain, among other things, covenants restricting Intersil's ability and its subsidiaries' ability to dispose of assets, merge, pay dividends, repurchase or redeem capital stock and indebtedness (including the notes), incur indebtedness or guaranties, create liens, enter into agreements with negative pledge clauses, make certain investments or acquisitions, enter into sale and leaseback transactions, enter into transactions with affiliates, change Intersil's business or make fundamental changes, and otherwise restrict corporate actions. The senior credit facilities also contain a number of financial maintenance covenants.

     The senior credit facilities also include events of default usual for these types of credit facilities and transactions, including but not limited to nonpayment of principal or interest, violation of covenants, incorrectness of representations and warranties, cross defaults and cross acceleration, bankruptcy, material judgments, ERISA, actual or asserted invalidity of the guaranties or the security documents and certain changes of control of Intersil. The occurrence of any event of default could result in the acceleration of Intersil's and the guarantors' obligations under the senior credit facilities, which could materially and adversely affect holders of the Class A Common Stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no market for our common stock. Future sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices. Sales of substantial amounts of our common stock in the public market after any restrictions on sale lapse could adversely affect the prevailing market price of the common stock and impair our ability to raise equity capital in the future.

     Upon completion of the offering, we will have 89,301,185 outstanding shares of common stock, outstanding options to purchase 1,549,333 shares of common stock and outstanding warrants to purchase 7,407,413 shares of common stock (subject to reduction to 5,925,931 shares of common stock upon repayment in full of the 13.5% Subordinated Holding PIK Note due 2010 with the proceeds of this offering), assuming no additional option or warrant grants or exercises after January 31, 2000. We expect that the 20,000,000 shares sold in this offering, plus any shares issued or sold, as the case may be, upon exercise of the underwriters' over-allotment option, will be freely tradable without restriction under the Securities Act, unless purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act. In general, affiliates include officers, directors and 10% or greater stockholders.

     The remaining 69,301,185 shares outstanding and 7,475,264 shares subject to outstanding options and warrants are "restricted securities" within the meaning of Rule 144. Restricted securities may be sold in the public market only if the sale is registered or if it qualifies for an exemption from registration, such as under Rules 144 or 144(k) promulgated under the Securities Act, which are summarized below. Sales of restricted securities in the public market, or the availability of such shares for sale, could adversely affect the market price of the common stock.

LOCK-UP AGREEMENTS

     Our directors, officers, Harris and other stockholders, who together hold substantially all of our securities, have entered into lock-up agreements in connection with this offering. These lock-up agreements generally provide that these holders will not offer, sell, contract to sell, grant any option to purchase or otherwise dispose of our common stock or any securities exercisable for or convertible into our common stock owned by them for a period of 180 days after the date of this prospectus without the prior written consent of the representatives of the underwriters of this offering. The lock-up agreements executed by our employees and directors also cover any shares they may acquire through our directed share program or upon the exercise of options. Shares subject to lock-up agreements may not be sold until these agreements expire or are waived Credit Suisse First Boston Corporation. Assuming that Credit Suisse First Boston Corporation does not release any security holders from the lock-up agreements and assuming no exercise of outstanding options or warrants, the following shares will be eligible for sale in the public market at the following times:

     o Beginning on the effective date of the registration statement of which this prospectus forms a part, all of the 20,000,000 shares sold in this offering will be immediately available for sale in the public market.

     o Beginning on August 14, 2000, an additional 69,301,185 shares will be eligible for sale pursuant to Rule 144.

RULE 144

     In general, under Rule 144 as currently in effect, after the expiration of the lock-up agreements, a person who has beneficially owned restricted securities for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

     o one percent of the number of shares of common stock then outstanding, which will equal approximately 893,012 shares immediately after this offering; and

     o the average weekly trading volume of our common stock during the four calendar weeks preceding the sale.

     Sales under Rule 144 are also subject to requirements with respect to manner of sale, notice and the availability of current public information about us.

RULE 144(K)

     Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, may sell these shares without complying with the manner of sale, public information, volume limitation or notice requirements of Rule 144.

REGISTRATION RIGHTS

     Beginning 180 days after the effective date of the registration statement of which this prospectus forms a part, some of our stockholders have the right to cause us to register the sale of their shares under the Securities Act and our other current stockholders may have the right to have their shares covered by the registration statement. See "Description of Capital Stock--Registration Rights Agreement."

EMPLOYEE PLANS

     We intend to file a registration statement under the Securities Act after the effective date of this offering to register shares to be issued pursuant to our employee benefit plans. As a result, any options or rights exercised under the 1999 Equity Compensation Plan and the Intersil Holding Corporation Employee Stock Purchase Plan will also be freely tradable in the public market. However, shares held by affiliates will still be subject to the volume limitation, manner of sale, notice and public information requirements of Rule 144. As of December 31, 1999, we had granted options to purchase 1,549,333 shares of common stock, none of which were exercisable. As of that date we had reserved 5,950,667 additional shares for possible future issuance under our 1999 Equity Compensation Plan and 1,333,333 shares for possible future issuance under our Employee Stock Purchase Plan. See "Risk Factors--Risks Relating to Future Sales," "Description of Capital Stock--1999 Equity Compensation Plan" and "Description of Capital Stock--Employee Stock Purchase Plan."

          UNITED STATES TAX CONSEQUENCES TO NON-UNITED STATES HOLDERS

     The following is a general discussion of the material United States federal income and estate tax consequences of the ownership and disposition of the Class A Common Stock applicable to Non-United States Holders of such Class A Common Stock. A "Non-United States Holder" is any holder that for United States federal income tax purposes is not a United States person. For purposes of this discussion, the term "United States person" means: (i) a citizen or resident of the United States; (ii) a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States or of any political subdivision thereof; (iii) an estate the income of which is included in gross income for United States federal income tax purposes regardless of its source; or (iv) a trust if its administration is subject to the primary supervision of a United States court and one or more United States persons have the authority to control all substantial decisions of the trust. If a partnership holds our Class A Common Stock, the tax treatment of a partner generally will depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding our Class A Common Stock should consult their tax advisors.

     This discussion does not address all aspects of United States federal income and estate taxation that may be relevant in light of such Non-United States Holder's particular facts and circumstances (such as being a U.S. expatriate) and does not address any tax consequences arising under the laws of any state, local or non-United States taxing jurisdiction. Furthermore, the following discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code") and administrative and judicial interpretations thereof, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect.

     We have not and will not seek a ruling from the Internal Revenue Service with respect to the United States federal income and estate tax consequences described below, and as a result, there can be no assurance that the IRS will not disagree with or challenge any of the conclusions set forth in this discussion.

     Investors are urged to consult their own tax advisors with respect to the income tax consequences of the ownership and disposition of our common stock, including the application and effect of the laws of any state, local, foreign or other taxing jurisdiction.

DIVIDENDS

     We have never paid, and do not anticipate that we will pay cash dividends on our Class A Common Stock. Should we ever pay a cash dividend, any dividend paid to a Non-United States Holder of Class A Common Stock generally would be subject to United States withholding tax at the then-effective U.S. withholding tax rate (currently 30% of the gross amount of the dividend) or such lower rate as may be specified by an applicable tax treaty. Dividends received by a Non-United States Holder that are effectively connected with a United States trade or business conducted by such Non-United States Holder or, if a tax treaty applies, attributable to a United States permanent establishment of such Non-United States Holder, would be exempt from such withholding tax, provided such Non-United States Holder complies with applicable certification and disclosure requirements. However, any such effectively connected or attributable dividends, net of deductions and credits, would be taxed at the same graduated rates that apply to United States persons.

     Dividends may be subject to backup withholding at the rate of 31% unless the Non-United States Holder certifies to required information in accordance with United States Treasury Regulations applicable to withholding and information reporting. Currently, backup withholding does not apply to dividends paid to a Non-United States Holder at an address outside the United States. However, under final regulations regarding withholding and information reporting, which will generally be effective for payments made after December 31, 2000, payment of dividends to a Non-United States Holder at an address outside the United States may be subject to backup withholding unless such Non-United States Holder satisfies applicable certification requirements. Backup withholding, if applied, is not an additional tax. Rather, the tax liability of the person subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is furnished to the IRS.

     Generally, we must report annually to the IRS the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder. Pursuant to tax treaties or other agreements, the IRS may make such reports available to tax authorities in the recipient's country of residence.

GAIN ON DISPOSITION OF COMMON STOCK

     A Non-United States Holder generally will not be subject to United States federal income tax on any gain realized upon the sale or other disposition of its common stock unless: (i) the gain is effectively connected with a United States trade or business of the Non-United States Holder (all or a portion of which gain, in the case of a corporate Non-United States Holder, may be subject to the branch profits tax at the rate of 30% (or lower treaty rate, if applicable)), (ii) the Non-United States Holder is an individual who holds the common stock as a capital asset (within the meaning of Section 1221 of the Code) and who is present in the United States for a period or periods aggregating 183 days or more during the taxable year in which the sale or disposition occurs and other conditions are met, or (iii) we are or have been a "United States real property holding corporation" for United States federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the Non-United States Holder's holding period of its common stock. We have determined that we are not, and do not believe that we are likely to become, a "United States real property holding corporation" for United States federal income tax purposes. However, no assurance can be provided that we will not become a United States real property holding corporation. If we were to become a United States real property holding corporation, gains realized by a Non-United States Holder that did not directly or indirectly own more than 5% of our common stock at any time during the shorter of the five-year period preceding the disposition or the Holder's holding period generally would not be subject to United States federal income tax as a result of the status of our company as a United States real property holding corporation, provided that our common stock was regularly traded on an established securities market.

     The payment of the proceeds of a sale of common stock to or through the United States office of a broker is currently subject to both information reporting and backup withholding at the rate of 31% unless the Non-United States Holder certifies its non-United States status under penalties of perjury or otherwise establishes an exemption. Generally, the payment of proceeds of a disposition by a Non-United States Holder of common stock outside the United States to or through a foreign office of a broker will not be subject to backup withholding. However, such payments will be subject to information reporting if the broker is: (i) a United States person; (ii) a "controlled foreign corporation" for United States tax purposes; (iii) a foreign person 50% or more of whose gross income for a specified three-year period is effectively connected with a United States trade or business or (iv) with respect to payments made after December 31, 2000, a foreign partnership, if at any time during its taxable year, one or more of its partners are United States persons who in the aggregate hold more than 50% of the income or capital interests in the partnership or if, at any time during its taxable year, the foreign partnership is engaged in a United States trade or business, unless the Non-United States Holder establishes an exemption in accordance with United States Treasury Regulations regarding withholding and information reporting, as applicable.

     The final regulations regarding withholding and information reporting as to payments made after December 31, 2000 unify current certification procedures and forms and clarify reliance standards. Except as noted above with respect to foreign brokers that are partnerships, the final regulations generally do not significantly alter the substantive withholding and information reporting requirements but do alter the procedures for claiming the benefits of an income tax treaty and change the certification procedures relating to the receipt by intermediaries of payments on behalf of the beneficial owner of shares of common stock. Non-United States Holders should consult their own tax advisors regarding the effect, if any, of the final regulations on their particular situations.

ESTATE TAX

     Common stock owned or treated as owned at the time of death by an individual who is not a citizen or resident of the United States for federal estate tax purposes will be included in such individual's estate for United States federal estate tax purposes, unless an applicable estate tax treaty applies other rules, and as a result may be subject to United States federal estate tax.

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in an underwriting agreement dated February 24, 2000, we have agreed to sell to the underwriters named below, for whom Credit Suisse First Boston Corporation, Salomon Smith Barney Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, FleetBoston Robertson Stephens Inc. and SG Cowen Securities Corporation are acting as representatives, the following respective numbers of shares of Class A Common
Stock:

                                                                                               NUMBER
                                       UNDERWRITER                                           OF SHARES
------------------------------------------------------------------------------------------   ----------
Credit Suisse First Boston Corporation....................................................    7,615,200
Salomon Smith Barney Inc..................................................................    2,438,200
Merrill Lynch, Pierce, Fenner & Smith Incorporated........................................    2,438,200
FleetBoston Robertson Stephens Inc........................................................    2,438,200
SG Cowen Securities Corporation...........................................................    1,770,200
Adams, Harkness & Hill, Inc...............................................................      300,000
Banc of America Securities LLC............................................................      300,000
Chase Securities Inc......................................................................      300,000
Deutsche Bank Securities Inc..............................................................      300,000
A.G. Edwards & Sons, Inc..................................................................      300,000
E*Offering Corp...........................................................................      300,000
Invemed Associates LLC....................................................................      300,000
Kaufman Bros., L.P........................................................................      300,000
Scotia Capital (USA) Inc..................................................................      300,000
SunTrust Equitable Securities Corporation.................................................      300,000
U.S. Bancorp Piper Jaffray Inc............................................................      300,000
                                                                                             ----------
     Total................................................................................   20,000,000
                                                                                             ----------
                                                                                             ----------

     Credit Suisse First Boston Corporation and Salomon Smith Barney Inc. are acting as joint book-running managers in this offering.

     The underwriting agreement provides that the underwriters are obligated to purchase all the shares of Class A Common Stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering of Class A Common Stock may be terminated.

     We and Harris have granted to the underwriters a 30-day option to purchase up to 2,000,000 additional shares from us and up to 1,000,000 additional shares from Harris at the initial public offering price less the underwriting discounts and commissions; provided, however that the first 1,000,000 shares purchased by the underwriters will be purchased from and sold by Harris. The option may be exercised only to cover any over-allotments of Class A Common Stock.

     The underwriters propose to offer the shares of Class A Common Stock initially at the public offering price on the cover page of this prospectus and to selling group members at that price less a concession of $0.9375 per share. The underwriters and selling group members may allow a discount of $0.10 per share on sales to other broker/dealers. After the initial public offering, the public offering price and concession and discount to broker/dealers may be changed by the representatives.

     The following table summarizes the compensation and estimated expenses we and Harris will pay.

                                                                PER SHARE                             TOTAL
                                                     --------------------------------    --------------------------------
                                                       WITHOUT            WITH              WITHOUT            WITH
                                                     OVER-ALLOTMENT    OVER-ALLOTMENT    OVER-ALLOTMENT    OVER-ALLOTMENT
                                                     --------------    --------------    --------------    --------------
Underwriting Discounts and
  Commissions paid by us..........................      $ 1.5625          $ 1.5625        $ 31,250,000      $ 35,937,500
Expenses payable by us............................      $   0.11          $   0.10        $  2,200,000      $  2,200,000
Underwriting discounts and commissions payable by
  selling stockholders............................      $     --          $ 1.5625        $         --      $  1,562,500

     The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

     We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus, except issuances pursuant to the exercise of employee stock options outstanding on the date hereof and in acquisition transactions if the recipients of the shares agree to be similarly bound until the end of the 180 day period.

     Our officers, directors, Harris and existing stockholders have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock (other than shares of Class A Common Stock that Harris may sell pursuant to the underwriter's over-allotment option), enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such aforementioned transaction is to be settled by delivery of our common stock or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus.

     The underwriters have reserved for sale, at the initial public offering price, up to 1,000,000 shares of the Class A Common Stock for employees, directors and certain other persons associated with us who have expressed an interest in purchasing Class A Common Stock in the offering. The number of shares available for sale to the general public in the offering will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

     We and, to a limited extent, Harris have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make in that respect.

     Our Class A Common Stock has been approved for listing on The Nasdaq Stock Market's National Market under the symbol "ISIL".

     Prior to this offering, there has been no public market for our Class A Common Stock. The initial public offering price for the Class A Common Stock has been determined by negotiation between us and the representatives, and does not reflect the market price for the Class A Common Stock following the offering. Among the principal factors considered in determining the initial public offering price were:

          o the information set forth in this prospectus and otherwise available to the representatives;

          o market conditions for initial public offerings;

          o the history of and prospects for the industry in which we are competing;

          o our past and present operations;

          o our past and present earnings and current financial position;

          o our prospects for future earnings;

          o the present state of our development and our current financial condition;

          o the ability of our management;

          o the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies;

          o the general condition of the securities markets at the time of this offering; and

          o other relevant factors.

     We cannot assure you that the initial public offering price will correspond to the price at which the Class A Common Stock will trade in the public market subsequent to the offering or that an active trading market for the Class A Common Stock will develop and continue after the offering.

     Credit Suisse First Boston, New York branch, an affiliate of Credit Suisse First Boston Corporation, is a lender and the Administrative Agent under our senior credit facilities. An affiliate of Credit Suisse First Boston Corporation owns an interest in Sterling Holding Company LLC, one of our principal stockholders, and could have the right to exchange that interest for up to 1,070,177 shares of our common stock (including 63,465 shares issuable upon exchange of our 12% Series A Cumulative Compounding Preferred Stock for our common stock) as of January 31, 2000. Salomon Smith Barney Inc. is a lender and the Syndication Agent under our senior credit facilities. Sterling Holding Company, LLC, one of our principal stockholders, may be deemed to be an affiliate of Salomon Smith Barney Inc. Certain funds associated with Merrill Lynch, Pierce, Fenner & Smith Incorporated also are lenders under our senior credit facilities. BankBoston, N.A., an affiliate of FleetBoston Robertson Stephens Inc., also is a lender under our senior credit facilities. SG Cowen Securities Corporation owns warrants to purchase 111,573 shares of our Class A Common Stock. None of the underwriters has the right, directly or indirectly, to designate any member of our board of directors.

     We intend to use more than 10% of the net proceeds of the sale of our Class A Common Stock to repay indebtedness under our existing credit facilities owed by us to banking affiliates of certain of the underwriters and to repay the 13.5% Subordinated PIK Note Due 2010 held by an affiliate of Salomon Smith Barney Inc. In addition, Salomon Smith Barney Inc. may be deemed to be our affiliate. Accordingly, the offering is being made in compliance with the requirements of Rules 2710(c)(8) and 2720 of the National Association of Securities Dealers, Inc. Conduct Rules. Rules 2710(c)(8) and Rule 2720, respectively, provide that if more than 10% of the net proceeds from the sale of our Class A Common Stock, not including underwriting compensation, is paid to the underwriters or their affiliates, or an underwriter is an affiliate of the issuer, the initial public offering price of the stock may not be higher than that recommended by a "qualified independent underwriter" meeting certain standards. Accordingly, Credit Suisse First Boston Corporation is assuming the responsibilities of acting as the qualified independent underwriter in pricing the offering and conducting due diligence. Credit Suisse First Boston Corporation is eligible to act as qualified independent underwriter because it beneficially owns less than 5% of any class of our capital stock or our subordinated debt and satisfies the other requirements applicable to qualified independent underwriters under the rules set forth by the National Association of Securities Dealers, Inc. The initial public offering price of the shares of our Class A Common Stock is no higher than the price recommended by Credit Suisse First Boston Corporation.

     The underwriters and their affiliates have provided and will in the future continue to provide investment banking and other financial services, including the provision of credit facilities, for us and certain of our respective affiliates in the ordinary course of business for which they have received and will receive customary compensation.

     The representatives, may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

     o Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position.

     o Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

     o Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

     o Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by such syndicate member is purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would otherwise be in the absence of these transactions. These transactions may be effected on The Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

     The validity of the Class A Common Stock offered hereby will be passed upon for us by Dechert Price & Rhoads, Philadelphia, Pennsylvania. The underwriters have been represented by Cravath, Swaine & Moore, New York, New York.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited the Intersil Holding Corporation (Successor) consolidated balance sheet at August 14, 1999 and the consolidated financial statements of the semiconductor business of Harris (Predecessor) at July 3, 1998 and July 2, 1999, and for each of the three years in the period ended July 2, 1999, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports and other information with the Securities and Exchange Commission. You may read and copy any reports or other information filed by us at the Securities and Exchange Commission's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661 and Seven World Trade Center, 13th Floor, New York, NY 10048. Copies of this material can be obtained from the Public Reference Section of the SEC upon payment of fees prescribed by the SEC. You may call the Securities and Exchange Commission at 1-800-SEC-0330 for further information contained in the public reference room. Our filings with the Securities and Exchange Commission will also be available to the public from commercial document retrieval services and at the Securities and Exchange Commission's Web site at "http://www.sec.gov."

     We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933, covering the Class A Common Stock to be offered pursuant to this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information included in the registration statement. Any statement made in this prospectus concerning the contents of any contract, agreement or other document is not necessarily complete. For further information regarding our company and the Class A Common Stock offered by this prospectus, please reference the registration statement, including its exhibits. If we have filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the documents or matter involved.

     Copies of the registration statement, including all related exhibits and schedules, may be inspected without charge at the public reference facilities maintained by the SEC, or obtained at prescribed rates from the Public Reference Section of the SEC at the address set forth above. In addition, you may request a copy of any of these filings, at no cost, by writing or telephoning us at the following address or phone number: Intersil Holding Corporation, 2401 Palm Bay Road NE, Palm Bay, Florida 32905; the telephone number at that address is (321) 724-7000.

                         INDEX TO FINANCIAL STATEMENTS
                          INTERSIL HOLDING CORPORATION

                                                                                                              PAGE
                                                                                                              ----

Independent Certified Public Accountants' Report...........................................................    F-2

Consolidated Statement of Operations and Comprehensive Income..............................................    F-3

Consolidated Balance Sheet.................................................................................    F-4

Consolidated Statement of Cash Flows.......................................................................    F-5

Consolidated Statement of Shareholders' Equity.............................................................    F-6

Notes to Consolidated Financial Statements.................................................................    F-7

                INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS' REPORT

The Board of Directors
Intersil Holding Corporation

We have audited the accompanying consolidated balance sheet of Intersil Holding Corporation (successor) as of August 14, 1999 (successor period) and the consolidated balance sheets of the Harris Semiconductor Business ("Semiconductor Business") (Predecessor), which is wholly owned by Harris Corporation, as of July 2, 1999 and July 3, 1998 and the related consolidated statements of operations, comprehensive income and cash flows for each of the three fiscal years in the period ended July 2, 1999 and the six weeks ended August 13, 1999 (Predecessor period). Our audits also included the financial statement schedule listed at Item 16. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying Predecessor consolidated financial statements were prepared on the basis of presentation as described in Note A. The results of operations are not necessarily indicative of the results of operations that would be recorded by Semiconductor Business on a stand-alone basis.

In our opinion, the successor consolidated balance sheet referred to above presents fairly, in all material respects, the financial position of Intersil Holding Corporation as of August 14, 1999. Further, in our opinion, the Predecessor consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Semiconductor Business at July 2, 1999 and July 3, 1998 and the consolidated results of its operations and its cash flows for each of the three years in the period ended July 2, 1999 and for the six weeks ended August 13, 1999, on the basis described in Note A, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

Jacksonville, Florida                                          Ernst & Young LLP

November 3, 1999, except as to
Note L as to which the date
is February 23, 2000

                          INTERSIL HOLDING CORPORATION
                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                   PREDECESSOR                                PREDECESSOR
                                  ---------------------------------------------    ---------------------------------
                                                FISCAL YEAR ENDED                  26 WEEKS ENDED     6 WEEKS ENDED
                                  ---------------------------------------------    --------------    ---------------
                                  JUNE 27, 1997    JULY 3, 1998    JULY 2, 1999    JANUARY 1,        AUGUST 13, 1999
                                                                                      1999
                                  -------------    ------------    ------------    --------------    ---------------
                                                                                    (UNAUDITED)
                                                       (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
REVENUE
  Product sales.................    $ 545,321        $576,836        $532,718         $246,625          $  57,336
COSTS AND EXPENSES
  Cost of product sales.........      346,073         369,332         349,776          165,619             39,681
  Research and development......       75,208          75,125          67,079           29,726              8,499
  Selling, administrative and
     general....................       99,314          98,184          83,998           41,333             10,908
  Harris corporate expense
     allocation.................        9,960           9,962           9,303            4,314              1,164
  Intangible amortization.......        2,291           2,292           2,414            1,146                326
  In-process R&D charge.........           --              --              --               --                 --
                                    ---------        --------        --------         --------          ---------
Operating income (loss).........       12,475          21,941          20,148            4,487             (3,242)
  Interest, net.................         (595)           (914)         (1,231)            (410)              (111)
                                    ---------        --------        --------         --------          ---------
  Income (loss) before income
     taxes......................       13,070          22,855          21,379            4,897             (3,131)
  Income taxes (benefit)........        1,845           9,944          (6,027)          (1,380)              (102)
                                    ---------        --------        --------         --------          ---------
  NET INCOME (LOSS).............       11,225          12,911          27,406            6,277             (3,029)
Preferred dividends.............           --              --              --               --                 --
                                    ---------        --------        --------         --------          ---------
Net income (loss) to common
  shareholders..................    $  11,225        $ 12,911        $ 27,406         $  6,277          $  (3,029)
                                    ---------        --------        --------         --------          ---------
                                    ---------        --------        --------         --------          ---------
LOSS PER SHARE:
  Basic.........................
  Diluted.......................
WEIGHTED AVERAGE COMMON SHARES
  OUTSTANDING (IN MILLIONS):
  Basic.........................
  Diluted.......................

                                      SUCCESSOR
                                  -----------------
                                   20 WEEKS ENDED
                                  -----------------
                                  DECEMBER 31, 1999
                                  -----------------
                                     (UNAUDITED)
REVENUE
  Product sales.................      $ 234,745
COSTS AND EXPENSES
  Cost of product sales.........        142,494
  Research and development......         25,952
  Selling, administrative and
     general....................         38,252
  Harris corporate expense
     allocation.................             --
  Intangible amortization.......          3,942
  In-process R&D charge.........         20,239
                                      ---------
Operating income (loss).........          3,866
  Interest, net.................         24,314
                                      ---------
  Income (loss) before income
     taxes......................        (20,448)
  Income taxes (benefit)........          1,399
                                      ---------
  NET INCOME (LOSS).............        (21,847)
Preferred dividends.............          3,851
                                      ---------
Net income (loss) to common
  shareholders..................      $ (25,698)
                                      ---------
                                      ---------
LOSS PER SHARE:
  Basic.........................      $   (0.39)
                                      ---------
                                      ---------
  Diluted.......................      $   (0.39)
                                      ---------
                                      ---------
WEIGHTED AVERAGE COMMON SHARES
  OUTSTANDING (IN MILLIONS):
  Basic.........................           66.7
                                      ---------
                                      ---------
  Diluted.......................           66.7
                                      ---------
                                      ---------

                 CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

                                                  PREDECESSOR                                PREDECESSOR
                                 ---------------------------------------------    ---------------------------------
                                               FISCAL YEAR ENDED                  26 WEEKS ENDED     6 WEEKS ENDED
                                 ---------------------------------------------    --------------    ---------------
                                 JUNE 27, 1997    JULY 3, 1998    JULY 2, 1999    JANUARY 1,        AUGUST 13, 1999
                                                                                     1999
                                 -------------    ------------    ------------    --------------    ---------------
                                                                                   (UNAUDITED)
                                                                   (IN THOUSANDS)
Net income (loss).............      $11,225         $ 12,911        $ 27,406         $  6,277           $(3,029)
Other comprehensive income
  (loss):
  Currency translation
     adjustments..............       (2,015)          (1,851)           (574)           1,714             2,475
                                    -------         --------        --------         --------           -------
Comprehensive income (loss)...      $ 9,210         $ 11,060        $ 26,832         $  7,991           $  (554)
                                    -------         --------        --------         --------           -------
                                    -------         --------        --------         --------           -------

                                    SUCCESSOR
                                -----------------
                                 20 WEEKS ENDED
                                -----------------
                                DECEMBER 31, 1999
                                -----------------
                                   (UNAUDITED)
Net income (loss).............      $ (21,847)
Other comprehensive income
  (loss):
  Currency translation
     adjustments..............            280
                                    ---------
Comprehensive income (loss)...      $ (21,567)
                                    ---------
                                    ---------

                See Notes to Consolidated Financial Statements.

                          INTERSIL HOLDING CORPORATION
                           CONSOLIDATED BALANCE SHEET

                                                                          PREDECESSOR                SUCCESSOR
                                                                  ----------------------------    ---------------
                                                                  JULY 3, 1998    JULY 2, 1999    AUGUST 14, 1999
                                                                  ------------    ------------    ---------------
                                                                                  (IN THOUSANDS)
ASSETS
Current Assets
  Cash                                                              $     --        $     --         $   7,377
  Trade receivables, less allowances for collection loss ($571 in 1998, $582 in 1999, $755 as of August 14, 1999 and $823
    as of December 31, 1999)...................................      110,675         100,674            83,042
  Inventories..................................................      180,232         153,822           153,044
  Prepaid expenses.............................................        4,658           3,725             3,051
  Income tax receivable........................................          643           1,527               573
  Deferred income taxes........................................           --           3,476                --
                                                                    --------        --------         ---------
      Total Current Assets.....................................      296,208         263,224           247,087
Other Assets
  Property, plant and equipment, less allowance for
    depreciation ($567,031 in 1998, $582,616 in 1999, -0- as of
    August 14, 1999 and $22,402 as of December 31, 1999).......      450,084         410,530           348,514
  Intangibles, less accumulated amortization ($17,760 in 1998,
    $19,929 in 1999, -0- as of August 14, 1999 and 3,942 as of
    December 31, 1999).........................................       44,219          45,368            90,715
  Other........................................................       19,759          42,057            21,463
                                                                    --------        --------         ---------
      Total Other Assets.......................................      514,062         497,955           460,692
                                                                    --------        --------         ---------
Total Assets...................................................     $810,270        $761,179         $ 707,779
                                                                    --------        --------         ---------
                                                                    --------        --------         ---------
LIABILITIES AND STOCKHOLDERS' EQUITY/BUSINESS EQUITY
Current Liabilities
  Trade account payables.......................................     $ 33,305        $ 31,068         $  29,365
  Retirement plan accruals.....................................       15,448          13,640             2,445
  Accrued compensation.........................................       29,022          19,283            15,842
  Accrued interest and sundry taxes............................        4,257           3,193             3,877
  Other accrued items..........................................       13,403          16,418            27,222
  Distributor reserves.........................................        6,189           6,542             6,512
  Unearned service income......................................          248             567               567
  Income taxes payable.........................................           --              --                --
  Deferred income taxes........................................          126              --                --
  Long-term debt--current portion..............................          167             360             2,410
                                                                    --------        --------         ---------
      Total Current Liabilities................................      102,165          91,071            88,240
Other Liabilities
  Deferred income taxes........................................        5,126           7,022             8,199
  Long-term debt...............................................        3,902           4,207           541,525
Mandatorily Redeemable Preferred Stock--1,000,000 shares
  designated 12% Series A Cumulative Compounding preferred
  stock, $1,000 stated value; 2,000,000 shares authorized,
  85,000 shares authorized, 83,434 shares issued and
  outstanding at August 14, 1999 and December 31, 1999.........           --              --            84,009
Stockholders' Equity/Business Equity...........................
  Class A Common Stock, $.01 par value, voting; 300,000,000
    shares authorized, 15,764,794 shares issued and outstanding
    at August 14, 1999 and December 31, 1999...................           --              --               158
  Class B Common Stock, $.01 par value, non-voting; 300,000,000 shares authorized, 50,908,386 shares issued and outstanding
    at August 14, 1999 and December 31, 1999...................           --              --               509
  Additional paid-in Capital...................................           --              --             5,935
  Business equity..............................................      701,012         661,388                --
  Retained deficit.............................................           --              --           (20,796)
  Unearned compensation........................................           --              --                --
  Accumulated other comprehensive (loss) income................       (1,935)         (2,509)               --
                                                                    --------        --------         ---------
      Total Stockholders' Equity/Business Equity...............      699,077         658,879           (14,194)
                                                                    --------        --------         ---------
      Total Liabilities and Stockholders' Equity/Business
         Equity................................................     $810,270        $761,179         $ 707,779
                                                                    --------        --------         ---------
                                                                    --------        --------         ---------

                                                                 DECEMBER 31, 1999
                                                                 -----------------
                                                                    (UNAUDITED)
ASSETS
Current Assets
  Cash                                                               $  40,122
  Trade receivables, less allowances for collection loss ($571 in 1998, $582 in 1999, $755 as of August 14, 1999 and $823
    as of December 31, 1999)...................................         91,748
  Inventories..................................................        154,016
  Prepaid expenses.............................................          7,562
  Income tax receivable........................................             --
  Deferred income taxes........................................             --
                                                                     ---------
      Total Current Assets.....................................        293,448
Other Assets
  Property, plant and equipment, less allowance for
    depreciation ($567,031 in 1998, $582,616 in 1999, -0- as of
    August 14, 1999 and $22,402 as of December 31, 1999).......        318,147
  Intangibles, less accumulated amortization ($17,760 in 1998,
    $19,929 in 1999, -0- as of August 14, 1999 and 3,942 as of
    December 31, 1999).........................................         84,652
  Other........................................................         20,784
                                                                     ---------
      Total Other Assets.......................................        423,583
                                                                     ---------
Total Assets...................................................      $ 717,031
                                                                     ---------
                                                                     ---------
LIABILITIES AND STOCKHOLDERS' EQUITY/BUSINESS EQUITY
Current Liabilities
  Trade account payables.......................................      $  35,338
  Retirement plan accruals.....................................          7,563
  Accrued compensation.........................................         24,279
  Accrued interest and sundry taxes............................         14,530
  Other accrued items..........................................         24,986
  Distributor reserves.........................................          6,356
  Unearned service income......................................            129
  Income taxes payable.........................................            555
  Deferred income taxes........................................             --
  Long-term debt--current portion..............................          2,415
                                                                     ---------
      Total Current Liabilities................................        116,151
Other Liabilities
  Deferred income taxes........................................             --
  Long-term debt...............................................        531,836
Mandatorily Redeemable Preferred Stock--1,000,000 shares
  designated 12% Series A Cumulative Compounding preferred
  stock, $1,000 stated value; 2,000,000 shares authorized,
  85,000 shares authorized, 83,434 shares issued and
  outstanding at August 14, 1999 and December 31, 1999.........         87,860
Stockholders' Equity/Business Equity...........................
  Class A Common Stock, $.01 par value, voting; 300,000,000
    shares authorized, 15,764,794 shares issued and outstanding
    at August 14, 1999 and December 31, 1999...................            158
  Class B Common Stock, $.01 par value, non-voting; 300,000,000 shares authorized, 50,908,386 shares issued and outstanding
    at August 14, 1999 and December 31, 1999...................            509
  Additional paid-in Capital...................................          2,656
  Business equity..............................................             --
  Retained deficit.............................................        (21,847)
  Unearned compensation........................................           (572)
  Accumulated other comprehensive (loss) income................            280
                                                                     ---------
      Total Stockholders' Equity/Business Equity...............        (18,816)
                                                                     ---------
      Total Liabilities and Stockholders' Equity/Business
         Equity................................................      $ 717,031
                                                                     ---------
                                                                     ---------

                See Notes to Consolidated Financial Statements.

                          INTERSIL HOLDING CORPORATION
                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                  PREDECESSOR                                PREDECESSOR
                                 ---------------------------------------------    ---------------------------------
                                               FISCAL YEAR ENDED                  26 WEEKS ENDED     6 WEEKS ENDED
                                 ---------------------------------------------    --------------    ---------------
                                 JUNE 27, 1997    JULY 3, 1998    JULY 2, 1999    JANUARY 1,        AUGUST 13, 1999
                                                                                     1999
                                 -------------    ------------    ------------    --------------    ---------------
                                                                                   (UNAUDITED)
                                                                   (IN THOUSANDS)
OPERATING ACTIVITIES:
  Net Income (loss)...........     $  11,225        $ 12,911        $ 27,406         $  6,277          $  (3,029)
Adjustments to reconcile net
  income (loss) to net cash
  provided by operating
  activities
    Depreciation..............        50,218          65,036          78,217           38,068              8,747
    Amortization..............         2,295           2,295           2,414            1,146                326
    Write-off of in-process
      technology..............            --              --              --               --                 --
    Non-current deferred
      income taxes............          (981)           (461)          1,896             (815)            (4,756)
  Changes in assets and
    liabilities:
    Trade receivables.........         3,164           1,270          10,001           24,570             14,532
    Inventories...............        (7,720)         (9,859)         26,410           15,324             (1,649)
    Prepaid expenses..........         1,746             506             933              724                674
    Trade payables and accrued
      liabilities.............            24         (14,399)        (13,950)         (28,228)           (18,705)
    Unearned service income...            94             (32)            319             (163)                --
    Income taxes..............           (84)         (3,866)         (4,486)            (101)             4,430
    Other.....................        (5,405)         (5,070)        (17,911)         (15,520)             2,812
                                   ---------        --------        --------         --------          ---------
      Net cash provided by
         operating
         activities...........        54,576          48,331         111,249           41,282              3,382
INVESTING ACTIVITIES:
Cash paid for acquired
  business....................            --              --          (1,335)              --                 --
Plant and equipment...........      (173,304)        (90,184)        (38,563)         (18,149)            (1,887)
                                   ---------        --------        --------         --------          ---------
      Net cash used in
         investing
         activities...........      (173,304)        (90,184)        (39,898)         (18,149)            (1,887)
FINANCING ACTIVITIES:
  Proceeds from borrowings....         1,450           2,750             800              750                 --
  Payments of borrowings......           (48)            (83)           (302)            (113)               (32)
  Net cash transfer and
    billings from (to)
    parent....................       116,105          41,844         (67,030)         (23,078)            (1,198)
                                   ---------        --------        --------         --------          ---------
      Net cash provided by
         (used in) financing
         activities...........       117,507          44,511         (66,532)         (22,441)            (1,230)
Effect of exchange rates on
  cash and cash equivalents...         1,221          (2,658)         (4,819)            (692)             1,177
                                   ---------        --------        --------         --------          ---------
      Net increase in cash....            --              --              --               --              1,442
      Cash at the beginning of
         the period...........            --              --              --               --                 --
                                   ---------        --------        --------         --------          ---------
      Cash at the end of the
         period...............     $      --        $     --        $     --         $     --          $   1,442
                                   ---------        --------        --------         --------          ---------
                                   ---------        --------        --------         --------          ---------

                                    SUCCESSOR
                                -----------------
                                 20 WEEKS ENDED
                                -----------------
                                DECEMBER 31, 1999
                                -----------------
                                   (UNAUDITED)
OPERATING ACTIVITIES:
  Net Income (loss)...........      $ (21,847)
Adjustments to reconcile net
  income (loss) to net cash
  provided by operating
  activities
    Depreciation..............         22,402
    Amortization..............          3,942
    Write-off of in-process
      technology..............         20,239
    Non-current deferred
      income taxes............             --
  Changes in assets and
    liabilities:
    Trade receivables.........         (8,706)
    Inventories...............           (973)
    Prepaid expenses..........         (4,511)
    Trade payables and accrued
      liabilities.............         33,245
    Unearned service income...           (438)
    Income taxes..............          1,127
    Other.....................         17,388
                                    ---------
      Net cash provided by
         operating
         activities...........         61,868
INVESTING ACTIVITIES:
Cash paid for acquired
  business....................             --
Plant and equipment...........        (12,634)
                                    ---------
      Net cash used in
         investing
         activities...........        (12,634)
FINANCING ACTIVITIES:
  Proceeds from borrowings....             --
  Payments of borrowings......        (15,144)
  Net cash transfer and
    billings from (to)
    parent....................             --
                                    ---------
      Net cash provided by
         (used in) financing
         activities...........        (15,144)
Effect of exchange rates on
  cash and cash equivalents...         (1,345)
                                    ---------
      Net increase in cash....         32,745
      Cash at the beginning of
         the period...........          7,377
                                    ---------
      Cash at the end of the
         period...............      $  40,122
                                    ---------
                                    ---------

                See Notes to Consolidated Financial Statements.

                          INTERSIL HOLDING CORPORATION
                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

                                                                                                         ACCUMULATED
                                            COMMON STOCK       ADDITIONAL    RETAINED                      OTHER
                                         ------------------    PAID-IN       EARNINGS    UNEARNED        COMPREHENSIVE
                                         CLASS A    CLASS B    CAPITAL       (DEFICIT)   COMPENSATION     INCOME            TOTAL
                                         -------    -------    ----------    --------    ------------    -------------    ---------
                                                                               (IN THOUSANDS)
Initial capitalization at August 14,
  1999................................    $ 158      $ 509       $5,935      $     --       $   --           $  --        $   6,602
Net income (loss) (unaudited).........       --         --           --       (21,847)          --              --          (21,847)
Common stock sold to certain
  executives..........................       --         --          572            --         (572)             --               --
Accretion of undeclared dividends on
  preferred stock (unaudited).........       --         --       (3,851)           --           --              --           (3,851)
Foreign currency translation
  (unaudited).........................       --         --           --            --           --             280              280
                                          -----      -----       ------      --------       ------           -----        ---------
Balances at December 31, 1999
  (unaudited).........................    $ 158      $ 509       $2,656      $(21,847)      $ (572)          $ 280        $ (18,816)
                                          =====      =====       ======      ========       ======           =====        =========

                See Notes to Consolidated Financial Statements.

                         INTERSIL HOLDING CORPORATION
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     YEARS ENDED JUNE 27, 1997, JULY 3, 1998, JULY 2, 1999, 6 WEEKS ENDED
                               AUGUST 13, 1999,
  UNAUDITED 26 WEEKS ENDED JANUARY 1, 1999 AND THE UNAUDITED 20 WEEKS ENDED
                              DECEMBER 31, 1999

NOTE A--ORGANIZATION AND BASIS OF PRESENTATION

ORGANIZATION

     Intersil Holding Corporation (Intersil Holding) was formed on August 13, 1999 through a series of transactions, in which Intersil Holding and its wholly-owned subsidiary, Intersil Corporation (Intersil), acquired the Semiconductor Business (Semiconductor Business or Predecessor) of Harris Corporation (Harris). Intersil Holding currently has no operations but holds common stock related to its investment in Intersil and certain indebtedness related to the Semiconductor Business acquisition (Harris acquisition). Intersil and its wholly-owned domestic and foreign subsidiaries include the operations of the Predecessor.

BASIS OF PRESENTATION

     The Successor consolidated balance sheet as of August 14, 1999 reflects the initial capitalization of Intersil Holding and the acquisition of the Semiconductor Business. The consolidated balance sheets as of July 3, 1998 and July 2, 1999 and the consolidated statements of operations, comprehensive income and cash flows for the fiscal years ended June 27, 1997, July 3, 1998, July 2, 1999 and the 6 weeks ended August 13, 1999 include the accounts of Semiconductor Business, the Predecessor company.

     Accordingly, the consolidated financial statements include the power, communications, space and defense product lines of Harris' Semiconductor Business that were purchased in the transaction. The transaction did not include Harris' semiconductor suppression business or photomask operations or certain patents in the memory field that were retained by Harris. The Semiconductor Business, which was wholly-owned by Harris, designs, manufactures and sells discrete semiconductors and standard and custom integrated circuits to the semiconductor markets. The Semiconductor Business' manufacturing facilities perform manufacturing operations related to other Harris Semiconductor Product Lines. The Semiconductor Business was not a separate legal entity and the assets and liabilities associated with the Semiconductor Business were components of a larger business.

     The Predecessor's consolidated statements of operations include all revenues and costs attributable to the Semiconductor Business. For cost of sales, material costs are directly attributable to a product line and are charged accordingly. Indirect costs are assigned using activity based costing. Operating expenses (engineering, marketing, and administration & general) have been allocated to the product lines based on sales or labor, as appropriate. Harris Corporate expense allocations are based on a percentage of the Semiconductor Business' net sales. Interest expense is provided on direct borrowings of the Semiconductor Business. Interest expense of Harris has not been allocated to the Semiconductor Business.

     All of the allocations and estimates in the Predecessor's combined statements of operations are based on assumptions that management believes are reasonable under the circumstances. However, these allocations and estimates are not necessarily indicative of the costs that would have resulted if the Semiconductor Business had been operated on a stand alone basis.

     The Semiconductor Business sells products to other affiliated operations of Harris. Sales to these operations were not material.

     The accompanying unaudited financial statements for the 26 weeks ended January 1, 1999 and the 20 weeks ended December 31, 1999, reflect all adjustments, all of which are of a normal recurring nature, necessary in the opinion of management for a fair presentation of the results for these interim periods and are not necessarily indicative of full-year results.

                          INTERSIL HOLDING CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

YEARS ENDED JUNE 27, 1997, JULY 3, 1998, JULY 2, 1999, 6 WEEKS ENDED AUGUST 13,
                                     1999,
   UNAUDITED 26 WEEKS ENDED JANUARY 1, 1999 AND THE UNAUDITED 20 WEEKS ENDED
                               DECEMBER 31, 1999

NOTE A--ORGANIZATION AND BASIS OF PRESENTATION--(CONTINUED)
ACQUISITION OF HARRIS' SEMICONDUCTOR BUSINESS

     The total purchase price of the Semiconductor Business acquisition was $614.3 million, which included transaction costs of approximately $7.8 million and deferred financing costs of $12.2 million (Note H). The consideration paid by Intersil Holding was $504.3 million in cash of which $420.0 million was financed through borrowings from the senior credit facilities, the 13 1/4% Senior Subordinated Notes and 13.5% Subordinated Holding "Pay-In-Kind" (PIK) Note and the issuance of a $90.0 million PIK Note note to Harris.

     The acquisition was accounted for using the purchase method of accounting and accordingly, the operating results of the Semiconductor Business have been included in Intersil's consolidated financial statements since the date of acquisition. The total purchase price was allocated to the assets and liabilities of the Semiconductor Business based upon their approximate fair value. The fair value of the net assets acquired exceeded the purchase price resulting in negative goodwill. This negative goodwill was allocated to the identified intangibles and property and equipment based on their relative fair values as follows (in millions).

Purchase price:

  Cash paid to Harris...........................       $ 504.3
  13.5% Subordinated PIK Note...................          90.0
  Transaction costs and fees....................          20.0
                                                       -------
Total purchase price............................       $ 614.3
                                                       =======

                                                                      ALLOCATION OF
                                                   FAIR VALUE OF      EXCESS FAIR       ADJUSTED
                                                   ACQUIRED ASSETS      VALUE          FAIR VALUE
                                                   ---------------    -------------    -------------
Net current assets..............................       $ 160.6                --          $ 160.6
Other...........................................          17.2                --             17.2
Property and equipment..........................         481.0           $(153.2)           327.8
Developed Technology............................          80.0             (23.9)            56.1
Customer base...................................          33.0             (10.0)            23.0
In-process research and development.............          29.0              (8.8)            20.2
Assembled workforce.............................          13.5              (4.1)             9.4
                                                       -------           -------          -------
                                                       $ 814.3           $(200.0)         $ 614.3
                                                       =======           =======          =======
Excess fair value of net assets acquired over
  purchase price................................       $ 200.0
                                                       =======

     The appraisal of the acquired business included $20.2 million of purchased in-process research and development, which was related to various products under development. This valuation represents the 10 years after-tax cash flow of this in-process technology using a discount rate of 20%. The acquired technology had not yet reached technological feasibility and had no future alternative uses. Accordingly, it was written off at the time of the acquisition. The remaining identified intangibles (developed technology, customer base and assembled workforce) are being amortized over 5 to 11 years.

     In connection with the acquisition of the Semiconductor Business, Intersil formulated a restructuring plan and will involuntarily terminate the employment of 372 employees of the Semiconductor Business. At

                          INTERSIL HOLDING CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

YEARS ENDED JUNE 27, 1997, JULY 3, 1998, JULY 2, 1999, 6 WEEKS ENDED AUGUST 13,
                                     1999,
   UNAUDITED 26 WEEKS ENDED JANUARY 1, 1999 AND THE UNAUDITED 20 WEEKS ENDED
                               DECEMBER 31, 1999

NOTE A--ORGANIZATION AND BASIS OF PRESENTATION--(CONTINUED)
August 13, 1999, Intersil recorded $11.0 million in severance benefits and this is included in the allocation of the acquisition cost. The severance includes the following:

                           LOCATION                               NO. OF EMPLOYEES     AMOUNTS
---------------------------------------------------------------   ----------------    -------------
                                                                  (IN MILLIONS)
Europe.........................................................           17              $ 5.6
Malaysia.......................................................          262                1.9
North America..................................................           93                3.5
                                                                        ----              -----
                                                                         372              $11.0
                                                                        ====              =====

      For the twenty weeks ended December 31, 1999, approximately $5.0 million of these restructuring costs had been paid out. As of December 31, 1999, the restructuring liability was $6.0 million. Intersil Holding will complete the restructing plan by the end of fiscal year 2000.

     The following unaudited information presents pro forma financial information, after giving effect to certain adjustments including amortization of intangible assets acquired, as if the Acquisition of the Semiconductor Business had occurred at July 3, 1998 for the 26 weeks ended January 1, 1999 and July 2, 1999 for the 26 weeks ended December 31, 1999. These pro forma results have been prepared for comparative purposes only and do not purport to represent what Intersil Holding's results of operations would actually have been had the transactions in fact occurred on the date specified, nor do they purport to project the results of operations for any future period.

                                                                         PRO FORMA
                                                           --------------------------------------
                                                                                  COMBINED
                                                           26 WEEKS ENDED       26 WEEKS ENDED
                                                           JANUARY 1, 1999      DECEMBER 31, 1999
                                                           ---------------      -----------------
                                                               (IN MILLIONS, EXCEPT PER SHARE
                                                           AMOUNTS)
Product sales...........................................       $ 246.6               $ 292.0
Net loss................................................       $ (10.3)              $ (28.5)
Net loss to common shareholders.........................       $ (15.3)              $ (33.5)
Loss per share:
  Basic and diluted.....................................       $ (0.23)              $ (0.50)

NOTE B--SIGNIFICANT ACCOUNTING POLICIES

     FISCAL YEAR--The 1997 fiscal year includes the 52 weeks ended June 27, 1997; fiscal year 1998 includes the 53 weeks ended July 3, 1998; and fiscal year 1999 includes the 52 weeks ended July 2, 1999.

     INVENTORIES--Inventories are carried at the lower of standard cost, which approximates actual cost, determined by the First-In-First-Out (FIFO) method, or market.

     PLANT AND EQUIPMENT--Machinery and equipment are carried on the basis of cost. The estimated useful lives of buildings range between 5 and 50 years. The estimated useful lives of machinery and equipment range between 3 and 10 years. Depreciation is computed by the straight-line method using the estimated useful life of the asset.

     REVENUE RECOGNITION--Revenue is recognized from sales to all customers, including distributors, when a product is shipped. Sales to distributors are made under distributor agreements which provide the distributors rights of return and price protection on unsold merchandise held by the distributors. Accordingly, sales are reduced for estimated returns from distributors and estimated future price reductions of unsold merchandise

                          INTERSIL HOLDING CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

YEARS ENDED JUNE 27, 1997, JULY 3, 1998, JULY 2, 1999, 6 WEEKS ENDED AUGUST 13,
                                     1999,
   UNAUDITED 26 WEEKS ENDED JANUARY 1, 1999 AND THE UNAUDITED 20 WEEKS ENDED
                               DECEMBER 31, 1999

NOTE B--SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED) held by distributors. Product sales to two distributors for the fiscal years ended June 27, 1997, July 3, 1998, July 2, 1999, twenty-six weeks ended January 1, 1999, six weeks ended August 13, 1999 and twenty weeks ended December 31, 1999 amounted to 20.5%, 19.0%, 16.6%, 18.2%, 29.3% and 13.3%, respectively, of total product sales.

     RESEARCH AND DEVELOPMENT--Research and development costs, consisting of the cost of designing, developing, and testing new or significantly enhanced products, are expensed as incurred.

     RETIREMENT BENEFITS--Intersil Holding provides retirement benefits to substantially all employees primarily through a retirement plan having profit-sharing and savings elements. Contributions by Intersil Holding to the retirement plan are based on profits and employees' savings with no other funding requirements. Intersil Holding may make additional contributions to the fund at its discretion.

     Retirement benefits also include an unfunded limited health-care plan for U.S.-based retirees and employees on long-term disability. Intersil Holding accrues the estimated cost of these medical benefits, which are not material, during an employee's active service life.

     Retirement plans expense was $17.4 million in 1997, $15.6 million in 1998, $14.8 million in 1999, $6.2 million for the twenty-six weeks ended January 1, 1999, $1.4 million for the six weeks ended August 13, 1999 and $5.4 million for the twenty weeks ended December 31, 1999.

     INCOME TAXES--Intersil Holding follows the liability method of accounting for income taxes and for the Predecessor financial statements was included with its parent, Harris, in a consolidated federal income tax return. Harris required each of its businesses to provide taxes on financial statement pre-tax income or loss at applicable statutory tax rates. United States local amounts receivable or payable for current and prior years' income taxes were treated as intercompany transactions and were recorded in the Semiconductor Business equity. International current income taxes payable and deferred income taxes resulting from temporary differences between the financial statements and the tax basis of assets and liabilities of the Intersil Holding's international subsidiaries are separately classified on the balance sheets.

     ASSET IMPAIRMENT--Intersil Holding accounts for long-lived asset impairment under Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The Company recognizes impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amounts. The impairment loss is measured by comparing the fair value of the asset to its carrying amount. Fair value is estimated based on discounted future cash flows. Long-lived assets to be disposed of are recorded at the lower of their carrying amount or estimated fair value less cost to sell.

     INTANGIBLES--Intangibles resulting from acquisitions are being amortized by the straight-line method over 5 to 40 years. Recoverability of intangibles is assessed using estimated undiscounted cash flows of related operations. Intangibles that are not expected to be recovered through future undiscounted cash flows are charged to expense when identified. Amounts charged to expense are amounts in excess of the fair value of the intangible asset. Fair value is determined by calculating the present value of estimated expected future cash flows using a discount rate commensurate with the risks involved.

     START-UP--In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5 "Reporting on the Costs of Start-Up Activities." The Company is required to adopt the provisions of this Statement no later than its fiscal year 2000. This Statement provides guidance on the financial reporting of start-up and organization costs and requires such costs, as defined, to be expensed as

                          INTERSIL HOLDING CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

YEARS ENDED JUNE 27, 1997, JULY 3, 1998, JULY 2, 1999, 6 WEEKS ENDED AUGUST 13,
                                     1999,
   UNAUDITED 26 WEEKS ENDED JANUARY 1, 1999 AND THE UNAUDITED 20 WEEKS ENDED
                               DECEMBER 31, 1999

NOTE B--SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED) incurred, as start-up costs are currently expensed as incurred, adoption of this Statement is not expected to have a material impact on the Company's results of operations or financial condition.

     FUTURES AND FORWARD CONTRACTS--When Intersil Holding sells products outside the United States or enters into purchase commitments, the transactions are frequently denominated in currencies other than U.S. dollars. To minimize the impact on revenue and cost from currency fluctuations, Intersil Holding enters into currency exchange agreements that qualify for hedge accounting treatment. It is Intersil Holding's policy not to speculate in foreign currencies. Currency exchange agreements are designated as, and are effective as, hedges of foreign currency commitments. In addition, these agreements are consistent with the designated currency of the underlying transaction and mature on or before the underlying transaction. Gains and losses on currency exchange agreements that qualify as hedges are deferred and recognized as an adjustment of the carrying amount of the hedged asset, liability or commitment. Gains and losses on currency exchange agreements that do not qualify as hedges are recognized in income based on changes in the fair market value of the currency exchange agreement.

     FOREIGN CURRENCY TRANSLATION--The functional currency for the Malaysian subsidiary is the U.S. dollar, and for other international subsidiaries it is the local currency. Assets and liabilities are translated at current rates of exchange, and income and expense items are translated at the weighted average exchange rate for the year. The resulting translation adjustments are recorded as a separate component of Shareholder's equity (Business Equity in the Predecessor's financial statements). Cumulative translation gains (losses) were $(1.9) million, $(0.6) million, $2.5 and $0.3 million at July 3, 1998, July 2, 1999, August 13, 1999 and December 31, 1999, respectively.

     LOSS PER SHARE--Loss per share is computed and presented in accordance with SFAS No. 128, "Earnings per Share" and the Securities and Exchange Commission Staff Accounting Bulletin No. 98. Net loss per common share is presented for the twenty weeks ended December 31, 1999 only because it is not meaningful for earlier periods since the Company did not have common stock outstanding for any of the earlier periods.

     USE OF ESTIMATES--These statements have been prepared in conformity with generally accepted accounting principles and require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE C--ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued FAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". The statement establishes standards for recording derivative financial instruments and the recognition of gains or losses resulting from changes in the fair values of those instruments. Intersil Holding plans to adopt the new standard no later than the first quarter of fiscal 2001. However, Intersil Holding has not determined the anticipated impact of FAS No. 133.

                          INTERSIL HOLDING CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

YEARS ENDED JUNE 27, 1997, JULY 3, 1998, JULY 2, 1999, 6 WEEKS ENDED AUGUST 13,
                                     1999,
   UNAUDITED 26 WEEKS ENDED JANUARY 1, 1999 AND THE UNAUDITED 20 WEEKS ENDED
                               DECEMBER 31, 1999

NOTE D--INVENTORIES

     Inventories are summarized below (in thousands):

                                                           (PREDECESSOR)               (SUCCESSOR)
                                                        --------------------    --------------------------
                                                        JULY 3,     JULY 2,     AUGUST 14,    DECEMBER 31,
                                                          1998        1999        1999           1999
                                                        --------    --------    ----------    ------------
                                                                                              (UNAUDITED)
Finished products....................................   $ 64,644    $ 58,041     $ 59,708       $ 61,221
Work in process......................................    125,647     102,457      104,262        106,208
Raw materials and supplies...........................     14,423      11,441        9,137          8,769
                                                        --------    --------     --------       --------
                                                         204,714     171,939      173,107        176,198
Less inventory reserve...............................    (24,482)    (18,117)     (20,063)       (22,182)
                                                        --------    --------     --------       --------
                                                        $180,232    $153,822     $153,044       $154,016
                                                        ========    ========     ========       ========

     At July 2, 1999, August 14, 1999 and December 31, 1999 Intersil Holding was committed to purchase $22.5 million, $22.8 million and $19.7 million, respectively of inventory from suppliers. Management believes the cost of this inventory approximates current market value.

NOTE E--PLANT AND EQUIPMENT

     Plant and equipment are summarized below (in thousands):

                                                          (PREDECESSOR)                (SUCCESSOR)
                                                      ----------------------    --------------------------
                                                       JULY 3,      JULY 2,     AUGUST 14,    DECEMBER 31,
                                                         1998         1999        1999           1999
                                                      ----------    --------    ----------    ------------
                                                                                              (UNAUDITED)
Land...............................................   $    3,966    $  3,966     $  6,539       $  4,138
Buildings..........................................      262,490     266,364      100,511         81,103
Machinery and equipment............................      750,659     722,816      241,464        255,308
                                                      ----------    --------     --------       --------
                                                       1,017,115     993,146      348,514        340,549
Less allowances for depreciation...................      567,031     582,616           --         22,402
                                                      ----------    --------     --------       --------
                                                      $  450,084    $410,530     $348,514       $318,147
                                                      ==========    ========     ========       ========

NOTE F--INTANGIBLES

     Intangibles are summarized below (in thousands):

                                                                         (PREDECESSOR)              (SUCCESSOR)
                                                                       ------------------    --------------------------
                                                       PERIOD OF       JULY 3,    JULY 2,    AUGUST 14,    DECEMBER 31,
                                                      AMORTIZATION      1998       1999        1999           1999
                                                      -------------    -------    -------    ----------    ------------
                                                                                                           (UNAUDITED)
Developed technology...............................      11 years      $    --    $    --     $ 57,369       $ 56,141
Customer base......................................       7 years           --         --       23,665         23,031
Assembled workforce................................       5 years           --         --        9,681          9,422
Goodwill...........................................      40 years       61,979     65,297           --             --
                                                                       -------    -------     --------       --------
                                                                        61,979     65,297       90,715         88,594
Less accumulated amortization......................                     17,760     19,929           --          3,942
                                                                       -------    -------     --------       --------
                                                                       $44,219    $45,368     $ 90,715       $ 84,652
                                                                       =======    =======     ========       ========

                          INTERSIL HOLDING CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

YEARS ENDED JUNE 27, 1997, JULY 3, 1998, JULY 2, 1999, 6 WEEKS ENDED AUGUST 13,
                                     1999,
   UNAUDITED 26 WEEKS ENDED JANUARY 1, 1999 AND THE UNAUDITED 20 WEEKS ENDED
                               DECEMBER 31, 1999

NOTE G--LOSS PER SHARE

     The following table sets forth the computation of basic and diluted loss per share (in thousands, except per share amounts):

                                                                               (SUCCESSOR)
                                                                              -----------------
                                                                              DECEMBER 31, 1999
                                                                                  ---------
                                                                                 (UNAUDITED)
Numerator:
  Net loss available to common shareholders (numerator for basic and
     diluted earnings per share)...........................................       $ (25,698)
                                                                                  =========
Denominator:
  Denominator for basic earnings per share-weighted average common
     shares................................................................          66,673
  Effect of dilutive securities:
     Stock options.........................................................              --
     Warrants..............................................................              --
                                                                                  ---------
  Denominator for diluted earnings per share-adjusted weighted average
     shares................................................................          66,673
                                                                                  =========
Basic loss per share.......................................................       $   (0.39)
                                                                                  =========
Diluted loss per share.....................................................       $   (0.39)
                                                                                  =========

     The effect of dilutive securities is not included in the computation for the twenty weeks ended December 31, 1999 because to do so would be antidilutive.

NOTE H--LONG-TERM DEBT

LONG-TERM DEBT

     Long-term debt consists of the following (in thousands):

                                                  (PREDECESSOR)                         (SUCCESSOR)
                                          ------------------------------    ------------------------------------
                                          JULY 3, 1998     JULY 2, 1999     AUGUST 14, 1999    DECEMBER 31, 1999
                                          -------------    -------------    ---------------    -----------------
                                                                                               (UNAUDITED)
13.25% Senior Subordinated Notes.......      $    --          $    --          $ 199,700           $ 199,712
Tranche B Senior Term Facility.........           --               --            205,000             205,000
11.13% Seller Holding PIK Note.........           --               --             90,000              93,869
13.5% Subordinated Holding PIK Note....           --               --             29,700              31,286
Revolving Credit Facility..............           --               --             15,000                  --
Other..................................        4,069            4,567              4,535               4,384
                                             -------          -------          ---------           ---------
                                               4,069            4,567            543,935             534,251
Less: current portion..................          167              360              2,410               2,415
                                             -------          -------          ---------           ---------
                                             $ 3,902          $ 4,207          $ 541,525           $ 531,836
                                             =======          =======          =========           =========

                          INTERSIL HOLDING CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

YEARS ENDED JUNE 27, 1997, JULY 3, 1998, JULY 2, 1999, 6 WEEKS ENDED AUGUST 13,
                                     1999,
   UNAUDITED 26 WEEKS ENDED JANUARY 1, 1999 AND THE UNAUDITED 20 WEEKS ENDED
                               DECEMBER 31, 1999

NOTE H--LONG-TERM DEBT--(CONTINUED)
     Schedule future principal payments under Intersil Holding's and Intersil's indebtedness are as follows:

2000....................................................................   $  2,415
2001....................................................................      2,454
2002....................................................................      2,466
2003....................................................................      2,479
2004....................................................................      2,438
Thereafter..............................................................    521,999
                                                                           --------
                                                                           $534,251
                                                                           ========

  13.25% Senior Subordinated Notes and Warrants

     On August 13, 1999, in connection with the acquisition of the Semiconductor Business, Intersil completed an offering of 200,000 units consisting of $200 million of its 13.25% Senior Subordinated Notes due 2009 and warrants to purchase 3,703,707 shares of Class A Common Stock of Intersil Holding. Each unit consisted of $1,000 principal amount of 13.25% Senior Subordinated Notes of Intersil and one warrant to purchase 18.5185 shares of Class A Common Stock of Intersil Holding. The total gross proceeds from the sale of the 13.25% Senior Subordinated Notes were $194.0 million, net of $6.0 million of deferred financing fees. The $6.0 million deferred financing fees will be treated as additional interest related to the 13.25% Senior Subordinated Notes and amortized over the life of the 13.25% Senior Subordinated Notes on an effective yield method.

     The 13.25% Senior Subordinated Notes are unsecured and are fully and unconditionally guaranteed by Intersil Holding and all of Intersil's current and future domestic subsidiaries. The 13.25% Senior Subordinated Notes are not guaranteed by Intersil's foreign subsidiaries. The 13.25% Senior Subordinated Notes require semi-annual interest payments beginning on February 15, 2000 through maturity on August 15, 2009. The 13.25% Senior Subordinated Notes may be redeemed at the option of Intersil Holding after August 15, 2004 upon the payment of certain redemption premiums, although up to 35% of the 13.25% Senior Subordinated Notes can be redeemed prior to August 15, 2002 with the proceeds of certain equity offerings and upon the payment of certain redemption premiums. The 13.25% Senior Subordinated Notes contain various restrictive covenants, including limitations on the incurrence of additional indebtedness, restrictions and limitations on payment of dividends, making investments, engaging in transactions with affiliates, consolidating, merging or transfering assets and restrictions and limitations on the sales of certain assets, among others. The 13.25% Senior Subordinated Notes also require the maintenance of certain ratios.

     Each warrant entitles the holder to purchase 18.5185 shares of Intersil Holding Class A Common Stock at a price of $.001 per share. The warrants are exercisable beginning on the first anniversary of their issue date (August 13, 1999) and expire on August 15, 2009. Warrant holders have no holding rights. The warrants were preliminarily valued at $0.3 million and will be treated as additional interest related to the 13.25% Senior Subordinated Notes and amortized over the life of the 13.25% Senior Subordinated Notes on an effective yield method.

  Senior Credit Facilities

     In connection with the Acquisition of the Semiconductor Business, Intersil entered into senior credit facilities with a syndicate of financial institutions. The senior credit facilities include a $205.0 million funded term loan facility (the "Tranche B Senior Term Facility") and a revolving line of credit (the "Revolving Credit Facility"). The Revolving Credit Facility has maximum borrowings of up to $70.0 million, of which

                          INTERSIL HOLDING CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

YEARS ENDED JUNE 27, 1997, JULY 3, 1998, JULY 2, 1999, 6 WEEKS ENDED AUGUST 13,
                                     1999,
   UNAUDITED 26 WEEKS ENDED JANUARY 1, 1999 AND THE UNAUDITED 20 WEEKS ENDED
                               DECEMBER 31, 1999

NOTE H--LONG-TERM DEBT--(CONTINUED)
$15.0 million was funded on August 13, 1999 in connection with the acquisition of the Semiconductor Business. The total gross proceeds from the issuance of the Tranche B Senior Term Facility and the Revolving Credit Facility were
$212.9 million, net of $6.2 million of deferred financing fees and $0.9 million debt issuance costs. The $6.2 million deferred financing fees will be treated as additional interest related to the senior credit facilities and amortized over the life of the senior credit facilities on an effective yield method. The
$0.9 million debt issuance costs will be amortized over the life of the senior credit facilities.

     The Tranche B Senior Term Facility bears interest at LIBOR + 4%. The Tranche B Senior Term Facility matures in 2005 and requires 1% of the original principal amount to be repaid in each of the first five years in quarterly installments. Beginning September 2004, 24% of the original principal amount will be repaid each quarter, for four quarters. The senior credit facilities are subject to an annual commitment fee of .50% of the undrawn portion of the Revolving Credit Facility.

     The Revolving Credit Facility bears interest ranging from LIBOR + 2.00% to LIBOR + 3.25%, depending on the results of applicable ratios. The Revolving Credit Facility matures in 2005.

     The senior credit facilities are unconditionally guaranteed, jointly and severally, by Intersil Holding, Intersil and existing and subsequently acquired or organized domestic subsidiaries. The senior credit facilities contain various restrictive covenants, including, incurrence of indebtedness, payment of dividends, making certain investments and acquisitions, disposing of assets, among others. The senior credit facilities also require the maintenance of certain ratios.

  Pay-In-Kind (PIK) Notes

     On August 13, 1999, in connection with the Acquisition of the Semiconductor Business, Intersil Holding issued to Harris a $90.0 million 11.13% Seller Holding PIK Note which matures in 2010. The 11.13% Seller Holding PIK Note bears interest at an annual rate equal to 11.13%. Intersil Holding may pay interest on the 11.13% Seller Holding PIK Note by issuing additional 11.13% PIK notes. Intersil Holding may redeem the 11.13% Seller Holding PIK Note at any time. In addition, Intersil Holding will be required to redeem the 11.13% Seller Holding PIK Note upon a change in control. The 11.13% Seller Holding PIK Note contains various restrictive covenants and is subordinated to Intersil Holding's guarantee of Intersil's 13.25% Senior Subordinated Notes and senior credit facilities. Intersil and its subsidiaries are not a guarantor of the 11.13% Seller Holding PIK Note.

     Also, on August 13, 1999, Intersil Holding issued to Citicorp Mezzanine Partners, L.P. a $30.0 million 13.5% Subordinated Holding PIK Note. The 13.5% Subordinated Holding PIK Note matures on July 15, 2010 and bears interest at an annual rate equal to 13.5%. To the extent Intersil Holding's senior debt prohibits Intersil Holding from paying cash interest on the 13.5% Subordinated Holding PIK Note, this interest shall be paid by adding the accrued interest to the principal amount of the 13.5% Subordinated Holding PIK Note. Intersil Holding may redeem the 13.5% Subordinated Holding PIK Note at any time in whole or in part at 100% of the principal amount plus accrued and unpaid interest and certain prepayment premiums. The 13.5% Subordinated Holding PIK Note contains various restrictive covenants. The 13.5% Subordinated Holding PIK Note is subordinated to Intersil Holding's guarantee of Intersil's Notes and senior credit facilities. Intersil and its subsidiaries are not a guarantor of the 13.5% Subordinated Holding PIK Note.

                          INTERSIL HOLDING CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

YEARS ENDED JUNE 27, 1997, JULY 3, 1998, JULY 2, 1999, 6 WEEKS ENDED AUGUST 13,
                                     1999,
   UNAUDITED 26 WEEKS ENDED JANUARY 1, 1999 AND THE UNAUDITED 20 WEEKS ENDED
                               DECEMBER 31, 1999

NOTE H--LONG-TERM DEBT--(CONTINUED)
     The other debt consists of 5 loans made by agencies of the Commonwealth of Pennsylvania with maturity dates ranging from 2003 to 2017 and are secured by Intersil's manufacturing facility in Mountaintop, Pennsylvania, which has a net carrying value of $4.5 million at August 13, 1999 and $4.4 million at December 31, 1999. The weighted average interest rate for this debt was 3.0% at July 3, 1998, July 2, 1999, August 13, 1999 and December 31, 1999.

NOTE I--PREFERRED STOCK

    Intersil Holding has 2.0 million shares of preferred stock authorized, stated value of $1,000 per share, 1.0 million of which may be designated as 12% Series A Cumulative Compounding Preferred Stock. On August 13, 1999, Intersil Holding sold 83,434 shares of its 12% Series A Cumulative Compounding Preferred Stock to certain buyers including, Sterling Intersil Holding Company LLC, Harris and certain members of management. The $83.4 million proceeds were used as a cash equity contribution from Intersil Holding to Intersil for the Acquisition of the Semiconductor Business.

     The Series A Preferred Stock is (i) non-voting, (ii) entitled to cumulative dividends whether or not declared or earned, at a rate of 12%, compounding annually, (iii) to have approval rights of new issuances of any other class or series of stock entitled to a preference ahead of Intersil Holding preferred stock, (iv) able to amend Intersil Holding's certificate of incorporation if the amendment adversely affects the rights and preferences of the preferred stock holders, (v) entitled to $1,000 per share, plus accrued and unpaid dividends in the event of liquidation before any distribution to holders of Intersil Holding common stock, (vi) optionally redeemable by Intersil Holding in whole or in part at a price per share of $1,000 plus accrued and unpaid dividends, and (vii) mandatorily redeemable on June 30, 2011, at a price per share equal to $1,000 plus accrued and unpaid dividends.

     The total mandatory redemption value of the shares outstanding at August 13, 1999 and December 31, 1999, in the amounts of $83.4 million and $87.3 million ($3.9 million accretion of undeclared dividends), respectively, is classified in Intersil Holding's balance sheet as Mandatorily Redeemable Preferred Stock.

     On August 13, 1999, Intersil Holding granted to certain members of management options to purchase 766.67 shares of Series A Preferred Stock at an option price of $250 per share. Intersil Holding granted a sign-on bonus in the aggregate amount of $575,025, representing the difference between the stated par value and the option price. The preferred stock options vest immediately. Intersil Holding recorded compensation expense for the $575,025 as of the grant date.

NOTE J--LEASE COMMITMENTS

     Total rental expense amounted to $6.7 million in 1997, $6.3 million in 1998, $6.3 million in 1999, $3.2 million for the twenty-six weeks ended January 1, 1999, $0.6 million for the 6 weeks ended August 13, 1999 and $2.1 million for the twenty weeks ended December 31, 1999. Future minimum rental commitments under leases, primarily used for land at Intersil's Malaysian facility and office buildings at Intersil's International locations, amounted to approximately $17.7 million at July 2, 1999. Intersil's Malaysian manufacturing facility leases land under leases expiring from 2072 to 2081. The commitments for the years following 1999 are: 2000--$4.0 million, 2001--$3.2 million, 2002--$1.4 million, 2003--$1.1 million, 2004--$0.9 million, and $7.1 million thereafter.

                          INTERSIL HOLDING CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

YEARS ENDED JUNE 27, 1997, JULY 3, 1998, JULY 2, 1999, 6 WEEKS ENDED AUGUST 13,
                                     1999,
   UNAUDITED 26 WEEKS ENDED JANUARY 1, 1999 AND THE UNAUDITED 20 WEEKS ENDED
                               DECEMBER 31, 1999

NOTE K--BUSINESS EQUITY

     Changes in the business equity of the Predecessor's financial statements are summarized as follows (in thousands):

                                                              (PREDECESSOR)                            (PREDECESSOR)
                                               -------------------------------------------   ---------------------------------
                                                                                             26 WEEKS ENDED
                                                            FISCAL YEAR ENDED                                   6 WEEKS ENDED
                                               -------------------------------------------   ---------------   ---------------
                                               JUNE 27, 1997   JULY 3, 1998   JULY 2, 1999   JANUARY 1, 1999   AUGUST 13, 1999
                                               -------------   ------------   ------------   ---------------   ---------------
                                                                                               (UNAUDITED)
Balance at beginning of year.................    $ 520,858       $646,173       $699,077        $ 699,077         $ 658,879
Net income (loss)............................       11,225         12,911         27,406            6,277            (3,029)
Foreign currency translation adjustments.....       (2,015)        (1,851)          (574)           1,714             2,475
Net cash transfers and billings from (to)
  Harris Corporation.........................      116,105         41,844        (67,030)          23,078            (1,198)
Purchase price elimination...................           --             --             --               --          (657,127)
                                                 ---------       --------       --------        ---------         ---------
Balance at end of period.....................    $ 646,173       $699,077       $658,879        $ 730,146         $      --
                                                 =========       ========       ========        =========         =========

NOTE L--COMMON STOCK

     On January 21, 2000, Intersil Holding filed a registration statement with the Securities and Exchange Commission for a public offering of shares of its common stock. In connection with the planned public offering, Intersil Holding effected a 1 for 1.5 reverse stock split of its Class A and Class B common shares as of February 23, 2000. All references to common shares in the accompanying financial statements reflect Intersil Holding's reverse stock split, retroactively applied to all periods presented.

     Intersil Holding is authorized to issue 600.0 million shares of Intersil Holding common stock, par value $0.01 per share, divided into two classes consisting of 300.0 million shares of Intersil Holding Class A Common Stock and
300.0 million shares of Intersil Holding Class B Common Stock. Holders of
Class A Common Stock are entitled to one vote for each share held and holders of Class B Common Stock have no voting rights. A holder of either class of Intersil Holding common stock may convert any or all shares into an equal number of shares of the other class of Intersil Holding common stock.

     On August 13, 1999, Intersil Holding sold 15.76 million shares of Class A Common Stock and 50.91 million shares of Class B Common Stock for approximately $5.0 million. The $5.0 million proceeds, along with the $83.4 million proceeds from the sale of Series A Preferred Stock was used as a cash equity contribution from Intersil Holding to Intersil for the acquisition of the Semiconductor Business.

     On August 13, 1999, in connection with Intersil Holding's issuance of the 13.5% Subordinated Holding PIK Note, Intersil Holding issued to Citicorp Mezzanine Partners, L.P. warrants to purchase 3,703,707 shares of Intersil Holding Class A Common at an exercise price of $.001 per share, subject to certain anti-dilution adjustments. If Intersil Holding's prepays in full the 13.5% Subordinated Holding PIK Note within 24 months after issuance, the warrants will be exercisable for 2,222,224 shares of Intersil Holding Class A Common Stock. The warrants were valued at $0.3 million and will be treated as additional interest related to the 13.5% Subordinated Holding PIK Note and amortized over the life of the 13.5% Subordinated Holding PIK Note on an effective yield method.

     During the unaudited 20 weeks ended December 31, 1999, Intersil Holding recorded $0.6 million of unearned compensation for the excess of the fair value of the Class A Common Stock over the grant price for stock sold to certain executives by the majority shareholder of Intersil Holding. The compensation

                          INTERSIL HOLDING CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

YEARS ENDED JUNE 27, 1997, JULY 3, 1998, JULY 2, 1999, 6 WEEKS ENDED AUGUST 13,
                                     1999,
   UNAUDITED 26 WEEKS ENDED JANUARY 1, 1999 AND THE UNAUDITED 20 WEEKS ENDED
                               DECEMBER 31, 1999

NOTE L--COMMON STOCK--(CONTINUED)
expense is being recognized over the stock vesting period of five years. Upon an initial public offering, the shares sold become fully vested.

     Intersil Holding had an option to purchase 1,161,905 shares from a majority shareholder at $0.075 per share pursuant to an agreement executed at the initial capitalization. Intersil Holding repurchased the 1,161,905 shares in January 2000.

NOTE M--INCOME TAXES

     The provisions for income taxes are summarized below (Pro Forma for predecessor financial statements) (in thousands):

                                           (PREDECESSOR)                           (PREDECESSOR)                (SUCCESSOR)
                            -------------------------------------------   --------------------------------   -----------------
                                         FISCAL YEAR ENDED                26 WEEKS ENDED    6 WEEKS ENDED     20 WEEKS ENDED
                            -------------------------------------------   --------------   ---------------   -----------------
                            JUNE 27, 1997   JULY 3, 1998   JULY 2, 1999   JANUARY 1,       AUGUST 13, 1999   DECEMBER 31, 1999
                                                                             1999
                            -------------   ------------   ------------   --------------   ---------------   -----------------
                                                                           (UNAUDITED)                       (UNAUDITED)
United States (benefit)...     $(2,595)        $4,221        $ (6,626)       $ (1,518)          $(399)            $    --
International.............       4,768          4,910           1,605             368             352               1,399
State and local
  (benefit)...............        (328)           813          (1,006)           (230)            (55)                 --
                               -------         ------        --------        --------           -----             -------
                               $ 1,845         $9,944        $ (6,027)       $ (1,380)          $(102)            $ 1,399
                               =======         ======        ========        ========           =====             =======

     In the year 2000, the Malaysian taxing authority will convert its income tax system to a self-assessment system. The new self-assessment system will require Malaysian corporate taxpayers to begin making estimated tax payments in year 2000 based on year 2000 estimated taxable income. Currently, Malaysian corporate taxpayers submit tax payments following the year of assessment. In fiscal year 1999, the Semiconductor Business made Malaysian taxing payments based on fiscal year 1998's taxable income. As a result of the change in the Malaysian taxing system, the Semiconductor Business will not be required to make tax payments on its fiscal year 1999 Malaysian taxable income, and therefore has not provided a tax provision for Malaysian taxes for the fiscal year ended
July 2, 1999, which would have amounted to approximately $15.1 million. The Malaysian tax holiday is effective for Intersil's fiscal year ended July 2, 1999 only, and does not impact the 6 weeks ended August 13, 1999 and the 20 weeks ended December 31, 1999.

     The components of deferred income tax assets (liabilities) are as follows (in thousands):

                                            (PREDECESSOR)                                    (SUCCESSOR)
                            ---------------------------------------------   ---------------------------------------------
                                JULY 3, 1998            JULY 2, 1999           AUGUST 14, 1999        DECEMBER 31, 1999
                            ---------------------   ---------------------   ---------------------   ---------------------
                            CURRENT   NON-CURRENT   CURRENT   NON-CURRENT   CURRENT   NON-CURRENT   CURRENT   NON-CURRENT
                            -------   -----------   -------   -----------   -------   -----------   -------   -----------
                                                                                                    (UNAUDITED)
Receivables..............    $(663)     $    --     $   --      $    --     $   --     $      --    $   --     $      --
Fixed Assets.............       --           --         --           --         --            --        --         4,599
NOL Carryforward.........       --           --         --           --         --            --        --         1,320
Credit Carryforward......       --           --         --           --         --            --        --         4,700
Depreciation.............       --       (5,126)        --       (7,022)        --       (12,953)       --        (3,195)
All other--net...........      537           --      3,476           --         --         4,754        --            --
Valuation Allowance......       --           --         --           --         --            --        --        (7,424)
                             -----      -------     -------     -------     -------    ---------    -------    ---------
                             $(126)     $(5,126)    $3,476      $(7,022)    $   --     $  (8,199)   $   --     $      --
                             =====      =======     =======     =======     =======    =========    =======    =========

                          INTERSIL HOLDING CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

YEARS ENDED JUNE 27, 1997, JULY 3, 1998, JULY 2, 1999, 6 WEEKS ENDED AUGUST 13,
                                     1999,
   UNAUDITED 26 WEEKS ENDED JANUARY 1, 1999 AND THE UNAUDITED 20 WEEKS ENDED
                               DECEMBER 31, 1999

NOTE M--INCOME TAXES--(CONTINUED)
     A reconciliation of the statutory United States income tax rate to the effective income tax rate follows:

                                         (PREDECESSOR)                           (PREDECESSOR)                (SUCCESSOR)
                          -------------------------------------------   --------------------------------   -----------------
                                       FISCAL YEAR ENDED                26 WEEKS ENDED    6 WEEKS ENDED     20 WEEKS ENDED
                          -------------------------------------------   --------------   ---------------   -----------------
                          JUNE 27, 1997   JULY 3, 1998   JULY 2, 1999   JANUARY 1,       AUGUST 13, 1999   DECEMBER 31, 1999
                                                                           1999
                          -------------   ------------   ------------   --------------   ---------------   -----------------
                                                                         (UNAUDITED)                          (UNAUDITED)
Statutory U.S. income
  tax rate.............        35.0%           35.0%          35.0%           35.0%            35.0%              35.0%
State taxes............        (1.6)            2.3           (3.1)           (3.1)             1.1                0.6
International
  income...............       (21.4)            5.2          (61.9)          (61.9)           (29.7)              (0.7)
Research credits.......        (4.8)           (2.9)          (2.7)           (2.7)             2.2                1.3
In-Process R&D.........          --              --             --              --               --              (34.5)
Subpart F..............          --              --             --              --               --               (1.7)
Valuation Allowance....          --              --             --              --               --               (6.5)
Goodwill
  amortization.........         6.1             3.5            4.0             4.0             (4.9)                --
Other items............          .8              .4            0.5             0.5             (0.5)              (0.3)
                              -----          ------         ------          ------            -----              -----
Effective income tax
  rate.................        14.1%           43.5%         (28.2)%         (28.2)%            3.2%              (6.8)%
                              =====          ======         ======          ======            =====              =====

     United States income taxes have not been provided on undistributed earnings of international subsidiaries because of Intersil Holding's intention to reinvest these earnings. The determination of unrecognized deferred U.S. tax liability for the undistributed earnings of international subsidiaries is not practicable.

     Pretax income (loss) of international subsidiaries was $21.1 million in 1997, $10.2 million in 1998, $41.9 million in 1999, $0.7 million for the 26 weeks ended January 1, 1999, $(1.6) million for the 6 weeks ended August 13, 1999 and $16.2 million for the 20 weeks ended December 31, 1999.

     Income taxes paid (received) were $2.4 million in 1997, $14.8 million in 1998, $3.4 million in 1999, $(0.5) million for the 26 weeks ended January 1, 1999, $0.2 million for the 6 weeks ended August 13, 1999 and $0.3 million for the 20 weeks ended December 31, 1999.

     The change in the balance for deferred taxes is a result of purchase price adjustments. These adjustments generated a net deferred tax asset in our Malaysian subsidiary. A full valuation allowance was placed on this asset.

                          INTERSIL HOLDING CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

YEARS ENDED JUNE 27, 1997, JULY 3, 1998, JULY 2, 1999, 6 WEEKS ENDED AUGUST 13,
                                     1999,
   UNAUDITED 26 WEEKS ENDED JANUARY 1, 1999 AND THE UNAUDITED 20 WEEKS ENDED
                               DECEMBER 31, 1999

NOTE N--GEOGRAPHIC INFORMATION

     Intersil Holding operates exclusively in the semiconductor industry. Substantially all revenues result from the sale of semiconductor products. All intercompany revenues and balances have been eliminated.

     A summary of the operations by geographic area is summarized below (in thousands):

                                           (PREDECESSOR)                            (PREDECESSOR)                 (SUCCESSOR)
                            -------------------------------------------   ----------------------------------   -----------------
                                         FISCAL YEAR ENDED                 26 WEEKS ENDED     6 WEEKS ENDED     20 WEEKS ENDED
                            -------------------------------------------   ----------------   ---------------   -----------------
                            JUNE 27, 1997   JULY 3, 1998   JULY 2, 1999   JANUARY 1, 1999    AUGUST 13, 1999   DECEMBER 31, 1999
                            -------------   ------------   ------------   ----------------   ---------------   -----------------
                                                                            (UNAUDITED)                           (UNAUDITED)
United States operations
  Net sales..............     $ 531,246       $563,180       $519,555         $242,507          $  54,664          $ 227,976
  Long-lived assets......       380,143        386,333        371,448          351,836            366,386            333,513
International
  Net sales..............        14,075         13,656         13,163            4,118              2,672              6,769
  Long-lived assets......       102,683        122,397        121,330          153,093            118,277             97,672

     Export sales included in U.S. Operations were, $234.6 million in 1997, $258.4 million in 1998, $254.8 million in 1999, $113.7 million for the 26 weeks ended January 1, 1999, $30.4 million for the 6 weeks ended August 13, 1999 and $149.0 million for the 20 weeks ended December 31, 1999.

NOTE O--FINANCIAL INSTRUMENTS

     The carrying values of accounts receivable, notes receivable, accounts payable, short-term debt and long-term debt approximates fair value.

     Intersil Holding markets its products for sale to customers, including distributors, primarily in the United States, Europe and Asia/Pacific. Credit is extended based on an evaluation of the customer's financial condition, and collateral is generally not required. Intersil Holding maintains an allowance for losses based upon the expected collectibility of all accounts receivable. Intersil Holding believes it is adequately reserved with regard to receivables from its domestic and international customers.

     Intersil Holding uses foreign exchange contracts and options to hedge intercompany accounts and off-balance-sheet foreign currency commitments. Specifically, these foreign exchange contracts offset foreign currency denominated inventory and purchase commitments from suppliers, accounts receivable from and future committed sales to customers and firm committed operating expenses. Management believes the use of foreign currency financial instruments should reduce the risks that arise from doing business in international markets. Contracts are generally one year or less. At July 2, 1999, August 13, 1999 and December 31, 1999, open foreign exchange contracts were $22.0 million, $6.1 million and $27.6 million, respectively (as described below), all of which were to hedge off-balance-sheet commitments. Additionally, for the year ended July 2, 1999, the Semiconductor Business purchased and sold $120.7 million of foreign exchange forward contracts.

     Deferred gains and losses are included on a net basis in the Consolidated Balance Sheet as other assets and are recorded in income as part of the underlying transaction when it is recognized. At July 2, 1999, Intersil Holding had deferred foreign exchange contract losses on future commitments of approximately $28.6 million. There were no deferred foreign exchange contract losses at August 14, 1999.

                          INTERSIL HOLDING CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

YEARS ENDED JUNE 27, 1997, JULY 3, 1998, JULY 2, 1999, 6 WEEKS ENDED AUGUST 13,
                                     1999,
   UNAUDITED 26 WEEKS ENDED JANUARY 1, 1999 AND THE UNAUDITED 20 WEEKS ENDED
                               DECEMBER 31, 1999

NOTE O--FINANCIAL INSTRUMENTS--(CONTINUED)
     Total open foreign exchange contracts at July 2, 1999, August 14, 1999 and December 31, 1999, are described in the table below:

JULY 2, 1999

COMMITMENTS TO BUY FOREIGN CURRENCIES

                                                                CONTRACT AMOUNT
                                                          ---------------------------                      MATURITIES
CURRENCY                                                  FOREIGN CURRENCY     U.S.      DEFERRED GAINS    (IN MONTHS)
-------------------------------------------------------   ----------------    -------    --------------    -----------
                                                          (IN THOUSANDS)
Malaysian Ringgit......................................        80,589         $19,000        $2,208            1-2

COMMITMENTS TO SELL FOREIGN CURRENCIES

                                                                CONTRACT AMOUNT
                                                          ---------------------------                      MATURITIES
CURRENCY                                                  FOREIGN CURRENCY     U.S.      DEFERRED GAINS    (IN MONTHS)
-------------------------------------------------------   ----------------    -------    --------------    -----------
                                                          (IN THOUSANDS)
French Franc...........................................        10,900         $ 1,857         $138             1-2
British Pound..........................................           691           1,094            2               1

AUGUST 14, 1999

COMMITMENTS TO BUY FOREIGN CURRENCIES

                                                                 CONTRACT AMOUNT
                                                           ---------------------------    DEFERRED          MATURITIES
CURRENCY                                                   FOREIGN CURRENCY     U.S.      GAINS (LOSSES)    (IN MONTHS)
--------------------------------------------------------   ----------------    -------    --------------    -----------
                                                                                  (IN THOUSANDS)
Euro....................................................           808         $   865         $ (5)              1
French Franc............................................         5,300             865           (6)              1
British Pound...........................................           202             327           (2)              1
Malaysian Ringgit.......................................         8,504           2,000          238               1

COMMITMENTS TO SELL FOREIGN CURRENCIES

                                                                 CONTRACT AMOUNT
                                                           ---------------------------    DEFERRED          MATURITIES
CURRENCY                                                   FOREIGN CURRENCY     U.S.      GAINS (LOSSES)    (IN MONTHS)
--------------------------------------------------------   ----------------    -------    --------------    -----------
                                                                                  (IN THOUSANDS)
Euro....................................................           808         $   865         $ (5)              1
French Franc............................................         5,300             860           --               1
British Pound...........................................           202             321           (4)              1

DECEMBER 31, 1999 (UNAUDITED)

COMMITMENTS TO BUY FOREIGN CURRENCIES

                                                                 CONTRACT AMOUNT
                                                           ---------------------------    DEFERRED          MATURITIES
CURRENCY                                                   FOREIGN CURRENCY     U.S.      GAINS (LOSSES)    (IN MONTHS)
--------------------------------------------------------   ----------------    -------    --------------    -----------
                                                                                  (IN THOUSANDS)
Malaysian Ringgit.......................................        26,440         $ 7,000         $(42)            1-2

                          INTERSIL HOLDING CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

YEARS ENDED JUNE 27, 1997, JULY 3, 1998, JULY 2, 1999, 6 WEEKS ENDED AUGUST 13,
                                     1999,
   UNAUDITED 26 WEEKS ENDED JANUARY 1, 1999 AND THE UNAUDITED 20 WEEKS ENDED
                               DECEMBER 31, 1999

NOTE O--FINANCIAL INSTRUMENTS--(CONTINUED)
COMMITMENTS TO SELL FOREIGN CURRENCIES

                                                                 CONTRACT AMOUNT
                                                           ---------------------------    DEFERRED          MATURITIES
CURRENCY                                                   FOREIGN CURRENCY     U.S.      GAINS (LOSSES)    (IN MONTHS)
--------------------------------------------------------   ----------------    -------    --------------    -----------
                                                                                  (IN THOUSANDS)
Euro....................................................          8,804        $ 9,191         $324             1-5
French Franc............................................         14,646          2,335           87             3-5
Deutsche Mark...........................................          4,000          2,163          103             3-4
British Pound...........................................          2,846          4,654           69             1-5
Japanese Yen............................................        231,134          2,240          (32)            1-4

NOTE P--EQUITY COMPENSATION PLAN (UNAUDITED)

     On November 5, 1999, to be effective August 14, 1999, Intersil Holding adopted the 1999 Equity Compensation Plan (the "Plan") for salaried officers and key employees. The Plan authorizes the grant of options for up to 3.0 million shares of Intersil Holding Class A Common Stock and can include (i) options intended to constitute incentive stock options ("ISOs") under the Internal Revenue Code, (ii) non-qualified stock options, (iii) restricted stock,
(iv) stock appreciation rights, and (v) phantom share awards. The exercise price of each option granted under the Plan shall be as determined by a committee of the Board of Directors (the "Board"). The maximum term of any option shall be ten years from the date of grant for incentive stock options and ten years and one day from the date of grant for non-qualified stock options. Options granted under the Plan are exercisable at the determination of the Board, currently vesting ratably over approximately 5 years. Employees receiving options under the Plan may not receive in any one year period options to purchase more than 666,667 shares of common stock. During the 20 weeks ended December 31, 1999, Intersil Holding granted 1,549,333 options to acquire Intersil Holding Class A Common Stock at a price of $2.25 per share. The Company accounts for its Equity Compensation Plan in accordance with Accounting Principles Board Opinion
No. 25, "Accounting for Stock Issued to Employees." As such, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. During the twenty weeks ended December 31, 1999, the Company recorded no deferred compensation. Had compensation cost for the Company's stock option plan been determined consistent with SFAS Statement No. 123, the Company would have reported a net loss of $21.9 million for the twenty weeks ended December 31, 1999.

     The Company estimates the fair value of each option as of the date of grant using a Black-Scholes pricing model with the following weighted average assumptions.

                                                                              DECEMBER 31, 1999
                                                                              -----------------
Expected volatility........................................................            --
Dividend yield.............................................................            --
Risk-free interest rate....................................................          8.17%
Expected life, in years....................................................             7

                          INTERSIL HOLDING CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

YEARS ENDED JUNE 27, 1997, JULY 3, 1998, JULY 2, 1999, 6 WEEKS ENDED AUGUST 13,
                                     1999,
   UNAUDITED 26 WEEKS ENDED JANUARY 1, 1999 AND THE UNAUDITED 20 WEEKS ENDED
                               DECEMBER 31, 1999

NOTE P--EQUITY COMPENSATION PLAN (UNAUDITED)--(CONTINUED)
     A summary of the status of the Company's stock option plan as of December 31, 1999, and changes during the twenty weeks then ended are presented in the table below.

                                                                              DECEMBER 31, 1999
                                                                              ------------------
                                                                                        WEIGHTED
                                                                                        AVERAGE
                                                                                        EXERCISE
                                                                              SHARES     PRICE
                                                                              ------    --------
Outstanding at beginning of period.........................................      --      $   --
Granted....................................................................   1,549        2.25
Exercised..................................................................      --          --
Canceled...................................................................      --          --
                                                                              ------     ------
Outstanding at end of period...............................................   1,549      $ 2.25
                                                                              ======     ======
Exercisable at end of period...............................................      --          --
Weighted average fair value of options granted.............................              $ 0.98

     Information with respect to stock options outstanding and stock options exercisable at December 31, 1999, is as follows:

                                                                OPTIONS OUTSTANDING
                                                      ---------------------------------------      OPTIONS EXERCISABLE
                                                                     WEIGHTED-                   ------------------------
                                                                     AVERAGE
                                                                     REMAINING      WEIGHTED-                   WEIGHTED-
                                                                     CONTRACTUAL    AVERAGE                     AVERAGE
                                                                                    EXERCISE                    EXERCISE
                                                       NUMBER          LIFE          PRICE        NUMBER         PRICE
                  EXERCISE PRICE                      OUTSTANDING                                EXERCISABLE
---------------------------------------------------   -----------    -----------    ---------    -----------    ---------
                                                          (IN                                        (IN
                                                      THOUSANDS)                                 THOUSANDS)
$2.25..............................................      1,549           9.69         $2.25             0        $  2.25
                                                         =====                                      =====

NOTE Q-- FINANCIAL INFORMATION FOR GUARANTOR AND NON-GUARANTOR SUBSIDIARIES

     Intersil Holding is a holding company for Intersil. All of the operations are conducted through Intersil and its wholly-owned domestic and foreign subsidiaries. On August 13, 1999, in connection with the Harris acquisition, Intersil issued the Notes and Senior Credit Facilities (Note F), which are fully and unconditionally guaranteed on a joint and several basis by Intersil Holding (Parent), Intersil and all of Intersil's wholly-owned current and future domestic subsidiaries (the "Guarantor Subsidiaries"). Intersil's wholly-owned foreign subsidiaries are not guarantors (the "Non-Guarantor Subsidiaries"). In management's opinion, separate financial statements of the Guarantor Subsidiaries and the Non-Guarantor Subsidiaries are not material to investors.

     The condensed consolidating financial information presented below includes the predecessor consolidated balance sheets as of July 3, 1998 and July 2, 1999 and the predecessor consolidated statements of income and cash flows for the fiscal years ended June 27, 1997, July 3, 1998, July 2, 1999, the 26 weeks ended January 1, 1999 and the 6 weeks ended August 13, 1999 for the Predecessor Guarantor and Non-Guarantor Subsidiaries. The condensed consolidated balance sheets as of August 14, 1999 and December 31, 1999 and the condensed consolidated statements of income and cash flows for the 20 weeks ended
December 31, 1999 reflect the Parent, Guarantor Subsidiaries and Non-Guarantor Subsidiaries.

                          INTERSIL HOLDING CORPORATION

          SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

                            YEAR ENDED JUNE 27, 1997

                                                                                    PREDECESSOR
                                                            ------------------------------------------------------------
                                                                              FOREIGN
                                                            GUARANTOR       NON-GUARANTOR    ELIMINATING
                                                            SUBSIDIARIES    SUBSIDIARIES      ENTRIES       CONSOLIDATED
                                                            ------------    -------------    -----------    ------------
                                                            (IN THOUSANDS)
REVENUE
  Product sales..........................................     $555,110        $ 398,745       $(408,534)      $545,321

COSTS AND EXPENSES
  Cost of product sales..................................      400,997          338,666        (393,590)       346,073
  Research and development...............................       74,636              572              --         75,208
  Selling, administrative and general....................       79,065           20,249              --         99,314
  Harris corporate expense allocations...................       10,854             (894)             --          9,960
  Goodwill amortization..................................        2,291               --              --          2,291
                                                              --------        ---------       ---------       --------
Operating income (loss)..................................      (12,733)          40,152         (14,944)        12,475
  Interest, net..........................................       26,693           (5,174)        (22,114)          (595)
                                                              --------        ---------       ---------       --------
  Income (loss) before income taxes......................      (39,426)          45,326           7,170         13,070
  Income taxes (benefit).................................      (11,658)           6,298           7,205          1,845
                                                              --------        ---------       ---------       --------
  NET INCOME (LOSS)......................................     $(27,768)       $  39,028       $     (35)      $ 11,225
                                                              ========        =========       =========       ========

                          INTERSIL HOLDING CORPORATION

          SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

                            YEAR ENDED JULY 3, 1998

                                                                                    PREDECESSOR
                                                            ------------------------------------------------------------
                                                                              FOREIGN
                                                            GUARANTOR       NON-GUARANTOR    ELIMINATING
                                                            SUBSIDIARIES    SUBSIDIARIES      ENTRIES       CONSOLIDATED
                                                            ------------    -------------    -----------    ------------
                                                            (IN THOUSANDS)
REVENUE
  Product sales..........................................     $609,136        $ 418,721       $(451,021)      $576,836

COSTS AND EXPENSES
  Cost of product sales..................................      402,892          388,729        (422,289)       369,332
  Research and development...............................       74,466              659              --         75,125
  Selling, administrative and general....................       79,547           18,637              --         98,184
  Harris corporate expense allocations...................       10,941             (979)             --          9,962
  Goodwill amortization..................................        2,292               --              --          2,292
                                                              --------        ---------       ---------       --------
Operating income (loss)..................................       38,998           11,675         (28,732)        21,941
  Interest net...........................................       40,793           (5,325)        (36,382)          (914)
                                                              --------        ---------       ---------       --------
  Income (loss) before income taxes......................       (1,795)          17,000           7,650         22,855
  Income taxes (benefit).................................         (887)          (1,418)         12,249          9,944
                                                              --------        ---------       ---------       --------
  NET INCOME (LOSS)......................................     $   (908)       $  18,418       $  (4,599)      $ 12,911
                                                              ========        =========       =========       ========

                          INTERSIL HOLDING CORPORATION

          SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

                            YEAR ENDED JULY 2, 1999

                                                                                    PREDECESSOR
                                                            ------------------------------------------------------------
                                                                              FOREIGN
                                                            GUARANTOR       NON-GUARANTOR    ELIMINATING
                                                            SUBSIDIARIES    SUBSIDIARIES      ENTRIES       CONSOLIDATED
                                                            ------------    -------------    -----------    ------------
                                                            (IN THOUSANDS)
REVENUE
  Product sales..........................................     $524,142        $ 480,981       $(472,405)      $532,718

COSTS AND EXPENSES
  Cost of product sales..................................      379,282          337,287        (366,793)       349,776
  Research and development...............................       67,316             (237)             --         67,079
  Selling, administrative and general....................       65,866           18,132              --         83,998
  Harris corporate expense allocations...................       10,115             (812)             --          9,303
  Goodwill amortization..................................        2,414               --              --          2,414
                                                              --------        ---------       ---------       --------
Operating income (loss)..................................         (851)         126,611        (105,612)        20,148
  Interest, net..........................................       33,894           (4,975)        (30,150)        (1,231)
                                                              --------        ---------       ---------       --------
  Income (loss) before income taxes......................      (34,745)         131,586         (75,462)        21,379
  Income taxes (benefit).................................      (39,176)          10,313          22,836         (6,027)
                                                              --------        ---------       ---------       --------
  NET INCOME (LOSS)......................................     $  4,431        $ 121,273       $ (98,298)      $ 27,406
                                                              ========        =========       =========       ========

                          INTERSIL HOLDING CORPORATION

          SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

                     TWENTY-SIX WEEKS ENDED JANUARY 1, 1999
                                  (UNAUDITED)

                                                                                    PREDECESSOR
                                                            ------------------------------------------------------------
                                                                              FOREIGN
                                                            GUARANTOR       NON-GUARANTOR    ELIMINATING
                                                            SUBSIDIARIES    SUBSIDIARIES      ENTRIES       CONSOLIDATED
                                                            ------------    -------------    -----------    ------------
                                                            (IN THOUSANDS)
REVENUE
  Product sales..........................................     $240,586        $ 205,188       $(199,149)      $246,625

COSTS AND EXPENSES
  Cost of product sales..................................      212,307          209,083        (255,771)       165,619
  Research and development...............................       33,811              (53)         (4,032)        29,726
  Selling, administrative and general....................       34,323            8,519          (1,509)        41,333
  Harris corporate expense allocations...................        4,314               --              --          4,314
  Goodwill amortization..................................        1,146               --              --          1,146
                                                              --------        ---------       ---------       --------
Operating income (loss)..................................      (45,315)         (12,361)         62,163          4,487
  Interest, net..........................................         (423)            (446)            459           (410)
                                                              --------        ---------       ---------       --------
  Income (loss) before income taxes......................      (44,892)         (11,915)         61,704          4,897
  Income taxes (benefit).................................      (22,725)           1,650          19,695         (1,380)
                                                              --------        ---------       ---------       --------
  NET INCOME (LOSS)......................................     $(22,167)       $ (13,565)      $  42,009       $  6,277
                                                              ========        =========       =========       ========

                          INTERSIL HOLDING CORPORATION

          SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

                        SIX WEEKS ENDED AUGUST 13, 1999

                                                                                    PREDECESSOR
                                                            ------------------------------------------------------------
                                                                              FOREIGN
                                                            GUARANTOR       NON-GUARANTOR    ELIMINATING
                                                            SUBSIDIARIES    SUBSIDIARIES      ENTRIES       CONSOLIDATED
                                                            ------------    -------------    -----------    ------------
                                                            (IN THOUSANDS)
REVENUE
  Product sales..........................................     $ 39,470        $ 129,546       $(111,680)      $ 57,336
COSTS AND EXPENSES
  Cost of product sales..................................       37,484          139,292        (137,095)        39,681
  Research and development...............................        8,511              (12)             --          8,499
  Selling, administrative and general....................        8,986            1,778             144         10,908
  Harris corporate expense allocations...................        1,393              (85)           (144)         1,164
  Intangible amortization................................          326               --              --            326
                                                              --------        ---------       ---------       --------
Operating income (loss)..................................      (17,230)         (11,427)         25,415         (3,242)
  Interest, net..........................................         (161)              50              --           (111)
                                                              --------        ---------       ---------       --------
  Income (loss) before income taxes......................      (17,069)         (11,477)         25,415         (3,131)
  Income taxes (benefit).................................       (4,943)             (15)          4,856           (102)
                                                              --------        ---------       ---------       --------
  NET INCOME (LOSS)......................................     $(12,126)       $ (11,462)      $  20,559       $ (3,029)
                                                              ========        =========       =========       ========

                          INTERSIL HOLDING CORPORATION

          SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

                      TWENTY WEEKS ENDED DECEMBER 31, 1999
                                  (UNAUDITED)

                                                                               SUCCESSOR
                                                ------------------------------------------------------------------------
                                                                              FOREIGN
                                                            GUARANTOR       NON-GUARANTOR    ELIMINATING
                                                 PARENT     SUBSIDIARIES    SUBSIDIARIES      ENTRIES       CONSOLIDATED
                                                --------    ------------    -------------    -----------    ------------
                                                (IN THOUSANDS)
REVENUE
  Product sales..............................   $     --      $232,133        $ 212,234       $(209,622)      $234,745
COSTS AND EXPENSES
  Cost of product sales......................         --       163,851          186,792        (208,149)       142,494
  Research and development...................         --        25,952               --              --         25,952
  Selling, administrative and general........         --        27,945           10,307              --         38,252
  Harris corporate expense allocations.......         --            --               --              --             --
  Intangible amortization....................         --         3,942               --              --          3,942
  In-process R&D charge......................         --        20,239               --              --         20,239
                                                --------      --------        ---------       ---------       --------
Operating income (loss)......................         --        (9,796)          15,135          (1,473)         3,866
  Interest, net..............................      5,455        18,859               --              --         24,314
  Equity in subsidiary (income) loss)........     13,520            --               --         (13,520)            --
                                                --------      --------        ---------       ---------       --------
  Income (loss) before income taxes..........    (18,975)      (28,655)          15,135          12,047        (20,448)
  Income taxes (benefit).....................         --            --            1,399              --          1,399
                                                --------      --------        ---------       ---------       --------
  Net income (loss)..........................    (18,975)      (28,655)          13,736          12,047        (21,847)
  Preferred dividends........................      3,851         3,851               --          (3,851)         3,851
                                                --------      --------        ---------       ---------       --------
  Net income (loss) to common shareholders...   $(22,826)     $(32,506)       $  13,736       $  15,898       $(25,698)
                                                ========      ========        =========       =========       ========

                          INTERSIL HOLDING CORPORATION

               SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEET

                                  JULY 3, 1998

                                                                                    PREDECESSOR
                                                            ------------------------------------------------------------
                                                                              FOREIGN
                                                            GUARANTOR       NON-GUARANTOR    ELIMINATING
                                                            SUBSIDIARIES    SUBSIDIARIES      ENTRIES       CONSOLIDATED
                                                            ------------    -------------    -----------    ------------
                                                            (IN THOUSANDS)
ASSETS
  Trade receivables, net.................................     $108,895        $   1,780              --       $110,675
  Intercompany balances..................................       51,685          (26,498)      $ (25,187)            --
  Inventories............................................       60,370          158,702         (38,840)       180,232
  Other current assets...................................        4,630              671              --          5,301
  Property, plant and equipment, net.....................      327,098          122,986              --        450,084
  Intangibles, net.......................................       44,219               --              --         44,219
  Investment in subsidiaries.............................       21,383           65,881         (87,264)            --
  Other non-current assets...............................       10,350            9,409              --         19,759
                                                              --------        ---------       ---------       --------
     Total Assets........................................     $628,630        $ 332,931       $(151,291)      $810,270
                                                              ========        =========       =========       ========
LIABILITIES AND BUSINESS EQUITY
  Accounts payable.......................................     $ 21,362        $  11,943              --       $ 33,305
  Compensation and benefits..............................       39,599            4,871              --         44,470
  Other current liabilities..............................       35,701            2,310       $ (13,621)        24,390
  Other non-current liabilities..........................        9,028               --              --          9,028
  Business Equity........................................      522,940          313,807        (137,670)       699,077
                                                              --------        ---------       ---------       --------
     Total Liabilities and Business Equity...............     $628,630        $ 332,931       $(151,291)      $810,270
                                                              ========        =========       =========       ========

                          INTERSIL HOLDING CORPORATION

               SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEET

                                  JULY 2, 1999

                                                                                    PREDECESSOR
                                                            ------------------------------------------------------------
                                                                              FOREIGN
                                                            GUARANTOR       NON-GUARANTOR    ELIMINATING
                                                            SUBSIDIARIES    SUBSIDIARIES      ENTRIES       CONSOLIDATED
                                                            ------------    -------------    -----------    ------------
                                                            (IN THOUSANDS)
ASSETS
  Trade receivables, net.................................     $ 97,043        $   3,631              --       $100,674
  Intercompany balances..................................     (139,993)          19,554       $ 120,439             --
  Inventories............................................       86,986           86,049         (19,213)       153,822
  Other current assets...................................        7,782              946              --          8,728
  Property, plant and equipment, net.....................      291,645          118,885              --        410,530
  Intangibles, net.......................................       45,368               --              --         45,368
  Investment in subsidiaries.............................       10,907           72,195         (83,102)            --
  Other non-current assets...............................       39,721            2,336              --         42,057
                                                              --------        ---------       ---------       --------
     Total Assets........................................     $439,459        $ 303,596       $  18,124       $761,179
                                                              ========        =========       =========       ========
LIABILITIES AND BUSINESS EQUITY
  Accounts payable.......................................     $ 21,503        $   9,565              --       $ 31,068
  Compensation and benefits..............................       26,120            6,803              --         32,923
  Other current liabilities..............................       42,778           (8,254)      $  (7,444)        27,080
  Other non-current liabilities..........................       11,229               --              --         11,229
  Business Equity........................................      337,829          295,482          25,568        658,879
                                                              --------        ---------       ---------       --------
     Total Liabilities and Business Equity...............     $439,459        $ 303,596       $  18,124       $761,179
                                                              ========        =========       =========       ========

                          INTERSIL HOLDING CORPORATION

               SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEET

                                AUGUST 14, 1999

                                                                               SUCCESSOR
                                                ------------------------------------------------------------------------
                                                                              FOREIGN
                                                            GUARANTOR       NON-GUARANTOR    ELIMINATING
                                                 PARENT     SUBSIDIARIES    SUBSIDIARIES      ENTRIES       CONSOLIDATED
                                                --------    ------------    -------------    -----------    ------------
                                                (IN THOUSANDS)
ASSETS
  Cash.......................................   $     --      $  5,932        $   1,445       $      --       $  7,377
  Trade receivables, net.....................         --        79,242            3,800              --         83,042
  Intercompany balances......................         --      (155,306)         (29,102)        184,408             --
  Inventories................................         --       147,441            5,643             (40)       153,044
  Other current assets.......................         --         9,898             (903)         (5,371)         3,624
  Property, plant and equipment, net.........         --       252,796           95,718              --        348,514
  Intangibles, net...........................         --        90,715               --              --         90,715
  Investment in subsidiaries.................    210,011        23,240               68        (233,319)            --
  Other non-current assets...................         --        20,086              752             625         21,463
                                                --------      --------        ---------       ---------       --------
    Total Assets.............................   $210,011      $474,044        $  77,421       $ (53,697)      $707,779
                                                ========      ========        =========       =========       ========
LIABILITIES AND BUSINESS EQUITY
  Accounts payable...........................   $     --      $ 16,532        $  11,390       $   1,443       $ 29,365
  Compensation and benefits..................         --        13,164            5,186             (63)        18,287
  Other current liabilities..................         --        41,774           (1,593)            407         40,588
  Long-term debt.............................    119,700       421,825               --              --        541,525
  Other non-current liabilities..............         --        (7,370)           5,933           9,636          8,199
  Preferred stock............................     84,009            --               --              --         84,009
  Common Stock...............................        667            --               --              --            667
  Additional paid in capital.................      5,635           300               --              --          5,935
  Retained deficit...........................         --       (12,181)          56,505         (65,120)       (20,796)
                                                --------      --------        ---------       ---------       --------
    Total Liabilities and Stockholders'
       Equity................................   $210,011      $474,044        $  77,421       $ (53,697)      $707,779
                                                ========      ========        =========       =========       ========

                          INTERSIL HOLDING CORPORATION

               SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEET

                               DECEMBER 31, 1999
                                  (UNAUDITED)

                                                                               SUCCESSOR
                                                ------------------------------------------------------------------------
                                                                              FOREIGN
                                                            GUARANTOR       NON-GUARANTOR    ELIMINATING
                                                 PARENT     SUBSIDIARIES    SUBSIDIARIES      ENTRIES       CONSOLIDATED
                                                --------    ------------    -------------    -----------    ------------
                                                (IN THOUSANDS)
ASSETS
  Cash.......................................   $     --      $ 34,083        $   6,039       $      --       $ 40,122
  Trade receivables, net.....................         --        87,325            4,423              --         91,748
  Intercompany balances......................         --        17,078          (16,079)           (999)            --
  Inventories................................         --       130,546           33,260          (9,790)       154,016
  Other current assets.......................         --         7,237              325              --          7,562
  Property, plant and equipment, net.........         --       230,986           87,161              --        318,147
  Intangibles, net...........................         --        84,343              309              --         84,652
  Investment in subsidiaries.................    215,466       306,502           95,613        (617,581)            --
  Other non-current assets...................         --        18,184            2,600              --         20,784
                                                --------      --------        ---------       ---------       --------
    Total Assets.............................   $215,466      $916,284        $ 213,651       $(628,370)      $717,031
                                                ========      ========        =========       =========       ========
LIABILITIES AND BUSINESS EQUITY
  Accounts payable...........................   $     --      $ 20,449        $  14,889       $      --       $ 35,338
  Compensation and benefits..................         --        26,460            5,382              --         31,842
  Other current liabilities..................         --        48,434              537              --         48,971
  Long-term debt.............................    125,155       406,681               --              --        531,836
  Preferred stock............................     87,860            --               --              --         87,860
  Common stock...............................        667            --               --              --            667
  Additional paid in capital.................      2,356           300               --              --          2,656
  Retained deficit...........................         --       413,960          192,843        (628,370)       (21,567)
  Unearned compensation......................       (572)           --               --              --           (572)
                                                --------      --------        ---------       ---------       --------
    Total Liabilities and Stockholders'
       Equity................................   $215,466      $916,284        $ 213,651       $(628,370)      $717,031
                                                ========      ========        =========       =========       ========

                          INTERSIL HOLDING CORPORATION

          SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

                            YEAR ENDED JUNE 27, 1997

                                                                                    PREDECESSOR
                                                            ------------------------------------------------------------
                                                                              FOREIGN
                                                            GUARANTOR       NON-GUARANTOR    ELIMINATING
                                                            SUBSIDIARIES    SUBSIDIARIES      ENTRIES       CONSOLIDATED
                                                            ------------    -------------    -----------    ------------
                                                            (IN THOUSANDS)
OPERATING ACTIVITIES
  Net income (loss)......................................     $(27,768)       $  39,028        $   (35)       $ 11,225
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities
  Depreciation and amortization..........................       36,857           15,656             --          52,513
  Changes in working capital.............................       31,934           16,339        (57,435)         (9,162)
                                                              --------        ---------        -------        --------
    Net cash provided by (used in) operating
      activities.........................................       41,023           71,023        (57,470)         54,576

INVESTING ACTIVITIES:
Plant and equipment......................................     (134,875)         (38,429)            --        (173,304)
                                                              --------        ---------        -------        --------
    Net cash used in investing activities................     (134,875)         (38,429)            --        (173,304)

FINANCING ACTIVITIES:
  Proceeds from borrowings...............................        1,450               --             --           1,450
  Payments of borrowings.................................          (48)              --             --             (48)
  Net cash transfer and billings from (to) parent........       92,450          (33,815)        57,470         116,105
                                                              --------        ---------        -------        --------
    Net cash provided by financing activities............       93,852          (33,815)        57,470         117,507
Effect of exchange rates on cash and cash equivalents....           --            1,221             --           1,221
                                                              --------        ---------        -------        --------
    Net increase in cash.................................           --               --             --              --
    Cash at the beginning of the period..................           --               --             --              --
                                                              --------        ---------        -------        --------
    Cash at the end of the period........................     $     --        $      --        $    --        $     --
                                                              ========        =========        =======        ========

                          INTERSIL HOLDING CORPORATION

          SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

                            YEAR ENDED JULY 3, 1998

                                                                                    PREDECESSOR
                                                            ------------------------------------------------------------
                                                                             FOREIGN
                                                            GUARANTOR       NON-GUARANTOR    ELIMINATING
                                                            SUBSIDIARIES    SUBSIDIARIES      ENTRIES       CONSOLIDATED
                                                            ------------    -------------    -----------    ------------
                                                            (IN THOUSANDS)
OPERATING ACTIVITIES:
  Net income (loss)......................................     $   (908)        $18,418        $  (4,599)      $ 12,911
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities
  Depreciation and amortization..........................       51,295          16,036               --         67,331
  Changes in working capital.............................     (154,815)         12,669          110,235        (31,911)
                                                              --------         -------        ---------       --------
    Net cash provided by (used in) operating
      activities.........................................     (104,428)         47,123          105,636         48,331

INVESTING ACTIVITIES:
Plant and equipment......................................      (49,762)        (40,422)              --        (90,184)
                                                              --------         -------        ---------       --------
    Net cash used in investing activities................      (49,762)        (40,422)              --        (90,184)

FINANCING ACTIVITIES:
  Proceeds from borrowings...............................        2,750              --               --          2,750
  Payments of borrowings.................................          (83)             --               --            (83)
  Net cash transfer and billings from (to) parent........      151,523          (4,043)        (105,636)        41,844
                                                              --------         -------        ---------       --------
    Net cash provided by financing activities............      154,190          (4,043)        (105,636)        44,511
Effect of exchange rates on cash and cash equivalents....           --          (2,658)              --         (2,658)
                                                              --------         -------        ---------       --------
    Net increase in cash.................................           --              --               --             --
    Cash at the beginning of the period..................           --              --               --             --
                                                              --------         -------        ---------       --------
    Cash at the end of the period........................     $     --         $    --        $      --       $     --
                                                              ========         =======        =========       ========

                          INTERSIL HOLDING CORPORATION

          SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

                            YEAR ENDED JULY 2, 1999

                                                                                    PREDECESSOR
                                                            ------------------------------------------------------------
                                                                              FOREIGN
                                                             GUARANTOR      NON-GUARANTOR    ELIMINATING
                                                            SUBSIDIARIES    SUBSIDIARIES      ENTRIES       CONSOLIDATED
                                                            ------------    -------------    -----------    ------------
                                                            (IN THOUSANDS)
OPERATING ACTIVITIES:
  Net income (loss)......................................    $    4,431       $ 121,273       $ (98,298)      $ 27,406
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities
  Depreciation and amortization..........................        59,615          21,016              --         80,631
  Changes in working capital.............................       147,981          19,084        (163,853)         3,212
                                                             ----------       ---------       ---------       --------
    Net cash provided by (used in) operating
      activities.........................................       212,027         161,373        (262,151)       111,249

INVESTING ACTIVITIES:
Cash paid for acquired business..........................        (1,335)             --              --         (1,335)
Plant and equipment......................................       (21,648)        (16,915)             --        (38,563)
                                                             ----------       ---------       ---------       --------
    Net cash used in investing activities................       (22,983)        (16,915)             --        (39,898)

FINANCING ACTIVITIES:
  Proceeds from borrowings...............................           800              --              --            800
  Payments of borrowings.................................          (302)             --              --           (302)
  Net cash transfer and billings from (to) parent........      (189,542)       (139,639)        262,151        (67,030)
                                                             ----------       ---------       ---------       --------
    Net cash provided by financing activities............      (189,044)       (139,639)        262,151        (66,532)
Effect of exchange rates on cash and cash equivalents....            --          (4,819)             --         (4,819)
                                                             ----------       ---------       ---------       --------
    Net increase in cash.................................            --              --              --             --
    Cash at the beginning of the period..................            --              --              --             --
                                                             ----------       ---------       ---------       --------
    Cash at the end of the period........................    $       --       $      --       $      --       $     --
                                                             ==========       =========       =========       ========

                          INTERSIL HOLDING CORPORATION

          SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

                     TWENTY-SIX WEEKS ENDED JANUARY 1, 1999
                                  (UNAUDITED)

                                                                                    PREDECESSOR
                                                            ------------------------------------------------------------
                                                                              FOREIGN
                                                            GUARANTOR       NON-GUARANTOR    ELIMINATING
                                                            SUBSIDIARIES    SUBSIDIARIES      ENTRIES       CONSOLIDATED
                                                            ------------    -------------    -----------    ------------
                                                            (IN THOUSANDS)
OPERATING ACTIVITIES:
  Net income (loss)......................................     $(22,167)       $ (13,565)      $  42,009       $  6,277
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities
  Depreciation and amortization..........................       29,534            9,680              --         39,214
  Non-current deferred income taxes......................      (59,182)              --          58,367           (815)
  Changes in working capital.............................     (137,676)         (57,417)        191,699         (3,394)
                                                              --------        ---------       ---------       --------
    Net cash provided by (used in) operating
      activities.........................................     (189,491)         (61,302)        292,075         41,282

INVESTING ACTIVITIES:
Plant and equipment......................................      (10,602)          (7,547)             --        (18,149)
                                                              --------        ---------       ---------       --------
    Net cash used in investing activities................      (10,602)          (7,547)             --        (18,149)

FINANCING ACTIVITIES:
  Proceeds from borrowings...............................          750               --              --            750
  Payments of borrowings.................................       (4,818)              --           4,705           (113)
  Net cash transfer and billings from (to) parent........      204,161           69,541        (296,780)       (23,078)
                                                              --------        ---------       ---------       --------
    Net cash provided by (used in) financing
      activities.........................................      200,093           69,541        (292,075)       (22,441)
Effect of exchange rates on cash and cash
  equivalents............................................           --             (692)             --           (692)
                                                              --------        ---------       ---------       --------
Net increase in cash.....................................           --               --              --             --
Cash at the beginning of the period......................           --               --              --             --
                                                              --------        ---------       ---------       --------
Cash at the end of the period............................     $     --        $      --       $      --       $     --
                                                              ========        =========       =========       ========

                          INTERSIL HOLDING CORPORATION

          SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

                        SIX WEEKS ENDED AUGUST 13, 1999

                                                                                    PREDECESSOR
                                                            ------------------------------------------------------------
                                                                              FOREIGN
                                                             GUARANTOR      NON-GUARANTOR    ELIMINATING
                                                            SUBSIDIARIES    SUBSIDIARIES      ENTRIES       CONSOLIDATED
                                                            ------------    -------------    -----------    ------------
                                                            (IN THOUSANDS)
OPERATING ACTIVITIES:
  Net income (loss)......................................    $  (11,462)      $ (12,126)      $  20,559       $ (3,029)
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities
  Depreciation and amortization..........................         2,380           6,693              --          9,073
  Non-current deferred income taxes......................            --           4,815          (9,571)        (4,756)
  Changes in working capital.............................       210,864         128,451        (337,221)         2,094
                                                             ----------       ---------       ---------       --------
    Net cash provided by (used in) operating activities..       201,782         127,833        (326,233)         3,382
INVESTING ACTIVITIES:
Plant and equipment......................................        (1,020)           (867)             --         (1,887)
                                                             ----------       ---------       ---------       --------
    Net cash used in investing activities................        (1,020)           (867)             --         (1,887)
FINANCING ACTIVITIES:
  Payments of borrowings.................................            --           4,535          (4,567)           (32)
  Net cash transfer and billings from (to) parent........      (200,497)       (131,501)        330,800         (1,198)
                                                             ----------       ---------       ---------       --------
    Net cash provided by (used in) financing activities..      (200,497)       (126,966)        326,233         (1,230)
Effect of exchange rates on cash and cash
  equivalents............................................         1,177              --              --          1,177
                                                             ----------       ---------       ---------       --------
Net increase in cash.....................................         1,442              --              --          1,442
Cash at the beginning of the period......................            --              --              --             --
                                                             ----------       ---------       ---------       --------
Cash at the end of the period............................    $    1,442       $      --       $      --       $  1,442
                                                             ==========       =========       =========       ========

                          INTERSIL HOLDING CORPORATION

          SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

                      TWENTY WEEKS ENDED DECEMBER 31, 1999
                                  (UNAUDITED)

                                                                               SUCCESSOR
                                                ------------------------------------------------------------------------
                                                                             FOREIGN
                                                            GUARANTOR       NON-GUARANTOR    ELIMINATING
                                                 PARENT     SUBSIDIARIES    SUBSIDIARIES      ENTRIES       CONSOLIDATED
                                                --------    ------------    -------------    -----------    ------------
                                                (IN THOUSANDS)
OPERATING ACTIVITIES:
  Net income (loss)..........................   $ (5,455)     $(28,655)        $13,736        $  (1,473)      $(21,847)
Adjustments to reconcile net income (loss) to
  net cash provided by operating activities
  Depreciation and amortization..............         --        20,665           5,679               --         26,344
  Changes in working capital.................      5,455        58,599          (8,156)           1,473         57,371
                                                --------      --------         -------        ---------       --------
    Net cash provided by (used in) operating
       activities............................         --        50,609          11,259               --         61,868
INVESTING ACTIVITIES:
Plant and equipment..........................         --        (7,314)         (5,320)              --        (12,634)
                                                --------      --------         -------        ---------       --------
    Net cash used in investing activities....         --        (7,314)         (5,320)              --        (12,634)
FINANCING ACTIVITIES:
  Payments of borrowings.....................         --       (15,144)             --               --        (15,144)
  Net cash transfer and billings from (to)
    parent...................................         --            --              --               --             --
                                                --------      --------         -------        ---------       --------
    Net cash used in financing activities....         --       (15,144)             --               --        (15,144)
Effect of exchange rates on cash and cash
  equivalents................................         --            --          (1,345)              --         (1,345)
                                                --------      --------         -------        ---------       --------
Net increase in cash.........................         --        28,151           4,594               --         32,745
Cash at the beginning of the period..........         --         5,932           1,445               --          7,377
                                                --------      --------         -------        ---------       --------
Cash at the end of the period................   $     --      $ 34,083         $ 6,039        $      --       $ 40,122
                                                ========      ========         =======        =========       ========

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